Exhibit 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. “[***]” INDICATES THAT INFORMATION HAS BEEN REDACTED.

PURCHASE AGREEMENT

BY AND AMONG

PGT INNOVATIONS, INC.,

ECO WINDOW SYSTEMS, LLC,

ECO GLASS PRODUCTION INC

UNITY WINDOWS, INC.

NEW ECO WINDOWS HOLDING, LLC

FRANK MATA

AND

THE SELLERS

DATED AS OF JANUARY 7, 2021

i

Exhibits*

Exhibit A – Accounting Principles
Exhibit B – Proposed Tax Gross-Up Computation
Exhibit C – Escrow Agreement
Exhibit D – Intentionally deleted
Exhibit E – Mata Employment Agreement
Exhibit F – Bravo Employment Agreement
Exhibit G – Arrieta Buyout Agreement
Exhibit H – New Holding Partnership Operating Agreement
Exhibit I – R&W Policy

[* Certain exhibits and schedules have been omitted from this Exhibit 2.1, and PGT Innovations, Inc. agrees to furnish supplementary to the Commission a copy of any omitted exhibits or schedules upon request.]

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made as of January 7, 2021 (the “Agreement Date”), by and among (a) PGT Innovations, Inc., a Delaware corporation (“Buyer”), (b) ECO Newco, LLC, a Florida limited liability company (“ECO Newco”), (c) ECO Glass Newco Inc., a Florida corporation (“ECO Glass Newco”), (d) Unity Newco Inc., a Florida corporation (“Unity Newco,” and together with ECO Newco and ECO Glass Newco each a “Seller” and together the “Sellers”), (e) New Eco Windows Holding, LLC, a Delaware limited liability company (“New Holding Partnership”), (f) ECO Window Systems, LLC, a Florida limited liability company ( “ECO”), (g) ECO Glass Production Inc, a Florida corporation (“ECO Glass”), (h) Unity Windows, Inc., a Florida corporation (“Unity,” together with ECO and ECO Glass, each, a “Company” and collectively, the “Companies”), (i) Frank Mata, an individual and sole owner of each of the Companies after the Arrieta Buyout and prior to the Pre-Closing Reorganizations (“Mata”) and (j) Luis Arrieta, an individual, solely with respect to Section 6.14. The “Sellers” together with “Buyer,” the “Companies” and “Mata” are each hereby referred to as a “Party” and together as the “Parties.”

WHEREAS, ECO is in the business of manufacturing and selling windows (impact and non-impact) for residential and commercial buildings, Unity is in the business of installing windows for residential and commercial buildings and ECO Glass is in the business of manufacturing glass for the production of windows (together with any other respective operations of the business of each Company and each of their respective Subsidiaries, collectively the “Business”);

WHEREAS, prior to January 15, 2021, Mata, the Sellers, New Holding Partnership and the Companies will undertake the Pre-Closing Reorganizations, such that the Pre-Closing Reorganizations (except for the New Holding Partnership Pre-Closing Reorganization) will be effective prior to the date hereof ;

WHEREAS, immediately prior to the Pre-Closing Reorganizations, (i) Mata owned 90% of the issued and outstanding membership interests of ECO and Arrieta owned 10% of the issued and outstanding membership interests of ECO (collectively, the “ECO Equity Interests”), (ii) Mata owned all of the issued and outstanding equity interests of ECO Glass (collectively, the “ECO Glass Equity Interests”) and (iii) Mata owned all of the issued and outstanding equity interests of Unity (collectively, the “Unity Equity Interests”);

WHEREAS, contemporaneously herewith, Mata and Arrieta are entering into the Arrieta Buyout Agreement pursuant to which, following the ECO Pre-Closing Reorganization and prior to the Closing, Mata will purchase all of Arrieta’s issued and outstanding membership interests in ECO Newco (the “Arrieta Buyout”);

WHEREAS, after the Pre-Closing Reorganizations and immediately prior to the Closing, (i) Sellers shall own 100% of the issued and outstanding membership interests in New Holding Partnership (the “New Holding Partnership Equity Interests”) and (ii) the New Holding Partnership shall own 100% of the issued and outstanding equity interests of each Companies;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, 75% of the New Holding Partnership Equity Interests, in each case held by each Seller as of the Closing on a fully diluted basis for the consideration described herein;

WHEREAS, on the terms and subject to the conditions set forth in the Operating Agreement, Buyer will have, from the second anniversary of the Closing until the third anniversary of the Closing, the exclusive option to acquire from each Seller the remaining 25% of the New Holding Partnership Equity Interests held by each Seller, in each case on a fully diluted basis for the consideration described in the Operating Agreement (the “Buyer Option”); and

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants set forth in this Agreement (defined terms having the meanings indicated in Section 1.1 or otherwise as defined elsewhere in this Agreement), and for other good and valuable consideration, the receipt of which is hereby acknowledged, Buyer, the Companies, Sellers and Mata, intending to be legally bound, agree as follows:

SECTION 1

DEFINITIONS AND INTERPRETATIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“ACA” shall have the meaning set forth in Section 3.13(f).

“Accounting Arbitrator” shall have the meaning set forth in Section 2.2(e).

“Accounting Principles” shall have the meaning set forth in Exhibit A.

“Acquired Equity Interests” shall have the meaning set forth in Section 2.1.

“Acquisition Transaction” shall have the meaning set forth in Section 6.10.

“Action” shall mean any action, arbitration, suit or proceeding or any written claim, complaint, charge, demand or investigation, whether civil or criminal, in law or in equity by or before any Governmental Authority or arbitrator.

“Adjusted Customer Deposits” shall mean 25% of any and all payments received by any Company Member from any dealer or customer in the form of a deposit, calculated in accordance with the Accounting Principles.

“Adjustment Escrow Account” shall have the meaning set forth in Section 2.3(b)(iii).

“Adjustment Escrow Amount” shall mean $3,500,000.

“Adjustment Time” shall mean 11:59 p.m. Eastern time on the Closing Date.

“Affiliate” shall mean, (i) with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise and (ii) in addition to the foregoing, with respect to any natural Person, such Person’s spouse, former spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, and any other relative of such Person that shares such Person’s home.

“Affiliate Arrangements” shall mean all Contracts, practices or transactions between (a) Seller or any of its Affiliates (other than a Company Member), on the one hand, and a Company Member, on the other hand, and (b) any director, officer or stockholder of a Company Member, on the one hand, and Seller or any of its Affiliates, on the other hand, in each case which is in effect as of the relevant time.

“Agreement” shall have the meaning set forth in the Preamble.

“Agreement Date” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” shall mean the Operating Agreement, the Escrow Agreement, the PPP Escrow Agreements and each of the other written agreements, documents, statements, certificates and instruments to be delivered by Seller or a Company pursuant to Section 10.1, or by Buyer pursuant to Section 10.2.

“Antitrust Laws” shall mean the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act and any other United States or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Arrieta Buyout” shall have the meaning set forth in the Recitals.

“Arrieta Buyout Agreement” shall mean the Purchase Agreement, of even date herewith, between Mata and Arrieta attached hereto as Exhibit G.

“Audit” shall mean any audit, assessment, claim, examination or other inquiry relating to Taxes by any Tax Authority or any judicial or administrative proceeding relating to Taxes.

“Audited Balance Sheet Date” shall have the meaning set forth in Section 3.6(b).

“Audited Financial Statements” shall have the meaning set forth in Section 3.6(a).

“Business” shall have the meaning set forth in the Recitals.

“Business Day” shall mean the period from 12:01 a.m. through 12:00 midnight, Miami, Florida, time on any day of the year on which national banking institutions in the State of Florida are open to the public for conducting business and are not required or authorized by law to close.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Common Stock” shall mean a share of common stock of PGT Innovations, Inc., $0.01 par value per share.

“Buyer Organizational Documents” shall mean the Buyer’s or PGT’s, as applicable, certificate of incorporation, bylaws, voting agreement, voting trust agreement, registration rights agreement and any similar agreement and any amendments or supplements to any of the foregoing.

“Buyer Fundamental Representations” shall mean the representations and warranties in Section 5.1 (Organization and Standing), Section 5.2 (Power and Authority of Buyer) and Section 5.4 (Brokers and Finders).

“Buyer Indemnified Parties” shall have the meaning set forth in Section 12.3.

“Buyer Prepared Tax Return” shall have the meaning set forth in Section 13.1(a).

“Buyer Releasee” shall have the meaning set forth in Section 6.12.

“Buyer Releasor” shall have the meaning set forth in Section 6.12.

“Buyer Reports” shall mean (a) PGT’s Annual Report on Form 10-K for the fiscal year ended December 28, 2019, as filed with the SEC, and (b) all other reports filed by PGT under Section 13 of the Securities Exchange Act of 1934 with the SEC since February 26, 2020.

“Cap” shall have the meaning set forth in Section 12.4.

“CARES Act and COVID Relief Programs” shall mean, collectively, The Coronavirus Aid, Relief, and Economic Security Act, the Families First Coronavirus Response Act and all FAQs or Interim Final Rules issued by any Governmental Authority related thereto, including any programs or facilities established by the Board of Governors of the Federal Reserve System to which the U.S. Treasury Department has provided financing as contemplated by Title IV of the Coronavirus Aid, Relief and Economic Security Act.

“Cash” shall mean, without duplication, all unrestricted cash and cash equivalents of each of the Company Members determined in accordance with the Accounting Principles as of the Adjustment Time. Notwithstanding the foregoing, “Cash” (i) shall include uncashed and uncleared checks and other deposits or transfers received or deposited for the account of any Company Member as of the Adjustment Time and (ii) shall be reduced by (a) checks written by any Company Member but not cleared as of the Adjustment Time, provided, that the accounts payable to which such checks relate are correspondingly reduced and (b) the aggregate amount of any cash collateral securing outstanding letters of credit or similar facilities as of the Adjustment Time.

“Claimed Damages” shall have the meaning set forth in Section 12.10(e).

“Clayton Act” shall mean the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder.

“Closing” shall have the meaning set forth in Section 2.3(a).

“Closing Allocation Statement” shall have the meaning set forth in Section 2.2(a)(ii).

“Closing Cash” shall mean (i) the aggregate amount of Cash held by each of the Company Members minus (ii) the aggregate amount of all Adjusted Customer Deposits held by each of the Company Members, in each case of clauses (i) and (ii) as of the Adjustment Time measured without giving effect to the consummation of the transactions contemplated hereby.

“Closing Cash Adjusted Purchase Price” shall have the meaning set forth in Section 2.2(a)(i).

“Closing Cash Purchase Price” shall mean $100,000,000.

“Closing Date” shall have the meaning set forth in Section 2.3(a).

“Closing Date Schedule” shall have the meaning set forth in Section 2.2(d)(i).

“Closing Purchase Price” shall have the meaning set forth in Section 2.2(a).

“Closing Stock” shall have the meaning set forth in Section 2.2(a)(iii).

“Closing Stock Purchase Price” shall mean $8,000,000.

“Closing Working Capital” shall have the meaning set forth in Section 2.2(d)(i).

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company Benefit Plans” shall have the meaning set forth in Section 3.13(a).

“Company Data” shall mean all customer, employee, vendor or business partner data used, processed, and/or hosted by any Company Member or any other Person, related to the business of any Company Member.

“Company Debt” shall mean the aggregate amount of all Indebtedness of the Company Members outstanding as of immediately prior to the Closing (in each case, other than the PPP Loans).

“Company Employee” shall have the meaning set forth in Section 3.14(a).

“Company Intellectual Property” shall mean any and all Intellectual Property that is owned, purported to be owned, used, held for use or practiced by any Company Member.

“Company IT Systems” shall mean the IT Systems owned, purported to be owned, leased or licensed by any Company Member.

“Company Member” shall mean, collectively, the New Holding Partnership, each of the Companies and each of their respective Subsidiaries.

“Company Organizational Documents” shall mean the certificate of formation, articles of incorporation, limited liability company agreement, operating agreement, bylaws, partnership agreement or similar formation or organizational documents or instruments of any Company Member, including each material agreement, trust, proxy or other arrangement among the stockholders or members of any Company Member affecting ownership rights or interests in any Company Member and each other agreement or document to which any Company Member is a party and affecting any ownership rights or interests, or any governance rights or economic rights with respect to ownership, of any Company Member, or any rights to share in the profits of or to receive distributions or the return of capital from any Company Member.

“Company Software” shall mean all Software owned, purported to be owned, used, held for use, licensed or leased by a Company Member.

“Company Technology” shall mean all Technology owned, purported to be owned, used, held for use or practiced by a Company Member.

“Confidential Information” shall have the meaning set forth in Section 6.9(c).

“Confidentiality Agreement” shall have the meaning set forth in Section 6.2(a).

“Consents” shall have the meaning set forth in Section 3.5(b).

“Contract” shall mean any legally binding oral or written agreement, contract, subcontract, settlement agreement, lease, instrument, note, option, warranty, license, sublicense, insurance policy or legally binding commitment, arrangement, obligation or undertaking of any nature, including all amendments to any of the foregoing.

“COVID Response” shall mean actions or omissions in response to the actual or anticipated effect of any of the following: (a) any health conditions (including any pandemic, epidemic or disease outbreak (including the COVID-19 virus)), including any Law, Order, directive, pronouncement, restriction, recommendation or guideline issued by any Governmental Authority or any industry group, including any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, back-to-work initiatives or any other similar items, or any interpretation thereof; or (b) any hostilities or political or social unrest, including any protests, riots, demonstrations or public disorders or any escalation or worsening thereof.

“Damages” shall mean any and all damages, losses, awards, actions, proceedings, causes of action, obligations, Liabilities, claims, Liens other than Permitted Liens, penalties, demands, assessments, settlements, judgments, awards, fines, penalties, charges, costs (including costs of investigations), expenses, including reasonable fees of attorneys and any other agents, in each case to the extent actually incurred by an Indemnified Party; provided that notwithstanding anything to the contrary elsewhere in this Agreement or provided for under any applicable Law, none of Buyer, any Company Member nor Seller, nor any member, current or former shareholder, director, officer, employee, Affiliate or advisor of any of the foregoing, shall, in any event, be liable to any other Person, either in contract, tort or otherwise, for any consequential damages that are not the reasonably foreseeable result or consequence of a breach of this Agreement by an Indemnifying Party, any exemplary or punitive Damages (except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim or in the case of fraud, intentional misrepresentation or willful misconduct).

“Deductible” shall have the meaning set forth in Section 12.4.

“Disclosure Schedule” shall mean the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by Seller to Buyer in connection with this Agreement.

“Dispute Period” shall have the meaning set forth in Section 12.7(b).

“ECO Glass Pre-Closing Reorganization” shall mean the consummation of the following transactions on the dates specified and in the order indicated.

(i) first, on January 4, 2021, Mata formed ECO Glass Newco and transferred the ECO Glass Equity Interests to ECO Glass Newco in exchange for all the issued and outstanding equity interests in ECO Glass Newco (the “ECO Glass Contribution”),

(ii) second, on or before January 12, 2021, ECO Glass Newco will file, or cause to be filed, with the IRS Form 8869, Qualified Subchapter S Subsidiary Election, with respect to ECO Glass electing for ECO Glass to be treated as a “qualified subchapter S subsidiary” (as defined in Code Section 1361(b)(3)(B)) effective as of January 5, 2021, and

(iii) third, on or before January 15, 2021, ECO Glass Newco and ECO Glass shall take steps required to convert ECO Glass to a Florida limited liability company effective on or before January 15, 2021.

“ECO Pre-Closing Reorganization” shall mean the consummation of the following transactions on the dates specified and in the order indicated:

(i) first, on January 4, 2021, Mata and Arrieta formed ECO Newco and transferred the ECO Equity Interests to ECO Newco in exchange for all the issued and outstanding equity interests in ECO Newco (the “ECO Contribution”),

(ii) second, on or before January 12, 2021, ECO Newco, Mata and Arrieta will file, or cause to be filed with the IRS, IRS Form 2553 Election by a Small Business Corporation and IRS Form 8832 Entity Classification Election pursuant to which ECO Newco, Mata and Arrieta elect for ECO Newco to be classified as an association taxable as a corporation and to be classified as an S corporation for U.S. federal income tax purposes effective upon its formation,

(iii) third, on or before January 15, 2021, ECO Newco will file with the IRS Form 8869, Qualified Subchapter S Subsidiary Election, with respect to ECO electing for ECO to be treated as a “qualified subchapter S subsidiary” (as defined in Code Section 1361(b)(3)((B)) effective as of January 5, 2021, and

(iv) fourth, on or before January 15, 2021, ECO Newco and ECO will file with the IRS Form 8832, Entity Classification Election, with respect to ECO electing, effective on January 6, 2021, for ECO to be disregarded as a separate entity from ECO Newco for U.S. federal income tax purposes.

“Economic Injury Disaster Loan (EIDL)” and “EIDL Advance” shall have the meaning set forth in Section 3.28(d).

“Employment Laws” shall have the meaning set forth in Section 3.14(b).

“End Date” shall have the meaning set forth in Section 11.1(b).

“Environmental Claim” shall mean any Legal Proceeding by any Person alleging liability arising out of, based on or resulting from: (a) the presence, Release of or exposure to any Hazardous Materials, or (b) any actual or alleged non-compliance with any Environmental Law.

“Environmental Laws” shall mean any and all Laws relating to or imposing liability or standards of conduct (including disclosure or notification) concerning the protection of human health or the environment, industrial hygiene or unsafe conditions, including those relating to the use, processing, generation, manufacture, treatment, storage, handling, transportation, recycling, sale, distribution, marketing, labeling, importation, exportation, disposal, Release, emission or discharge of, or exposure to, Hazardous Materials (as hereinafter defined), those in connection with the construction, fuel supply, power generation and transmission, waste disposal or any other operations or processes relating to real properties, and those relating to the atmosphere, indoor air, soil, surface and ground water, sub-surface strata, wetlands, stream sediments, natural resources, fauna, vegetation and any natural or man-made structures on, under, in or about real properties. Environmental Laws also shall include the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substance Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, and all regulations adopted in respect to the foregoing laws, and equivalent state statutes and regulations adopted in respect thereto, all as previously and in the future to be amended and any applicable United States federal, state or local Law having a similar subject matter.

“Environmental Notice” shall mean written or oral directive, notice of violation or infraction, or notice relating to actual or alleged non-compliance with or actual or alleged liability arising under any Environmental Law.

“Environmental Permits” shall mean any Permits required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Interests” shall mean (i) any partnership interests, (ii) any membership interests or units, (iii) any shares of capital stock, (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (v) any subscriptions, calls, warrants, options or commitments of any kind or character relating to or entitling any Person to purchase or otherwise acquire membership interests or units, capital stock or any other equity securities, (vi) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock or any other equity securities, or (vii) any other interest classified as an equity security of a Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity (whether or not incorporated) that, together with the Company Members, would be treated as a “single employer” within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” shall have the meaning set forth in Section 2.3(b)(iii).

“Escrow Agreement” shall have the meaning set forth in Section 2.3(b)(iii).

“Escrow Amount” shall mean collectively the Retention Escrow Amount and the Adjustment Escrow Amount.

“Estimated Closing Cash” shall have the meaning set forth in Section 2.2(b)(iii).

“Estimated Company Debt” shall have the meaning set forth in Section 2.2(b)(ii).

“Estimated Seller Transaction Expenses” shall have the meaning set forth in Section 2.2(b)(iv).

“Estimated Working Capital” shall have the meaning set forth in Section 2.2(b)(i).

“Estimated Working Capital Deficiency” shall mean the amount, if any, by which the Estimated Working Capital is less than the Target Working Capital Amount.

“Estimated Working Capital Surplus” shall mean the amount, if any, by which the Estimated Working Capital is greater than the Target Working Capital Amount.

“Expiration Date” shall have the meaning set forth in Section 12.2.

“Federal Trade Commission Act” shall mean the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder.

“Final Purchase Price” shall have the meaning set forth in Section 2.2(f)(v).

“Final Tax Redetermination” shall mean a final redetermination of income tax liability resulting from a U.S. federal income tax audit of Mata’s U.S. federal income tax return for the Tax Period on which the transactions contemplated by this Agreement are reported. Matta and Buyer shall consult in good faith to determine if any audit potentially resulting in a Final Tax Determination should be accepted, protested or otherwise appealed.

“Financial Statements” shall have the meaning set forth in Section 3.6(a).

“Fundamental Representations” shall mean the representations and warranties in Section 3.1 (Organization and Qualification of the Companies), Section 3.2 (Power and Authority of the Company), Section 3.3 (Capitalization), Section 3.4 (Subsidiaries; Investments), Section 3.17 (Taxes), Section 3.22 (Brokers), Section 4.1 (Right to Seller Units; Binding Effect; Organization and Power), Section 4.2 (Title to Units; Liens, etc.) and Section 4.7 (Brokers).

“Funds Flow Memorandum” shall have the meaning set forth in Section 10.1(p).

“GAAP” shall mean United States generally accepted accounting principles consistently applied and maintained throughout the periods indicated.

“Governmental Authority” shall mean any United States federal, state, municipal, regional or local or any foreign government, or political subdivision thereof, or any multinational or supranational organization (e.g., the European Union) or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or Taxing power, or any court, arbitrator, arbitration panel or tribunal (or any department, bureau or division thereof), or any other self-regulatory or quasi-governmental authority of any nature.

“Governmental Authorization” shall mean any Permit, certificate of authority, consent, order or authorization, license or any waiver of any of the foregoing, issued by any Governmental Authority.

“Hazardous Material” shall mean, collectively, any (a) petroleum or petroleum products, or derivative or fraction thereof, radioactive materials (including radon gas), asbestos in any form, urea-formaldehyde foam insulation and polychlorinated biphenyls or (b) any chemical, material, substance or waste, which is now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “restricted hazardous wastes,” “contaminants” or “pollutants” or any term of similar import under any Environmental Law, including chemicals, materials, substances or wastes that are regulated under, the subject of or could give rise to liability pursuant to any Environmental Laws, and materials or substances that contain per- and polyfluoroalkyl substances.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Indebtedness” shall mean, without duplication: (a) all obligations for borrowed money, (b) all obligations evidenced by notes, bonds, debentures, mortgage or other instruments, (c) all obligations under any debt security, interest rate, currency or other hedging or swap, derivative obligation or other similar arrangement, (d) all reimbursement obligations under letters of credit (only to the extent drawn) or similar facilities, (e) any obligations that would be required to be reflected as indebtedness on the balance sheet of such Person, (f) all obligations incurred or assumed as the deferred purchase price of property or services (excluding obligations to creditors for inventory, services and supplies incurred in the Ordinary Course of Business consistent with past practice) or arising under conditional sale or other title retention agreements, including any “earnout” obligations or “seller notes,” (g) all lease obligations required to be accounted for as capital lease obligations under GAAP, (h) all obligations in respect of letters of credit, bankers’ acceptance or performance or surety bonds (to the extent drawn and unpaid), (i) indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (j) any of the foregoing items secured by any lien on any property or asset, (k) lease obligations under any of the Company Members’ lease agreements, (l) any amounts due and payable with respect to factoring and discounting of accounts receivable, (m) any amounts due and payable under interest rate or currency swap arrangements or other hedging arrangements, (n) any of the foregoing items secured by any Lien on any property or asset, (o) all guarantees, including guarantees of any items set forth in clauses (a) through (m), (p) all liabilities for declared but unpaid dividends or other distributions, and (q) all outstanding prepayment premiums, penalties, fees or costs, if any, and accrued interest, breakage costs, redemption premiums, fees and expenses related to any of the items set forth in clauses (a) through (m).

“Indemnified Party” shall have the meaning set forth in Section 12.7(a).

“Indemnified Taxes” shall mean, without duplication, (a) any and all Taxes imposed on or relating to the operations of any of the Company Members for any Pre-Closing Tax Period, (b) any and all Taxes of Mata, (c) any and all Taxes of each Seller for any and all Tax Periods, (d) any and all Liability of any of the Company Members for the Taxes of any other Person (i) as a result of being a transferee of, or successor to, any Person, prior to the Closing, (ii) under any Contract entered into prior to Closing, or (iii) if such Taxes relate to an event or transaction occurring before the Closing, including, for the avoidance of doubt, the Arrieta Buyout, and (e) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Company Member is or was a member prior to the Closing which Taxes are imposed on such Company Member by reason of such membership prior to the Closing pursuant to Treasury Regulations Section 1.1502-6 or any comparable provisions of foreign, state or local Law; provided, however, that Indemnified Taxes shall include Taxes arising from and attributable to the ECO Pre-Closing Reorganization, the ECO Glass Pre-Closing Reorganization or the Unity Pre-Closing Reorganization only if one or more of the representations included in Section 3.17(p) or the covenants included in Section 6.15 hereof are not satisfied with respect to such Pre-Closing Reorganization.

“Indemnifying Party” shall have the meaning set forth in Section 12.7(a).

“Information Privacy Laws” shall mean any Laws pertaining to privacy, data protection or data transfer, including all privacy and security breach disclosure Laws, implementing laws, ordinances, permit, regulation, rule, code, Order, constitution, treaty, common law, judgment, ruling, decree, other requirement or rule of law, in each case, of any Governmental Authority, including, as applicable, the Health Insurance Portability and Accountability Act of 1996 (HIPAA), as amended, and the Children’s Online Privacy Protection Act (COPPA) of 1998, as amended, the Telephone Consumer Protection Act of 1991, as amended, the Do-Not-Call Implementation Act of 2003, as amended, the CAN-SPAM Act of 2003, as amended, Section 5 of the Federal Trade Commission Act of 1914, as amended (as the same has been interpreted to apply to privacy, data protection, breach disclosure or data transfer issues), and the California Consumer Privacy Act of 2018, as amended (CCPA).

“Initial Closing Statement” shall have the meaning set forth in Section 2.2(b).

“Insurance Policies” shall have the meaning set forth in Section 3.16.

“Intellectual Property” shall mean (a) all inventions (whether or not patentable), patent disclosures, industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, devices, methods, ideas, techniques, processes, know-how, proprietary information, confidential information, customer lists, Software, technical information, trade secrets, any and all improvements, and moral and economic rights of authors and inventors in and to any of the foregoing, (b) all patents, certificates of invention, industrial designs, patents of importation, patents of addition, any other indicia of invention ownership issued by any Governmental Authority, all applications for any of the foregoing, including any provisional, utility, design, priority, divisional, and continuation (in whole or in part) applications, and all other pre-grant forms of any of the foregoing, all reissuances, continuations, continuations-in-part, renewals, revisions, divisions, extensions, reexaminations and any other post-grant forms of any of the foregoing, (c) all trademarks, service marks, trade dress, logos, trade names, corporate names, fictional business names, commercial names, certification marks, collective marks, Internet Identifiers, and other proprietary rights of any words, names, slogans, symbols, logos, devices, or combinations thereof used to identify, distinguish or indicate the source of origin of goods or services, including all goodwill associated with any of the foregoing, and all applications for registration, registrations, renewals, equivalents and counterparts of any of the foregoing, (d) all copyrightable works and all copyrights (whether in published or unpublished works), databases, data collections and rights therein, website content, rights to compilations, collective works and derivative works of any of the foregoing, moral rights in any of the foregoing, and all registrations, applications for registration, renewals and extensions of any of the foregoing, and (e) all rights to enforce and to collect Damages for past, present and future violations of the foregoing.

“Intellectual Property Agreement” shall mean any Contract: (a) pursuant to which any Company Member has licensed the Company Intellectual Property or Company Technology to, or the use of the Company Intellectual Property or Company Technology is otherwise permitted with respect to, any other Person or (b) pursuant to which any Company Member has had Intellectual Property licensed to it, has otherwise been permitted to use Intellectual Property or pursuant to which any Company Member is required to pay any royalty, fee or other charge with respect to its use of Intellectual Property.

“Interim Financial Statements” shall have the meaning set forth in Section 3.6(a).

“Internet Identifier” mean all domain names and internet domain name registrations.

“Inventory” shall mean all inventory, finished products and goods, raw materials and supplies, works in progress, packaging, supplies, manufactured or purchased products or parts and other inventories net of the reserves applicable thereto (including with respect to reserves for slow-moving, obsolete or damaged inventory).

“IRS” shall mean the United States Internal Revenue Service.

“IT Systems” shall mean all computer hardware and software including computer systems, servers, network equipment, data storage systems, phones, video cameras, videoconferencing units, other communication equipment, communication networks (other than the Internet), architecture interfaces, switches, routers, other apparatus used to create, store, transmit, exchange or receive information, voice or data in any form or by any method, all other computer hardware and all databases, data collections, Software, firewalls and any other information technology.

“Knowledge” (a) of any Company or of the Seller, with respect to any fact or matter in question, shall mean the actual knowledge of Frank Mata, Samuel Bravo or Luis Arrieta, in each case after due inquiry, and (b) of Buyer, with respect to any fact or matter in question, shall mean the actual knowledge of Jeffrey Jackson and Sherri Baker, in each case after due inquiry.

“Law” shall mean any and all applicable federal, state, local, municipal, provincial, territorial, national, foreign or other law, statute, constitution, directive, resolution, ordinance, code, edict, decree, order (including executive orders), rule, judgment, injunction, writ, regulation or ruling enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, and the common law.

“Leased Real Property” has the meaning set forth in Section 3.12.

“Legal Proceeding” shall mean any charge, dispute, action, claim (including any cross-claim or counter-claim), complaint, demand, suit, litigation, arbitration, proceeding (including any civil, criminal, judicial, administrative, investigative or appellate or other legal proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority, any arbitrator or arbitration panel or any mediator or mediation panel.

“Liabilities” shall mean with respect to any Person, any liability of such Person of any kind, whether absolute or contingent, known or unknown, accrued or unaccrued, asserted or unasserted, matured or un-matured, fixed, disputed, liquidated or executory.

“Liens” shall mean any mortgage, license, charge, interest, pledge, claim, lien, encumbrance, option, reservation, restriction, easement, limitation, condition, servitude, deed of trust, security interest, restriction on the right to sell, transfer or dispose (and in the case of securities, vote) or other adverse claim of any kind or nature whatsoever (whether arising by contract or by operation of law and whether voluntary or involuntary).

“Material Adverse Effect” shall mean any event, change, circumstance or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse (a) to the business, operations, financial condition, or results of operations of the Company Members, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination with any other event, change, circumstance or effect, to constitute, and no event, change, circumstance or effect to the extent arising from or attributable or relating to any of the following shall be taken into account in determining whether there has been a Material Adverse Effect under clause (a): (i) changes resulting from the negotiation, execution, delivery, public announcement, pendency or occurrence of this Agreement or any of the transactions contemplated hereby or any actions taken in compliance herewith (provided that this clause (i) and the following clause (iii) do not apply in the context of the representations and warranties explicitly addressing the execution, delivery or performance of this

Agreement or the consummation of the transactions contemplated hereby, or any condition to Closing as it relates to such representations and warranties), (ii) any conditions affecting the industries in which the Company Members operate or participate, the U.S. economy or financial markets or any foreign markets or any foreign economy or financial markets in any location where the Company Members operate, including changes in interest rates, commodity or raw material prices, (iii) compliance by the Company Members with the terms of, or the taking of any action or any omission by the Company Members required by, this Agreement, or otherwise taken with the consent of Buyer in writing, (iv) any breach by Buyer of this Agreement or the Confidentiality Agreement, (v) the taking of any action or any omission by Buyer or any of Buyer’s Affiliates (other than to enforce their rights under this Agreement), (vi) any adoption, proposal, implementation or change in GAAP or in accounting standards, or applicable Laws (or interpretation thereof), (vii) any acts of God, calamities, acts of war, terrorism or military action or the escalation thereof, national or international political, general economic, social conditions or changes in the financial or capital markets, (viii) any action taken, or failure to take any action, or such other change or event, in each case to which Buyer has consented in writing, (ix) any failure, in and of itself, by any Company Member to meet any projections, forecasts or revenue or earnings predictions for any period (it being understood that the facts and circumstances giving rise or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Effect), but in the cases of clauses (ii), (vi) and (vii) only to the extent such event, change, circumstance or event does not affect any Company Member disproportionately in any material respect from other participants in such industries or markets, or (b) to the ability of the Company Members to perform their material obligations under this Agreement and to consummate the transactions contemplated hereby on a timely basis.

“Material Contract” shall have the meaning set forth in Section 3.10(a).

“Material Customer” shall have the meaning set forth in Section 3.24(a).

“Material Supplier” shall have the meaning set forth in Section 3.24(b).

“New Holding Partnership Equity Interests” shall have the meaning set forth in the Recitals.

“New Holding Partnership Pre-Closing Reorganization” shall mean the transfer by ECO Newco, ECO Glass Newco and Unity Newco of the ECO Equity Interests, the ECO Glass Equity Interests and the Unity Equity Interests, respectively, to New Holding Partnership in exchange for New Holding Partnership Equity Interests. The New Holding Partnership Pre-Closing Reorganization shall occur on January 20, 2021.

“Non-Party Affiliate” shall have the meaning set forth in Section 14.11.

“Notice” shall have the meaning set forth in Section 12.7.

“Operating Agreement” shall mean the New Holding Partnership Operating Agreement among the New Holding Partnership, each Seller and the Buyer, substantially in the form attached hereto as Exhibit H.

“Order” shall mean any injunction, order, writ, assessment, stipulation, award, decision, ruling, subpoena, verdict or decree entered, issued or made by or with any Governmental Authority having competent jurisdiction.

“Ordinary Course of Business” shall mean, with respect to a Company Member, the ordinary and usual course of business consistent with past custom and practice (including with respect to quantity and frequency) of such Company Member; provided, however, that any COVID Response will not be considered Ordinary Course of Business.

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Per Claim Threshold” shall have the meaning set forth in Section 12.4.

“Permits” shall mean all permits, approvals, concessions, grants, franchises, licenses, identification numbers, registrations and other authorizations and approval of or by any Governmental Authority.

“Permitted Liens” shall mean (a) Liens for Taxes not yet due and payable or being contested in good faith through appropriate proceedings, (b) statutory Liens of landlords or Liens of landlords under lease agreements, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course of Business and not yet delinquent or due or payable, or are being contested in good faith through appropriate proceedings, (d) those other Liens listed on Annex 1 to this Agreement, (e) with respect to the Leased Real Property, Liens due to zoning and subdivision laws and regulations which are not violated by the current use and operation of the Leased Real Property, (f) with respect to the Leased Real Property, reservations, restrictions, easements, limitations, conditions and other Liens of public record that do not materially detract from the use and operation of the Leased Real Property, (g) non-exclusive licenses to Intellectual Property and Technology, and (h) Liens that will be terminated or released at the Closing in connection with the repayment of Company Debt at the Closing.

“Person” shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Personal Information” shall mean any information relating to an identified or identifiable natural person; an “identifiable person” is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his physical, physiological, mental, economic, cultural or social identity, including unique device or browser identifiers, names, ages, addresses, telephone numbers, email addresses, social security numbers, passport numbers, alien registration numbers, medical history, employment history and/or account information; and shall also mean “personal information,” “personal health information” and “personal financial information” each as defined by applicable Laws (including Information Privacy Laws).

“PGT” means PGT Innovations, Inc., a Delaware corporation.

“PPP Escrow Accounts” shall have the meaning set forth in Section 2.3(b)(iv).

“PPP Escrow Amounts” shall mean the total principal and interest amount under each of the Companies’ PPP Loans that is due and outstanding as of the Closing.

“PPP Loans” shall have the meaning set forth in Section 3.28(c).

“Pre-Closing Reorganizations” shall mean the ECO Pre-Closing Reorganization, the ECO Glass Pre-Closing Reorganization, the Unity Pre-Closing Reorganization and the New Holding Partnership Pre-Closing Reorganization.

“Pre-Closing Tax Period” shall mean any Tax Period of a Company Member ending on or before the Closing Date and that portion of any Straddle Period of a Company Member ending at the close of business on the Closing Date.

“Property Taxes” shall mean all real property Taxes and similar ad valorem Taxes.

“Purchase Price Allocation” shall have the meaning set forth in Section 13.1(e).

“Real Property Leases” shall have the meaning set forth in Section 3.12(a).

“Registered Intellectual Property” shall have the meaning set forth in Section 3.18(a).

“Related Party” shall mean any present officer, director or member of any Company Member or any Affiliate of any Company Member or any family member or relative living in the same household with any such officer, director or member.

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, pouring, emptying, escaping, dumping, migrating or leaching of any Hazardous Materials into the environment (including the abandonment or discarding of barrels, containers and other receptacles containing any Hazardous Materials).

“Representatives” shall mean with respect to any Person its respective directors, members of its board of managers, officers, employees, agents, advisors, affiliates and representatives (including attorneys, accountants, consultants, bankers and financial advisors).

“Restricted Business” shall have the meaning set forth in Section 6.9(b).

“Restricted Parties” shall have the meaning set forth in Section 6.9(a).

“Retention Escrow Account shall have the meaning set forth in Section 2.3(b)(iii).

“Retention Escrow Amount” shall mean $1,224,000.

“R&W Policy” means a buyer’s-side representation and warranty insurance policy on substantially the terms and conditions set forth in Exhibit I.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Exchange Act” shall mean the Securities Act of 1933 and the Exchange Act of 1934, in each case, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Security Breach” shall have the meaning set forth in Section 3.19(g).

“Seller” shall have the meaning set forth in the Preamble.

“Seller Indemnified Party” shall have the meaning set forth in Section 12.5(a).

“Seller Organizational Documents” shall mean the certificate of formation, articles of incorporation, limited liability company agreement, bylaws and any other organizational documents, including each material agreement, trust, proxy or other arrangement among the stockholders, directors, members or managers of each Seller and each other agreement or document to which each Seller is a party and affecting any ownership rights or interests, or any governance rights or economic ownership rights, of each Seller, or any rights to share in the profits of or to receive distributions or the return of capital from each Seller.

“Seller Prepared Tax Return” shall have the meaning set forth in Section 13.1(b).

“Seller Releasee” shall have the meaning set forth in Section 6.12.

“Seller Releasor” shall have the meaning set forth in Section 6.12.

“Seller Transaction Expenses” shall mean the aggregate of (a) the fees and disbursements payable to investment bankers, brokers, financial advisors and finders engaged by any Company Member, Arrieta, Sellers, Mata or any of their respective Affiliates, (b) the fees and disbursements payable to legal counsel to any Company Member or with respect to any such fees and disbursements payable by any Company Member, Mata or the Sellers, (c) any change-in-control, severance, termination or retention payments or bonuses payable, or that become payable, by any Company Member solely as a result of the consummation of the transactions contemplated hereby to any officer, director, employee or consultant of any of the Company Members, together with the employer portion of any payroll, medical, social security or unemployment Taxes related to the payment of such payments or bonuses, (d) one half of any fees in connection with the Escrow Agreement, (e) any fees in connection with the PPP Escrow Agreements, (f) any payment due pursuant or related to the Arrieta Buyout Agreement, (g) 50% of the premium and the underwriting fee (including taxes and other fees of the insurer) for the R&W Policy in accordance with Section 6.17, (h) any bonuses, commissions or other payments due or payable to any officers, directors, managers, members, shareholders and/or employees earned, accrued or vested prior to the Closing Date, and (i) all other fees, disbursements, reimbursements, commissions, expenses or costs, in each case payable or incurred by any Company Member, any Seller or Mata in connection with the negotiation, preparation and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

“Sherman Act” shall mean the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder.

“Software” shall mean all software of any type (including programs, applications, middleware, utilities, tools, drivers, firmware, microcode, scripts, batch files, JCL files, instruction sets, development and design tools, library functions, compilers, middleware, firmware and macros) and in any form (including source code and object code), databases, compilations, associated data, Internet and intranet websites, audio and visual content of websites and related documentation and other works of authorship and media, and all rights therein.

“Straddle Period” shall mean any Tax Period of a Company Member beginning before or on and ending after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, joint venture, trust, estate, association, unincorporated organization or other entity of which such specified Person, at the time, directly or indirectly through one or more Subsidiaries (i) owns at least 50% of the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors or other governing body, (ii) holds at least 50% of the interest in the capital or profits of such partnership, limited liability company, or joint venture or (iii) holds at least 50% of the beneficial interest in the trust, estate, unincorporated organization or other entity that is at the time directly or indirectly owned or controlled through one or more intermediaries by such Person.

“Subsidiary Equity Interests” shall have the meaning set forth in Section 3.4(d).

“Tangible Assets” shall have the meaning set forth in Section 3.11.

“Target Working Capital Amount” shall mean $16,000,000.

“Tax” or “Taxes” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies, customs, tariffs, fees and Liabilities of the same or similar nature, including taxes based upon or measured by gross receipts, income, profits, gain, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, alternative minimum, estimated, stamp, excise, escheat and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts or such interest, penalties or additions. Grammatical variations of the term “Tax,” such as “Taxable” or “Taxing,” shall have correlative meanings.

“Tax Authority” shall mean the IRS and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes.

“Tax Gross-Up Amount” shall mean the additional amount of U.S. federal income taxes, if any, paid by Mata as a result of Sellers having sold the Acquired Equity Interests as opposed to Mata having sold 75% of the outstanding equity interests in ECO, ECO Glass and Unity without the Pre-Closing Reorganizations being executed; provided however that, in no event, and notwithstanding any other provision of this Agreement, will the Tax Gross-Up Amount exceed the Tax Gross-Up Cap. In the event that there is an adjustment to the purchase price pursuant to this Agreement (including Section 2.2) or to the amount of U.S. federal income taxes attributable to the Pre-Closing Reorganizations (other than U.S. federal income taxes arising from or attributable to the Pre-Closing Reorganizations as a result of one or more of the representations included in Section 3.17(p) or the covenants in Section 6.15 hereof are not satisfied) or the allocation of the purchase price to specific assets as a result of a Final Tax Redetermination, the Tax Gross-Up Amount shall be adjusted to take into account any such purchase price adjustment or purchase price allocation with respect to any increased U.S. federal income Taxes owed by Mata arising out of any such Final Tax Redetermination, subject to the Tax Gross-Up Cap. The Tax Gross-Up Amount shall be computed in a manner consistent with the preliminary computation included as Exhibit B. The Tax Gross-Up Amount shall be the amount reflected in the Final Tax Gross-Up Computation referenced in Section 2.2(h) hereof subject to the Tax Gross-Up Cap.

“Tax Gross-Up Cap” shall mean $5,000,000.

“Tax Law” shall mean any Law (whether domestic or foreign) relating to Taxes.

“Tax Matter” shall have the meaning set forth in Section 13.3(a).

“Tax Period” shall mean any period prescribed by any Tax Authority for which a Tax Return is required to be filed and/or for which a Tax is required to be paid.

“Tax Return” shall mean any return, report or statement filed or required to be filed with respect to the determination, assessment or collection of any Tax or the administration of any Tax Laws (including any elections, declarations, schedules or attachments thereto, and any amendment or supplement thereof), including any information return, estimate, claim for refund, amended return or declaration of estimated Tax.

“Technology” shall mean all Software, content, information, designs, formulae, compositions, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, subroutines, tools, materials, specifications, processes, inventions (whether patentable or not and whether reduced to practice or not), invention disclosures, improvements, apparatus, creations, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein.

“Third-Party Claim” shall have the meaning set forth in Section 12.7(a).

“Trading Day” shall mean any day on which the New York Stock Exchange is open for trading; provided that a “Trading Day” includes only those days that have a scheduled closing time of 4:00 p.m. (New York City time).

“Transfer Taxes” shall mean all sales (including bulk sales), use, transfer, recording, value added, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp, deed or similar Taxes and fees (other than taxes based upon income or gain) as a result of the transactions effectuated pursuant to this Agreement.

“Unity Pre-Closing Reorganization” means the consummation of the following transactions on the dates specified and in the order indicated:

(i) first, on January 4, 2021, Mata formed Unity Newco and transferred the Unity Equity Interests to Unity Newco in exchange for all the issued and outstanding equity interests in Unity Newco (the “Unity Contribution”),

(ii) second, on or before January 12, 2021, Unity Newco will file with the IRS Form 8869, Qualified Subchapter S Subsidiary Election, with respect to Unity electing for Unity to be treated as a “qualified subchapter S subsidiary” (as defined in Code Section 1361(b)(3)(B)) effective as of January 5, 2021, and

(iv) third, on or before January 15, 2021, Unity Newco and Unity will take all steps required to convert Unity to a Florida limited liability company effective on or before January 15, 2021.

“Working Capital” shall mean, as of the Adjustment Time, an amount (which may be a negative number) equal to (a) the aggregate sum of current assets of each of the Company Members, minus (b) the aggregate sum of the current liabilities of each of the Company Members, in each case, calculated in accordance with the Accounting Principles; provided further, that Working Capital shall be adjusted as follows: Working Capital shall not include, and shall be calculated without taking into account the effect of (a) any Seller Transaction Expenses, (b) any Cash and (c) any Indebtedness.

“Working Capital Deficiency” shall mean the absolute value of the amount (if any) by which the Closing Working Capital, as finally determined pursuant to Section 2.2(d), is less than the Target Working Capital Amount.

“Working Capital Surplus” shall mean the amount (if any) by which the Closing Working Capital, as finally determined pursuant to Section 2.2(d), is greater than the Target Working Capital Amount.

Section 1.2 Interpretation. For purposes of this Agreement, the following rules of interpretation apply:

(a) Descriptive Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

(b) Calculation of Time Period. Except as otherwise provided herein, when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If any period is to be measured in Business Days and the last day of such period is not a Business Day, the period in question ends on the next succeeding Business Day.

(c) Currency. Any reference in this Agreement to $ means U.S. dollars.

(d) Section and Similar References. Unless the context otherwise requires, all references in this Agreement to any “Annex,” “Section,” “Schedule” or “Exhibit” are to the corresponding Annex, Section, Schedule or Exhibit of this Agreement.

(e) Mutual Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and have been represented by their own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to their legal rights from such counsel. In the event any ambiguity or question of intent or interpretation arises, this Agreement is to be construed as jointly drafted by the parties hereto and no presumption or burden of proof is to arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

(f) Counterparts. This Agreement may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

(g) Electronic signature. The exchange of signature pages to this Agreement (in counterparts or otherwise) by .pdf scan or other electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

(h) Other Definitional and Interpretive Matters. Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Exhibits/Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The Companies may, at their option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any matter disclosed in one section of the Disclosure Schedule shall be deemed to be disclosed for such section of the Disclosure Schedule and for all other sections of the Disclosure Schedule to the extent that the relationship of such matter to such other sections is reasonably apparent on its face, without further inquiry, to explicitly inform Buyer of the information required to be disclosed in such other section (and the corresponding representation or warranty) of the Disclosure Schedule. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(ii) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(iii) License. The word “license” (regardless of the tense when used as a verb or single or plural form when used as a noun) shall include the term “sublicense” (and its corresponding forms) and vice versa.

(iv) Herein. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not merely to a particular term or provision of this Agreement or subdivision in which such words appear unless the context otherwise requires.

(v) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(vi) Reflected on or Set Forth in. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or other financial statement, to the extent any such phrase appears in such representation or warranty, if (A) there is a reserve, accrual or other similar item underlying a number on such balance sheet or other financial statement that is specifically related to such item, (B) such item is otherwise specifically set forth on the balance sheet or other financial statement, or (C) such item is expressly described in the notes thereto.

SECTION 2

PURCHASE AND SALE

Section 2.1 Agreement to Sell and Purchase. Subject to the terms and conditions hereof, at the Closing, Sellers shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase, acquire and accept from Sellers, 75% of the New Holding Partnership Equity Interests held by each Seller immediately prior to the Closing (the “Acquired Equity Interests”).

Section 2.2 Purchase Price; Adjustments.

(a) Purchase Price Payable at Closing.

(i) Closing Cash Purchase Price. Subject to the terms and conditions set forth in this Agreement, the aggregate consideration payable by Buyer to Sellers at the Closing for the Acquired Equity Interests and for the exclusive right to exercise the Buyer Option shall be an amount (the “Closing Cash Adjusted Purchase Price”), equal to:

(a) the Closing Cash Purchase Price; minus

(b) the Estimated Company Debt; minus

(c) the Estimated Seller Transaction Expenses; minus

(d) the Adjustment Escrow Amount; minus

(e) the aggregate PPP Escrow Amounts; minus

(f) the Retention Escrow Amount;

(g) either (1) plus the absolute amount, if any, by which Estimated Closing Cash is greater than zero, or (2) minus the absolute value of the amount, if any, by which Estimated Closing Cash is less than zero;

(h) either (1) plus the Estimated Working Capital Surplus, if any, or (2) minus the Estimated Working Capital Deficiency, if any.

(ii) At the Closing, the Buyer shall pay to Sellers an aggregate amount in cash equal to the Closing Cash Adjusted Purchase Price, which shall be distributed among the Sellers in accordance with the allocation statement set forth on Schedule 2.2(a)(ii) (the “Closing Allocation Statement”).

(iii) Closing Stock Purchase Price. At the Closing and subject to the immediately following sentence, the Buyer shall deliver to the Sellers an aggregate number of Buyer Common Stock (rounded down to the nearest whole share) equal to the quotient obtained by dividing (i) the Closing Stock Purchase Price by (ii) the average closing price per share of Buyer Common Stock on the New York Stock Exchange over the 10 consecutive Trading Days immediately preceding the Closing (the “Closing Stock”). The Buyer shall allocate the Closing Stock among the Sellers in accordance with the Closing Allocation Statement.

The Closing Cash Adjusted Purchase Price together with the Closing Stock Purchase Price are hereby referred to as the “Closing Purchase Price.”

(b) Initial Closing Statement. At least three Business Days (but no earlier than seven Business Days) prior to the Closing Date, Mata shall deliver to Buyer a certificate (the “Initial Closing Statement”) of the Company Members signed by an officer of each of the Company Members certifying as to the accuracy and completeness (and in the case of an estimate, the completeness and good-faith nature of such estimate and providing an illustration in reasonable detail of the calculation), in each case as of the Adjustment Time, of:

(i) the estimated Working Capital (the “Estimated Working Capital”) (prepared in accordance with the Accounting Principles), and any Estimated Working Capital Surplus or Estimated Working Capital Deficiency, as the case may be, together with a description and the amount of each element thereof;

(ii) the estimated Company Debt (the “Estimated Company Debt”), together with a description and the amount of each element thereof;

(iii) the estimated Closing Cash (“Estimated Closing Cash”), together with a description and the amount of each element thereof;

(iv) the estimated aggregate Seller Transaction Expenses (the “Estimated Seller Transaction Expenses”), together with a description and the amount of each element thereof;

(v) the calculation of the Closing Cash Adjusted Purchase Price; and

(vi) the amount of (A) the Closing Cash Adjusted Purchase Price to be paid to Seller and (B) any required withholding (if any) with respect to the Seller.

Subject to Section 2.2(e), the Initial Closing Statement shall be subject to reasonable review and comment by Buyer, and Mata shall consider in good faith any such comments; provided that Mata’s good-faith determination thereof shall in all events control solely for purposes of submission of the Initial Closing Statement.

(c) The Initial Closing Statement prepared in accordance with this Agreement, when delivered to Buyer, shall be deemed the definitive calculation of the Closing Cash Adjusted Purchase Price payable at Closing, and shall be used for purposes of determining amounts payable pursuant to Section 2.3(b). Attached hereto as Annex 2 is a form of the Initial Closing Statement, which form provides an illustration of the matters and calculations to be set forth on the Initial Closing Statement and has been prepared as though the Closing were taking place on the date of this Agreement.

(d) Post-Closing Adjustment to Purchase Price.

(i) As promptly as practicable, but in no event later than 90 days following the Closing Date, Buyer shall prepare and deliver to Mata a statement (the “Closing Date Schedule”) setting forth in reasonable detail (x) Buyer’s calculation of, in each case as of the Adjustment Time, Company Debt, Closing Cash, Seller Transaction Expenses and Working Capital (the “Closing Working Capital”) (prepared in accordance with the Accounting Principles), and (y) Buyer’s proposed Working Capital Deficiency (if any) or proposed Working Capital Surplus (if any), prepared in each case in accordance with the Accounting Principles. Following the Closing, Buyer shall provide Mata and its

Representatives reasonable access to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Company Members relating to the preparation of the Closing Date Schedule and shall cause the personnel of the Company Members to reasonably cooperate during normal working hours with Mata in connection with its review of the Closing Date Schedule.

(ii) Mata may dispute any amounts reflected on the Closing Date Schedule by notifying Buyer in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 45 days of Buyer’s delivery to Mata of the Closing Date Schedule. If Mata delivers a notice of disagreement within such 45-day period, Mata and Buyer shall, during the 30 days following such delivery (or such longer period as they may mutually agree), each use reasonable best efforts to reach agreement on the disputed items or amounts in order to finally determine the amounts set forth on the Closing Date Schedule. If Mata and Buyer are unable to reach agreement concerning any items on the Closing Date Schedule during such 30-day period, they shall promptly thereafter submit the dispute to the Accounting Arbitrator for resolution pursuant to Section 2.2(e).

(iii) The amounts set forth on the Closing Date Schedule shall be deemed conclusively determined for purposes of this Agreement upon the earlier to occur of (A) the failure of Mata to notify Buyer of a dispute within 45 days of Buyer’s delivery of the Closing Date Schedule as set forth in Section 2.2(d)(ii) above, (B) the mutual written resolution of all disputes pursuant to Section 2.2(d)(ii) by Buyer and Mata, and (C) the resolution of all disputes by the Accounting Arbitrator pursuant to Section 2.2(e).

(e) Adjustment Dispute Resolution. If Mata and Buyer are unable to reach agreement concerning the Closing Date Schedule pursuant to Section 2.2(d)(ii), they shall submit such dispute to an independent accounting or financial consulting firm of recognized national standing mutually selected by Buyer and Mata (the “Accounting Arbitrator”) for resolution pursuant to this Section 2.2(e) and instruct the Accounting Arbitrator to review the disputed items or amounts for the purpose of final determination of the amounts set forth on the Closing Date Schedule, provided that the Accounting Arbitrator shall rely on the methodologies set forth in the Accounting Principles. In making such determination and calculations, the Accounting Arbitrator shall consider only those items or amounts on the Closing Date Schedule as to which Mata has disagreed in writing. Each of Buyer and Mata shall promptly provide their assertions regarding the disputed amounts concerning the Closing Date Schedule pursuant to Section 2.2(d)(ii) in writing to the Accounting Arbitrator and to each other. Each of Buyer and Mata agrees to execute, if requested by the Accounting Arbitrator, an engagement letter with reasonable terms mutually agreed upon by Buyer and Mata. The Accounting Arbitrator shall be instructed to render its determination with respect to such disagreements as soon as reasonably practicable (which the parties hereto agree should not be later than 30 days after submission of the dispute) in a report setting forth the Accounting Arbitrator’s calculation of the disputed amounts (which calculation shall be within the range of dispute in respect of each disputed item between the amounts set forth on the Closing Date Schedule and the notice of dispute delivered in accordance with Section 2.2(d)(ii)). The Accounting Arbitrator shall base its determination solely on the written submissions and supporting materials of the parties and shall not conduct an independent audit or investigation. Absent manifest error, such report shall be final and binding upon the Parties, and the resulting Closing Date Schedule and amounts set forth thereon shall be final for all purposes of this Agreement. Buyer, on the one hand, and Mata, on the other hand, shall each pay their own fees and expenses. The fees, costs and expenses of the Accounting Arbitrator shall be allocated to and borne by Buyer, on the one hand, and Sellers or Mata, on the other hand, based on the inverse of the percentage that the Accounting Arbitrator determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Arbitrator. For example, should the items in dispute total in amount to $1,000 and the Accounting Arbitrator awards $600 in favor of Mata’s position, 60% of the costs of its review would be borne by Buyer and 40% of the costs would be borne by Sellers or Mata.

(f) Payment Upon Final Determination of Adjustments.

(i) If (A) (1) the sum of the Working Capital Surplus, if any, and the absolute amount, if any, by which Closing Cash is greater than zero, less (2) Company Debt, Seller Transaction Expenses, the absolute amount, if any, by which Closing Cash is less than zero, and Working Capital Deficiency, if any, as finally determined in accordance with this Section 2.2, is less than (B) (1) the sum of the Estimated Working Capital Surplus, if any, and the absolute amount, if any, by which Estimated Closing Cash is greater than zero, less (2) Estimated Company Debt, Estimated Seller Transaction Expenses, the absolute amount, if any, by which Estimated Closing Cash is less than zero, and Estimated Working Capital Deficiency, if any, as estimated in accordance with Section 2.2(b), then Mata and Buyer shall, promptly after the Closing Cash Adjusted Purchase Price is finally determined in accordance with this Section 2.2, issue joint written instructions to the Escrow Agent instructing the Escrow Agent to (x) release the amount of such deficiency (the “Overpayment Amount”) to Buyer solely from the Adjustment Escrow Amount and (y) release any remaining Adjustment Escrow Amount to Sellers as and when directed by Mata. If the Adjustment Escrow Amount is not sufficient to fund the Overpayment Amount in full, then Sellers or Mata shall pay by wire transfer in immediately available funds to an account designated by Buyer an amount equal to the Overpayment Amount minus the Adjustment Escrow Amount (the “Excess Amount”). If Sellers or Mata do not pay the Excess Amount directly to Buyer within 20 days after the Closing Cash Adjusted Purchase Price is finally determined pursuant to this Section 2.2(e), the Parties agree that the Escrow Agent shall disburse the Excess Amount to Buyer immediately following the delivery by Buyer of an instruction to the Escrow Agent instructing the Escrow Agent to release the Excess Amount from the Retention Escrow Account.

(ii) If (A) (1) the sum of the Working Capital Surplus, if any, and the absolute amount, if any, by which Closing Cash is greater than zero, less (2) Company Debt, Seller Transaction Expenses, the absolute amount, if any, by which Closing Cash is less than zero, and Working Capital Deficiency, if any, as finally determined in accordance with this Section 2.2, less (B) (1) the sum of the Estimated Working Capital Surplus, if any, and the absolute amount, if any, by which Estimated Closing Cash is greater than zero, less (2) Estimated Company Debt, Estimated Seller Transaction Expenses, the absolute amount, if any, by which Estimated Closing Cash is less than zero, and Estimated Working Capital Deficiency, if any, as estimated in accordance with Section 2.2(b), is greater than zero, then (x) Buyer shall, no later than ten Business Days after the Closing Cash Adjusted Purchase Price is finally determined in accordance with this Section 2.2, cause to be paid to Sellers an amount equal to such excess by delivery of immediately available funds in accordance with payment instructions provided in writing by Mata to Buyer, and (y) issue joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Adjustment Escrow Amount to Sellers as and when directed by Mata.

(iii) Any payments made to any party pursuant to this Section 2.2(f) shall constitute an adjustment of the Closing Purchase Price for Tax purposes and shall be treated as such by Buyer and Sellers on their Tax Returns to the greatest extent permitted by applicable Law.

(iv) The Closing Purchase Price as adjusted pursuant to this Section 2.2(f) and Section 12.6 shall constitute the “Final Purchase Price.”

(g) Withholding Rights; Deductions from Purchase Price. Each of Buyer and the Escrow Agent (and any of their respective paying agents) shall be entitled to deduct and withhold from any payment to any Person in connection with this Agreement such amounts as it is required to deduct and withhold with respect to such payments. At least five (5) Business Days before making any such deduction or withholding (other than with respect to any compensatory payments made to employees subject to wage withholding), Buyer or the Escrow Agent, as the case may be, shall provide any Person on behalf of which such deduction or withholding is proposed to be made written notice of the intention to make such deduction or withholding, which notice shall include the authority, basis and method of calculation for the proposed deduction or withholding, and provide such Person with the reasonable opportunity to provide any statement, form or other documentation that would result in the reduction of or relief from such deduction or withholding. To the extent that amounts are so withheld or deducted and timely paid to the appropriate Tax Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(h) Payment of Tax Gross-Up Amount. Buyer shall pay to Mata in cash an amount equal to the Tax Gross-Up Amount. Such Tax Gross-Up Amount payment or payments shall be paid by Buyer to Mata not more than five (5) days prior to the date that the income tax payments (including estimated tax payments) constituting the Tax

Gross-Up Amount are due to be paid by Mata to the applicable Tax Authorities. Buyer, Sellers and Mata further agree that (i) Mata and his tax accountant shall prepare the Tax Returns (the “Final 2021 Mata Tax Returns”) on which the income, losses, deductions or gains from the transactions contemplated by this Agreement are reported, and prior to their filing provide copies of those tax returns to the Independent Accountant identified below, (ii) the Final 2021 Mata Tax Returns shall be prepared in accordance with all applicable income tax Laws and in a manner consistent with past practices, (iii) Mata and his tax accountant shall prepare a proposed computation of the Tax Gross-Up Amount (the “Proposed Tax Gross-Up Computation”) in a manner consistent with Exhibit A and provide a copy of such computation to Buyer and the Independent Account identified below, and (iv) after the Proposed Tax Gross-Up Computation has been prepared, Grant Thornton, an independent tax accountant (the “Independent Accountant”), shall review the Final 2021 Mata Tax Returns and the Proposed Tax Gross-Up Computation and either sign off on the Proposed Tax Gross-Up Computation as accurate and complete, or propose revisions to the Proposed Tax Gross-Up Computation deemed appropriate by such Independent Accountant to make the Proposed Tax Gross-Up Computation accurately reflect the intentions of the Parties. The Proposed Tax Gross-Up Computation as revised at the direction of the Independent Accountant shall be referred to as the “Final Tax Gross-Up Computation.” In the event that there is an adjustment to the purchase price pursuant to this Agreement (including Section 2.2) or to the Tax Gross-Up Amount as a result of a Final Tax Redetermination, the Independent Accountant shall adjust the Final Tax Gross-Up Computation accordingly.

Section 2.3 Closing.

(a) Time and Place. The closing of the purchase of the Acquired Equity Interests (the “Closing”), shall take place at 10:00 a.m., Eastern time, as soon as reasonably practicable (and in no event later than three Business Days) after the date of the satisfaction or, to the extent permitted, waiver of each of the conditions set forth in Section 7, Section 8 and Section 9 hereof (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver (in writing by the party having the benefit of such condition) of those conditions at such time) or at such other time as the parties shall otherwise mutually agree (the “Closing Date”). The Closing shall take place remotely by the exchange of documentation arranged by counsel to Buyer and Mata. Subject to the provisions of Section 11, the failure to consummate the Closing on the date and time determined pursuant to this Section 2.3(a) shall not result in the termination of this Agreement and shall not relieve any party to this Agreement of any obligation under this Agreement.

(b) Transactions at the Closing.

(i) Payment of Company Debt; Transaction Expenses. At the Closing, Buyer on behalf of the applicable Company shall pay or cause to be paid, (A) all Estimated Company Debt evidenced on the Initial Closing Statement, by wire transfer of immediately available funds, and (B) the Estimated Seller Transaction Expenses identified on the Initial Closing Statement by wire transfer of immediately available funds to the respective vendors or other Persons and in the respective amounts set forth thereon, in each case, against delivery of payoff letters or other documentation providing reasonable evidence of final settlement.

(ii) Payment of the Closing Purchase Price to Sellers. Subject to the terms and conditions hereof, at the Closing:

(a) Buyer shall pay or cause to be paid to Sellers the Closing Cash Adjusted Purchase Price in accordance with the Closing Allocation Statement; and

(b) Buyer shall deliver to Seller the Closing Stock in accordance with the Closing Allocation Statement.

(iii) Escrow. At the Closing, Buyer shall deposit cash in an amount equal to the Adjustment Escrow Amount in the Adjustment Escrow Account (the “Adjustment Escrow Account”) and the Retention Escrow Amount in the Retention Escrow Account (the “Retention Escrow Account”), in each case with U.S. Bank National Association, a national banking association, as escrow agent (the “Escrow Agent”), pursuant to the provisions of the escrow agreement in the form attached as Exhibit C hereto (the “Escrow Agreement”). The Adjustment Escrow Amount and the Retention Escrow Amount (or any portion thereof) shall be distributed to Sellers and Buyer at the times and upon the terms and conditions set forth in the Escrow Agreement.

(iv) PPP Escrow. At the Closing, Buyer shall deposit cash in amounts equal to the PPP Escrow Amounts for each of the Company Members’ PPP loans into the separate interest-bearing PPP lender-controlled PPP Escrow Accounts (the “PPP Escrow Accounts”) with BB&T, a national banking association, as escrow agent (the “PPP Escrow Agent”), pursuant to the provisions of the PPP escrow agreement to be entered into with BB&T in form and substance reasonably acceptable to the Buyer (the “PPP Escrow Agreements”). The PPP Escrow Amounts shall be distributed to Sellers or the PPP Loan lenders at the times and upon the terms and conditions set forth in the PPP Escrow Agreement and Section 6.15.

(v) Each such payment made at the Closing pursuant to this Section 2.3(b) shall be made by wire transfer of immediately available funds; provided that prior to the Closing, Sellers and the Escrow Agent have provided Buyer with valid wiring instructions. Upon such payments by Buyer, the Closing shall be deemed to have been effected and all Acquired Equity Interests shall be owned by Buyer.

(c) Inventory Count. Each of the Company Members shall on the Business Day immediately prior to the Closing (i) conduct a physical counting of the Inventory held by each of the Company Members and (ii) obtain an account balance statement from their banks showing the amount of Cash in each Company Member’s bank accounts, in each case as of the Adjusted Time (the “Inventory Count”). The aggregate amount of Inventory determined in accordance with this Section 2.3(c), absent any dispute from the Buyer’s representatives in connection with the Inventory shall be included in the determination of the amount of applicable Closing, subject to any adjustment pursuant to Section 2.2. The Buyer shall have its representatives present during the Inventory Count and such representatives shall have the right to dispute or sign off on the due completion and outcome of the Inventory Count on the Closing Date without limitation of the Buyer’s or the Sellers’ rights under Section 2.2.

(d) For the avoidance of doubt, (i) the Adjusted Customer Deposits will remain as Cash in the Company Members following the Closing, (ii) such amounts will not constitute Closing Cash and (iii) the Buyer will not pay the Sellers for any such amounts at the Closing.

SECTION 3

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY MEMBERS

Each of the Companies, the New Holding Partnership, the Sellers and Mata, jointly and severally, hereby represent and warrant to Buyer as of the date hereof and as of the Closing Date that:

Section 3.1 Organization and Qualification of the Companies. The New Holding Partnership is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. ECO is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Florida, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of ECO Glass and Unity is a Florida corporation validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite company power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. The New Holding Partnership and each Company is duly qualified or licensed to do business as a foreign entity or as a foreign-invested entity, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified, authorized, or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. All actions taken by the New Holding Partnership and each of the Companies in connection with this Agreement will be duly authorized on or prior to the date of this Agreement, and no further proceedings on the part of the New Holding Partnership or any of the Companies are necessary to approve and authorize the execution and delivery of this Agreement or the Ancillary Agreements and the performance of the New Holding Partnership’s or any of the Companies’ obligations hereunder and thereunder. True, correct and complete copies of the Company Organizational Documents of the New Holding Partnership and each of the Companies have been provided to Buyer and neither New Holding Partnership nor any Company is in violation of any such documents in any material respect. The New Holding Partnership is a newly formed entity has no operations or liabilities other than the ownership of the Companies.

Section 3.2 Power and Authority of the Company. The New Holding Partnership and each of the Companies have the requisite power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the New Holding Partnership and each Company of this Agreement and each Ancillary Agreement to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of New Holding Partnership and each of the Companies. This Agreement has been, and each of the Ancillary Agreements will be at or prior to the Closing, duly executed and delivered by the New Holding Partnership and each of the applicable Company Members, and, assuming the due authorization, execution and delivery by each other Party hereto, this Agreement constitutes, and each of the Ancillary Agreements will, when so executed and delivered, constitute, the legal, valid and binding obligations of the New Holding Partnership and each of the Companies, enforceable against the New Holding Partnership and each of the Companies in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.3 Capitalization.

(a) Section 3.3(a) of the Disclosure Schedule accurately sets forth a true and complete list of the issued and outstanding equity interests of each Company, including the identity of the record owner thereof. The ECO Equity Interests, the ECO Glass Equity Interests and the Unity Equity Interests (collectively, the “Company Equity Interests”) constitute 100% of the total issued and outstanding Equity Interests in ECO, ECO Glass and Unity, respectively. The Company Equity Interests are validly issued, fully-paid and non-assessable. Immediately prior to the ECO Pre-Closing Reorganization, Arrieta owned 10% of the total issued and outstanding ECO Equity Interests (the “Arrieta Equity Interests”). Immediately following the ECO Pre-Closing Reorganization, Arrieta owned 10% of the total issued and outstanding equity interests of ECO Newco. Except for the Arrieta Equity Interests, the Company Equity Interests are all owned beneficially by Mata in accordance with Schedule 3.3(a). Immediately following the Arrieta Buyout, Mata will beneficially own 100% of the total issued and outstanding Company Equity Interests. Following the Pre-Closing Reorganizations, the Company Equity Interests and the New Holding Partnership Equity Interests will be validly issued, fully-paid and non-assessable and will all be owned of record and beneficially by the New Holding Partnership and the Sellers, respectively. The Company Equity Interests and the New Holding Partnership Equity Interests were issued in compliance with applicable Laws. Neither the Company Equity Interests nor the New Holding Partnership Equity Interests were issued in violation of any material agreement, arrangement or commitment of any Company Member or in violation of any preemptive or similar rights of any Person. Neither the New Holding Partnership nor any of the Companies have any other class or series of authorized, issued or outstanding Equity Interests. Immediately after the Closing, Buyer will own 75% of the New Holding Partnership Equity Interests on a fully diluted basis free and clear of any Liens or any other restrictions on transfer, other than restrictions on transfer arising under applicable federal and state securities Laws.

(b) There are no outstanding or authorized (i) options, bonds, debentures, warrants, convertible or exchangeable securities, preemptive or antidilutive rights, stock appreciation rights, redemption rights, repurchase rights, phantom stock, calls, subscriptions or other rights to acquire, or obligations to issue or allot, agreements, arrangements or commitments of any character relating to the Company Equity Interests, the New Holding Partnership Equity Interests or any other Equity Interests under which any Company Member is or may become obligated to issue or sell, or give any Person a right to subscribe for or acquire, or dispose of any units or other Equity Interests of any Company Member, or (ii) equity appreciation, phantom equity, profit participation or similar rights with respect to any Company Member. There are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting, control or transfer of the Company Equity Interests or the New Holding Partnership Equity Interests. Except for restrictions on transfer arising under applicable federal or state securities Laws, there are no restrictions affecting the transferability of the Company Equity Interests, the New Holding Partnership Equity Interests or other Equity Interests of any of the Company Members. The ECO Equity Interests are uncertificated. None of the Company Members violated any agreement in connection with the offer, sale, issuance or allotment of any of the Company Equity Interests or the New Holding Partnership Equity Interests. None of the Company Members has any liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, including the rights to share in profits and losses and the return of capital, whether or not declared or accumulated, and there are no restrictions of any kind which prevent the payment of the foregoing by any Company Member. At the Closing, there shall be no due and unpaid dividends, distributions or similar participation interests under any Company Organizational Documents other than and excluding any such amounts to be paid at Closing in accordance with Section 2.2. None of the Company Members has adopted, sponsored or maintained any equity-based or profits interest plan or any other plan or agreement providing for equity compensation to any Person.

Section 3.4 Subsidiaries; Investments. As of the date hereof, none of the Company Members, directly or indirectly (a) own, of record or beneficially, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any Person, or (b) control any other Person. Following the Pre-Closing Reorganizations, none of the Company Members will directly or indirectly (a) own, of record or beneficially, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any Person, or (b) control any other Person, other than, in each case, as a result of the Pre-Closing Reorganizations.

Section 3.5 Non-contravention; Consents and Governmental Authorizations.

(a) Except as set forth in Section 3.5(a) of the Disclosure Schedule, neither the execution, delivery and performance by any Company Member of this Agreement and each other Ancillary Agreement to which any Company Member is a party, nor the consummation of the transactions contemplated hereby and thereby, will, with or without the giving of notice or the lapse of time or both, (i) contravene, conflict with, or result in a breach, violation of, constitute a default under, or give a right to terminate, amend or cancel under, any Law or Order binding upon or applicable to any Company Member or by which any property or asset of any Company Member is bound or affected, (ii) conflict with, violate or require any approval or consent under any provision of the Company Organizational Documents; (iii) (A) require any consent or approval under, (B) result in any breach of or any loss of any benefit under, (C) constitute a default (or an event which with notice or lapse of time or both would become a default) under, or (D) give to others any right of termination, modification, vesting, amendment, acceleration or cancellation of, any right or obligation under any Material Contract or Permit; or (iv) result in the creation of a Lien (other than Permitted Liens) on any property or asset of the Company.

(b) No Consents or Governmental Authorizations are required in connection with any Company Member’s execution and delivery of this Agreement or any Ancillary Agreement to which any Company Member is or will be a party, the performance by any Company Member of its respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, other than the (i) consents, approvals, Orders, waivers, notices, authorizations, registrations, declarations and filings (“Consents”) and Governmental Authorizations set forth in Section 3.5(b) of the Disclosure Schedule and (ii) Consents and Governmental Authorizations that have been obtained by any Company Member prior to the date hereof and which have been provided to Buyer.

Section 3.6 Financial Statements; Undisclosed Liabilities.

(a) Copies of each of the Companies’ (i) audited financial statements consisting of the balance sheet of each of the Companies as of December 31, 2019 and the related statements of operations, members’ equity and cash flows for the year then ended (the “Audited Financial Statements”), (ii) unaudited financial statements consisting of the unaudited balance sheet of each of the Companies as of December 31 in each of the years 2018 and 2017 and the related statements of operations, members’ equity and cash flows for the year then ended (the “Unaudited Financial Statements”) and (iii) unaudited financial statements consisting of the unaudited balance sheet of each of the Companies as of September 30, 2020 and the related unaudited income statements for the nine-month period then ended (the “Interim Financial Statements”

and together with the Audited Financial Statements and Unaudited Financial Statements, the “Financial Statements”) have previously been delivered and/or made available to Buyer. The Financial Statements have been derived from, and are consistent, in all material respects, with, the books and records of each of the Company Members and have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (none of which would be material, individually or in the aggregate) and the absence of notes (that, if presented, would not differ materially from those included in the Audited Financial Statements), and, on that basis, present fairly, in all material respects, the financial condition of each of the Company Members as of the respective dates they were prepared and the results of the operations of each of the Company Members for the periods indicated. No financial statements of any Person other than the Company Members are required by GAAP to be included or reflected in any of the foregoing financial statements. Each of the Companies have also delivered to Buyer true, correct and complete copies of all letters from each of the Companies’ auditors to the respective Companies’ board of managers or audit committee during the 12 months prior to the date of this Agreement, together with true, correct and complete copies of all responses thereto.

(b) The Company Members have no Liabilities, except: (i) those which are adequately reflected or reserved against on the Audited Balance Sheet as of December 31, 2019 (the “Audited Balance Sheet Date”), (ii) those which have been incurred in the Ordinary Course of Business since the Audited Balance Sheet Date (none of which relate to breach of contract, breach of warranty, tort, infringement, violation of or Liability under any Law or any Action, none of which are material individually or in the aggregate, and all of which will be included in the calculation of Closing Working Capital), and (iii) those incurred since the Audited Balance Sheet Date that are not, reasonably expected to involve, individually or in the aggregate, an amount greater than $15,000 to the Company Members, taken as a whole. The Company Members do not maintain any “off-balance sheet” arrangement within the meaning of Item 303(a)(4)(ii) of Regulation S-K of the SEC.

Section 3.7 Absence of Changes. Since the Audited Balance Sheet Date,

(a) each of the Company Members has conducted itself in the Ordinary Course of Business, substantially in the same manner in which it has been previously conducted,

(b) there has not been any change, event, condition, occurrence, contingency or development that, individually or in the aggregate with other changes, events, conditions, occurrences, contingencies or developments has resulted in, or would reasonably be expected to result in, a Material Adverse Effect; and

(c) none of the Company Members has taken any action that, if Section 6.1 applied in such period, would have required the consent of Buyer.

Section 3.8 Legal Proceedings.

(a) Except as set forth in Section 3.8(a) of the Disclosure Schedule, there are no, and since January 1, 2018, there have not been any, Legal Proceedings pending or threatened against or by any Company Member or any of their respective officers or directors (in their capacities as such or otherwise with respect to the business of any Company Member) affecting (A) any of the Company Member’s business, (B) any of the Company Member’s properties or assets, or (C) the transactions contemplated by this Agreement. To the Companies’ Knowledge, there is no reasonable basis for any of the foregoing.

(b) Except as disclosed in Section 3.8(b) of the Disclosure Schedule, since January 1, 2018, no Company Member is the subject of any governmental investigation or inquiry. There is no reasonable basis for any such investigation or inquiry. Except as disclosed in Section 3.8(b) of the Disclosure Schedule, no Company Member is subject to any Order (A) affecting the Company Member’s business, properties or assets, or (B) that challenges or could have the effect of preventing, enjoining or otherwise delaying the transactions contemplated by this Agreement. The Company Members have been in compliance, in all material respects, with each Order to which they, or any assets owned or used by them, are or have been subject. No event has occurred or circumstance exists that could constitute or result in (with or without notice or lapse of time) a violation of, or failure to comply with, any Order to which any Company Member, or any assets owned or used by any Company Member, is subject. None of the Company Members has at any time received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any Order to which any Company Member, or any assets owned or used by any Company Member, is subject, which actual, alleged or potential violation was not resolved to the reasonable satisfaction of such Governmental Authority.

Section 3.9 Compliance with Laws; Permits.

(a) Each Company Member is, and since January 1, 2018, has been, in material compliance with all Laws applicable to it or its respective business or properties. None of the Company Members has received written notice of any violation, alleged violation or potential violation of any such Laws. No event has occurred, and no condition exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation by any Company Member of, or a failure on the part of any Company Member to comply with, any Law applicable to it or its business or properties.

(b) None of the Company Members, any Affiliate of any Company Member, nor to the Companies’ Knowledge, any director, officer, agent, employee or other Person acting on behalf of any of the Company Members (in their capacity as director, officer, agent or employee), has at any time since January 1, 2019, (i) used any corporate funds of any Company Member for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Company Member’s business, or failed to disclose fully any such contribution in violation of applicable laws; (ii) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction, including any unlawful payment or other consideration to federal, state or local government employees related to obtaining permits or authorizations or to influence or affect the outcome of any inspections, investigations or plant reviews, including any inspections by the Occupational Safety and Health Administration or any other Governmental Authority; (iii) made any unlawful payment or given any other unlawful consideration to any customer, agent, distributor or supplier of any Company Member or any director, officer, agent or employee of such customer or supplier; or (iv) violated or is in violation of (A) any applicable Laws relating to anti-bribery, money-laundering, unlawful political contributions or gifts or corrupt practices, including the U.S. Foreign Corrupt Practices Act of 1977 and any similar Laws, (B) any applicable Laws and other restrictions relating to the export, transshipment, re-export and other transfers of U.S. origin commodities, software, technology and services or (C) any applicable sanctions and/or anti-boycott laws.

(c) Except as set forth in Section 3.9(c) of the Disclosure Schedule, all material Permits required for a Company Member to own, lease, maintain, operate and conduct its business as currently conducted have been obtained by it and are valid and in full force and effect without any material default or material violation thereunder, and each Company Member is in compliance with the terms of all such Permits in all material respects. All applications for or renewals of all material Permits have been timely filed and made, and no material Permit will expire or be terminated as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. There is not, and since January 1, 2018 (i) there has not been, any Legal Proceeding pending, or to the Companies’ Knowledge, threatened, nor has any Company Member received any notice from any Governmental Authority, to revoke, deny, cancel, refuse to renew or adversely modify any material Permit or demonstrate an intention to do any of the foregoing and (ii) there has not been the occurrence of any event that allows, or upon the giving of notice or the passage of time, or both, would allow, the revocation, denial, cancellation, refusal to renew or adversely modify any material Permit. No Company Member has been notified, whether in writing or otherwise, that any material Permit may not in the ordinary course be renewed upon its expiration or that by virtue of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby, any such Permit may not be granted or renewed.

Section 3.10 Material Contracts.

(a) Section 3.10(a) of the Disclosure Schedule sets forth a list of the following types of Contracts to which a Company Member is a party as of the Agreement Date (collectively, the “Material Contracts”), which list does not include the following types of Contracts to which any Seller becomes a party between the date of this Agreement and the Closing that are entered into in accordance with the covenants applicable to such Company Member:

(i) each Contract with a Material Customer or Material Supplier;

(ii) any Contract (excluding executory purchase orders from a customer or dealer of the Company outstanding as of the date hereof) reasonably expected to result in future payments to or by the Company Member in excess of $150,000 per annum;

(iii) any Contract that relates to the sale or disposition of any of the Company Member’s assets, other than in the Ordinary Course of Business;

(iv) any Contract that relates to the Company’s acquisition of any business, the stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) any Contract that limits or purports to limit, in any material respect, the ability of a Company Member to engage in or compete in any line of business or with any Person, to conduct activity in any geographic area or during any period of time (excluding use or other limitations on the Leased Real Property), or to solicit any Person to enter into a business or employment relationship, or containing any such covenants that would bind Buyer or a Company Member following the Closing and any Contract containing any obligation of exclusivity;

(vi) any Contract providing for indemnification by any Company Member, other than as provided by any Company Member in the Ordinary Course of Business;

(vii) all Contracts relating to any Company Debt or to the mortgaging or pledging of, or otherwise placing a Lien on, any Company Member’s assets or any of the Company Members’ respective securities;

(viii) any Contract under which any Company Member has advanced or loaned any other Person any amounts;

(ix) any (A) Contract relating to the employment of any Company Employee, consultant or independent contractor, or (B) that provides for any severance, retention, change of control, transaction-related or other similar payments to any such individual, where such Contract (x) provides for annual payments in excess of $150,000, (y) cannot be terminated without penalties greater than $50,000 or (z) cannot be terminated upon 90 days’ notice or less;

(x) any collective bargaining agreement or other agreement or Contract with a labor union or organization;

(xi) the Real Property Leases;

(xii) any Contract (including any informal or oral agreements) under which any Company Member is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it which involves consideration in excess of $150,000;

(xiii) the top 20 material broker, distributor, dealer, manufacturer’s representative, franchise, agency, commission, marketing and advertising Contracts, in each case, measured based on year to date sales;

(xiv) other than and excluding (A) licenses for generally commercially available, “off-the-shelf” software programs with an annual or total fee of less than $10,000, (B) form agreements with employees and independent contractors each entered into the Ordinary Course of Business and each assigning all such individual’s right, title and interest in and to any Company Intellectual Property or Company Technology to the Company, (C) confidentiality and non-disclosure agreements entered into in the Ordinary Course of Business, and (D) agreements with customers of the Sellers that are entered into in the Ordinary Course of Business, the Intellectual Property Agreements;

(xv) each Contract with a Related Party;

(xvi) any Contract providing for the payment of any cash or other compensation or benefits upon the sale of all or a material portion of any Company Member’s assets or a change of control of any Company Member;

(xvii) any Contract between any Company Member, on the one hand, and any other Person, on the other hand containing any obligation of confidentiality or nondisclosure on the part of the Company Member;

(xviii) any Contract containing a “most favored nation” provision or performance guaranty, any requirements or “take or pay”, any rebates, mark dows or special payment arrangements;

(xix) any Contract containing a warranty, guaranty or similar undertaking with respect to the payment or performance of any Company Member, other than a standard warranty, guaranty or similar undertaking provided by any Company Member in the Ordinary Course of Business;

(xx) any Contract involving the settlement of any Legal Proceeding or threatened Legal Proceeding;

(xxi) any Contract with any Governmental Authority, including any Order;

(xxii) any partnership, joint venture or other similar Contract involving a share of profits, losses, costs or liabilities with any other Person;

(xxiii) any Contract obtaining an effective power of attorney granted by any Company Member;

(xxiv) any Contract that grants any Company Member an equity interest in any partnership or joint venture and any documents related thereto;

(xxv) any Contract that grants to any Person a right of first refusal, first offer or similar preferential right to purchase or acquire any right, asset, property or service of any Company Member;

(xxvi) any Contract that relates to voting, holding or disposing of equity securities of any Company Member;

(xxvii) any PPP Loans or other Contracts entered in connection with the CARES Act and COVID Relief Programs; and

(xxviii) any Contract relating to any outstanding written commitment to enter into any Contract or agreement of the type described in subsections (i) through (xxix) above.

(b) No Company Member, nor to the Companies’ Knowledge, any other party, is in, or has received written notice of any, violation of or default under (including any condition that with the passage of time or the giving of notice would cause such a violation or default under) any Material Contract. A copy of each Material Contract has previously been made available to Buyer. Each Material Contract is a valid and binding agreement of the applicable Company Member and is in full force and effect (except to the extent such Material Contract expires after the Agreement Date in accordance with its terms), and is enforceable against the applicable Company Member, and to the Companies’ Knowledge, each other party thereto, in accordance with its terms, except (i) as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally or (ii) as limited by general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law. Each Company Member has performed all material obligations required to be performed by it under the Material Contracts, and to the Knowledge of the Company Members each other party thereto has performed all material obligations required to be performed by such party. To the Knowledge of the Company Members, no counterparty to any Material Contract is in default under or in any dispute with respect to any Material Contract, nor has any event occurred which, with notice or lapse of time or both, would constitute a default by any such party under any such Material Contract. To the Companies’ Knowledge, no counterparty to any Material Contract is in default under or in any dispute with respect to any Material Contract, nor has any event occurred which, with notice or lapse of time or both, would constitute a default by any such party under any such Material Contract.

Section 3.11 Title, Condition and Sufficiency of Assets. Each Company Member has good and valid title to, or a valid and enforceable leasehold interest in or a valid license to use all tangible property and other assets used by the Company Member, including those (a) necessary to conduct the business of the Company Member as currently conducted, (b) located on the Company Member’s premises, or (c) reflected in the Financial Statements or acquired after the Audited Balance Sheet Date

(the “Tangible Assets”). The Tangible Assets are in good operating condition (normal wear and tear excepted). The Tangible Assets are all the material tangible properties and assets necessary for the current operation of the business of each Company Member and sufficient for the Company Members to conduct their respective businesses in substantially the same manner as conducted prior to the Agreement Date. All the Tangible Assets (including leasehold interests) are free and clear of Liens, other than the Permitted Liens.

Section 3.12 Real Property.

(a) No Company Member owns any real property. Section 3.12(a) of the Disclosure Schedule contains a list by street address or location of all leases and subleases under which any Company Member is lessee or lessor, together with all amendments, modifications, supplements, waivers and side letters related thereto (collectively, the “Real Property Leases” and the real property to which such Real Property Leases relate, the “Leased Real Property”). A Company Member has a valid leasehold interest in each Leased Real Property, subject only to Permitted Liens. With respect to each Real Property Lease, except as set forth in Section 3.12(a) of the Disclosure Schedule: (i) each Leased Real Property is used or occupied pursuant to a Real Property Lease that is in full force and effect; (ii) neither a Company Member, nor, to the Companies’ Knowledge, any other party to any Real Property Lease is in breach or default thereunder and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under any Real Property Lease; (iii) no party to any Real Property Lease has repudiated any provision thereof; (iv) there are no disputes, oral agreements or forbearance programs in effect as to each Real Property Lease; (v) none of the Real Property Leases have been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to Buyer and on Section 3.12(a) of the Disclosure Schedule; and (vi) no Company Member has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Real Property Lease.

(b) With respect to each piece of Leased Real Property: (i) except for the Real Property Leases, to the Companies’ Knowledge there are no leases, subleases, licenses, concessions or other Contracts, written or oral, granting to any Person the right of use or occupancy of any portion of such Leased Real Property except in favor of the Company Member and no such rights have been granted by any Company Member and (ii) there are no Persons in possession of such Leased Real Property except the Company Member.

(c) None of the rights of any Company Member under any of the Real Property Leases will be subject to termination or modification as a result of the transactions contemplated by this Agreement or the Ancillary Agreements.

(d) No Company Member has received any notice of violation of any Law with respect to any Leased Real Property, and no notice of violation of any Law has been issued by any Governmental Authority with respect to any Leased Real Property.

(e) Except as set forth in Section 3.12(e) of the Disclosure Schedule, the Company Members have all certificates of occupancy and material Permits of any Governmental Authority necessary for the current use and operation of the Leased Real Property. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred with respect to any such certificate or Permit.

(f) To the Companies’ Knowledge, no Governmental Authority having jurisdiction over any Leased Real Property has issued or threatened to issue any notice or Order that adversely affects the use or operation of any Leased Real Property, or requires, as of the date hereof or a specified date in the future, any repairs or alterations or additions or improvements thereto, or the payment or deduction of any money, fee, exaction or property.

(g) No Company Member has received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use any Leased Real Property or any part thereof.

(h) No Company Member owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein, other than the Real Property Leases.

Section 3.13 Employee Benefits.

(a) Section 3.13(a) of the Disclosure Schedule contains a list of each plan, program, policy, agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, bonus, incentive, unit or unit-based awards, material fringe benefit, retirement, pension, profit-sharing, vacation or holiday pay, paid time off, death, disability, medical or retiree benefits or other employee benefits or remuneration of any kind, including each employment, severance, retention, change in control, termination or consulting plan, program arrangement or agreement, in each case whether written or unwritten, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is sponsored, maintained, contributed to or required to be contributed to, by any Company Member for the benefit of any current or former Company Employee or with respect to which any Company Member has any outstanding liabilities (collectively, the “Company Benefit Plans”).

(b) With respect to each Company Benefit Plan, if applicable, each of the Company Members has delivered or made available to Buyer (i) a complete and correct copy of such plan (including any amendments thereto) or, if not written, a summary of such plan, (ii) the most recent IRS determination letter, (iii) the current summary plan description and any summary of material modification, (iv) the two most recent annual reports, including all schedules and attachments (Form 5500 series or equivalent if required under applicable Law), (v) the most recent actuarial valuation report, (vi) the current trust agreement, any written insurance contract and other documents relating to the funding or payment of benefits under any Company Benefit Plan, and (vii) copies of any correspondence with the IRS, Department of Labor or any other Governmental Authority regarding any Company Benefit Plan. There has been no amendment to, announcement by any Company Member relating to or change in employee participation or coverage under, any Company Benefit Plan that would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year, other than as may be currently contemplated in such Company Benefit Plan, or in connection with the normal course renewal of such Company Benefit Plan. The Company Members may amend or terminate any Company Benefit Plan at any time without incurring any material liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(c) (i) Each Company Benefit Plan has, in all material respects, been established, funded and administered in compliance with its terms and applicable Laws, including ERISA and the Code, as applicable, (ii) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and there are no existing circumstances or any events that have occurred that would reasonably be expected to result in the loss of such qualified status of any such Company Benefit Plan, (iii) none of the Company Members is subject to any material liability pursuant to Section 502 of ERISA or any Tax imposed pursuant to Section 4975 or 4976 of the Code, (iv) there are no pending, or to the Companies’ Knowledge, threatened claims (other than routine claims for benefits) by, on behalf of or against any Company Benefit Plan or any trust related thereto which would reasonably be expected to result in any material liability to any Company Member, and (v) no audit or Legal Proceeding by a Governmental Authority with respect to any Company Benefit Plan is pending, or to the Companies’ Knowledge, threatened.

(d) All insurance premiums, contributions or other amounts payable by any Company Member as of or prior to the Agreement Date with respect to each Company Benefit Plan in respect of current or prior plan years have been paid on a timely basis or if not yet paid have been accrued in accordance with historical financial statement processes.

(e) Except as required under Section 4980B of the Code or Section 601 et seq. of ERISA, no Company Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment. Each Company Member is in compliance with the applicable requirements of Sections 4980B, 4980D and 4980H of the Code, and Part 6 of Subtitle I of ERISA, in all material respects. There exists no current circumstances upon which any Company Member could reasonably be expected to be subject to any material fine or penalty under Sections 4980D or 4980H of the Code.

(f) Each Company Benefit Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “ACA”), has been established, maintained and administered, in all material respects, in compliance with the requirements of the ACA, including all notice and coverage requirements, and each Company Member and each ERISA Affiliate offer minimum essential health coverage, satisfying the affordability and minimum value requirements, to their full time employees (as defined by the ACA) sufficient to prevent liability for assessable payments under Section 4980H of the Code. No Company Member has incurred (whether or not assessed), or is reasonably expected to incur, or to be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(g) With respect to any insurance policy providing funding for benefits under any Company Benefit Plan: (i) there is no liability of any Company Member in the nature of a retroactive rate adjustment, loss sharing arrangement, or similar liability, nor would there be any liability if such insurance policy was terminated on the date hereof, other than liability for premiums through the date of termination, and (ii) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding, and no such proceeding with respect to any such insurer is imminent.

(h) Except under the Company Benefit Plans set forth in Section 3.13(h) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any Company Employee to severance pay, unemployment compensation or any other payment or benefit under any Company Benefit Plan, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such Company Employee, (iii) otherwise give rise to any material liability under any Company Benefit Plan or (iv) result in the failure of any payment under any Company Benefit Plan to be deductible for U.S. federal income tax purposes by virtue of Section 280G of the Code.

(i) No Company Benefit Plan is a defined benefit pension plan subject to Title IV of ERISA or the minimum funding requirements of Sections 412 or 430 or the Code or Section 302 of ERISA; and neither the Company nor any ERISA Affiliate has any outstanding liability under Title IV of ERISA. No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) or 3(37) of ERISA; and, neither the Company nor any ERISA Affiliate has ever contributed to, participated in or agreed to contribute to or participate in a multiemployer plan. No Company Benefit Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(j) Each Company Benefit Plan that constitutes a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such section and such guidance have been applicable to such Company Benefit Plan, except as would not be reasonably expected to result in any material liability to any Company Member. There is no agreement, plan or other arrangement to which any Company Member is a party or by which it is otherwise bound to compensate any Person in respect of Taxes imposed on such person pursuant to Section 409A or 4999 of the Code.

Section 3.14 Labor and Employment Matters.

(a) Section 3.14(a) of the Disclosure Schedule sets forth a true and accurate list of all employees of each of the Company Members as of the Agreement Date (the “Company Employees” and each a “Company Employee”) and their position. To the extent permitted by applicable Law, the Company has provided and made available to Buyer information, as of the Agreement Date, concerning work location, date of hire, exempt/non-exempt status, annual base compensation or hourly rate, incentive-based compensation, leave status, and accrued, but unused vacation for each Company Employee.

(b) Each of the Company Members is, and since January 1, 2015, has been, in compliance with all applicable Laws pertaining to employment and employment practices, terms and conditions of employment, equal employment opportunity, veterans’ rights, civil rights, employment standards, wages and hours, immigration, occupational health and safety, classification of workers as employees and independent contractors, workers’ compensation, human rights, nondiscrimination, sexual harassment, retaliation, the payment of withholdings and/or social security and similar Taxes, family and medical leaves, and plant closings and mass layoffs (hereinafter collectively referred to as the “Employment Laws”) and, none of the Company Members are liable for the payment of material Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Employment Laws. Except as set forth in Section 3.14(b) of the Disclosure Schedule, there are no pending, and since January 1, 2015, there have not been any Legal Proceedings against any Company Member, or to the Companies’ Knowledge, threatened to be brought or filed, in connection with the employment of any Company Employee or former employee of any Company Member.

(c) No Company Member is party to, or bound by, any collective bargaining or other agreement or Contract with a labor organization representing any Company Employee and there are no pending, and since January 1, 2015, there have not been any threatened strikes, labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations against any Company Member.

(d) Any individual who performs or performed services for any Company Member, and who is not treated as an employee for federal income tax purposes by the applicable Company Member is not an employee under applicable Laws or for any purpose, including, without limitation, for Tax withholding purposes or Company Benefit Plan purposes, and no Company Member has any liability by reason of any individual who performs or performed services for such Company Member, in any capacity, being improperly excluded from participating in any Company Benefit Plan. Each of the Company Members properly classifies each of its Company Employees as “exempt” or “non-exempt” from the overtime requirements of the Fair Labor Standards

Act (the “FLSA”) in all material respects.

Section 3.15 Environmental Matters.

(a) Except as set forth in Section 3.15(a) of the Disclosure Schedule, each Company Member is and has been for the past five years in compliance, in all material respects, with, and has no liability arising under, all applicable Environmental Laws. No Company Member has received from any Person any (i) Environmental Notice or Environmental Claim, or (ii) written or oral request for information pursuant to any Environmental Laws, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements of the Company Member.

(b) Except as set forth in Section 3.15(b) of the Disclosure Schedule, each of the Company and the Company Subsidiaries has obtained and is and has been for the past five years in material compliance with all Environmental Permits necessary for the ownership, lease, operation or use of the business or assets of the Company, and there are no threatened, pending or unresolved judicial or regulatory proceedings by any Governmental Authority that could reasonably be expected to result in the termination, revocation or modification of any such Environmental Permits.

(c) Except as set forth in Section 3.15(c) of the Disclosure Schedule, there has been no Release of Hazardous Materials in contravention of, or which could be reasonably expected to result in a liability to or obligations of any Company Member arising under, Environmental Laws with respect to the business or assets of the Company Members or the Leased Real Property or any real property currently or formerly owned, leased or operated by any Company Member.

(d) Except as set forth in Section 3.15(d) of the Disclosure Schedule, no Company Member has arranged for the treatment or disposal of Hazardous Materials at any third-party location or site, except as such would not reasonably be expected to result in a material liability of any Company Member pursuant to Environmental Laws.

(e) Except as set forth in Section 3.15(e) of the Disclosure Schedule, no Company Member is a party to any Contract pursuant to which it is obligated to indemnify any other Person with respect to, or be responsible for any liability pursuant to, arising under or in violation of, any Environmental Law.

(f) The Companies have delivered, or caused to be delivered or made available to Buyer copies of all material documents, records and information in their possession or reasonable control concerning noncompliance with or potential material liability under any Environmental Law, including previously conducted environmental site assessments, compliance audits, asbestos surveys and documents regarding any Release of Hazardous Materials at, upon or from the Leased Real Property or any property or facility formerly owned, leased or operated by any Company Member, spill control plans and environmental agency reports and correspondence.

Section 3.16 Insurance. Each of the Company Members and their respective businesses and properties are insured to the extent specified under the insurance policies listed on Section 3.16 of the Disclosure Schedule (excluding any Company Benefit Plans, the “Insurance Policies”), each of such Insurance Policies are valid, binding and in full force and effect. The Insurance Policies are reasonable and customary for the business operations, assets and properties of each of the Company Members. Section 3.16 of the Disclosure Schedule also sets forth (a) the insurer, (b) the amount of and nature of the coverage, (c) the risk insured against, (d) the deductible amount (if any), (e) the date through which coverage shall continue by virtue of premiums already paid, (f) a brief description of all claims of a Company Member that are currently pending under the Insurance Policies, (g) any written statement by the auditor of the Companies or any consultant or risk management advisor provided to or in the possession of any of the Company Members with regard to the adequacy of its coverage or its reserves for actual or potential claims, and (h) a brief description of any self-insurance, co-insurance or retention arrangement by or affecting any Company Member, including any reserves established thereunder. No Company Member is in material default with respect to any provision in the Insurance Policies or has received any written or, to the Companies’ Knowledge, oral, notice of cancellation or termination with respect to any of the Insurance Policies that have not been replaced on substantially similar terms prior to the date of such cancellation or termination. All premiums due and payable under the Insurance Policies have been paid. No Company Member has received a written, or to the Companies’ Knowledge, oral, notice of any material increase of premium for any Insurance Policy, there are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on the Insurance Policies or binders, and there are no pending claims by any Company Member to which the insurers have denied coverage or otherwise reserved rights. No Company Member has been refused any insurance nor has any such coverage been materially limited by any insurance carrier to which any Company Member has applied for any such insurance or with which such insurance has been carried during the past five years. None of the carriers under the Insurance Policies have issued a reservation of rights letter in the defense of claims. None of the Insurance Policies will generate any retrospective premium adjustment, audit premium adjustment, experience-based liability or loss sharing cost adjustment affecting any of the Company Members prior to or after the Closing as a result of pre-Closing activities.

Section 3.17 Taxes. Except as set forth in Section 3.17 of the Disclosure Schedule:

(a) Each of the Company Members has duly and timely filed or caused to be filed (taking into account any valid extensions) all Tax Returns required to be filed by it. All such Tax Returns are true, complete and accurate in all material respects. No Company Member is currently the beneficiary of any extension of time within which to file any Tax Return that has not yet been filed. All Taxes due and owing by any Company Member, whether or not shown on any Tax Returns have been timely paid.

(b) There are no Liens for Taxes upon the assets of any Company Member other than Permitted Liens.

(c) No deficiency for Taxes which has been proposed, asserted or assessed in writing by any Tax Authority against any Company Member remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of any Company Member. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending or, to the Knowledge of any Company, the Sellers or Mata, threatened, with respect to any Taxes of any Company Member.

(d) All Taxes which any Company Member is obligated to withhold from amounts owing to any Company Employee, creditor or third party have been properly withheld and all such withheld Taxes have been timely paid over and reported to the proper Tax Authority in accordance with applicable Law.

(e) No Company Member has been a member of an affiliated group of corporations that filed a consolidated federal income Tax Return or any similar group defined under a similar provision of state, local or foreign Tax Law.

(f) No Company Member is liable for the payment of material Taxes, or related fines or penalties, for failure to comply with Tax Laws related to the classification of workers as employees or independent contractors.

(g) The unpaid Taxes of the Company Members did not, as of the Audited Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in the Financial Statements (rather than any notes thereto). Since the Audited Balance Sheet date, no Company Member has incurred any liability for Taxes outside the Ordinary Course of Business consistent with past practice.

(h) No Company Member is, or has been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (other than Contracts entered into in the Ordinary Course of Business and not relating primarily to Taxes).

(i) No Company Member has liability for the Taxes of any other Person (other than the Company and the Company Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise, in each case other than Contracts entered into in the Ordinary Course of Business and not relating primarily to Taxes.

(j) No Company Member has been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law.

(k) At all times since its formation, each Seller has been and will be classified as an S corporation for U.S. federal income tax purposes. As of the date of formation until the ECO Pre-Closing Reorganization, the ECO Glass Pre-Closing Reorganization and the Unity Pre-Closing Reorganization, each of ECO, ECO Glass and Unity, respectively, will be taxed as an S corporation for U.S. federal income tax purposes. At all times since its formation until the Closing, for U.S. federal income tax purposes, New Holding Partnership will be classified as a partnership. At all times after the effective time of the applicable Pre-Closing Reorganization and until the Closing, each of ECO, ECO Glass and Unity has been either (i) a qualified subchapter S subsidiary, as defined in Code Section 1361(b)(3)(B), or (ii) disregarded as an entity separate from its owner for U.S. federal income tax purposes. As of immediately prior to the Closing, each of ECO, ECO Glass and Unity shall be disregarded as an entity separate from its owner for U.S. federal income tax purposes. None of Mata, the Sellers or any Company Member has incurred or will incur in connection with the transactions contemplated pursuant to this Agreement, any Liability for Taxes under Code Section 1363(d), Section 1374 or Section 1375 (or any similar provisions of any state or local Tax law) or any other provision of Tax Law.

(l) No Company Member is the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement of Contract with any Tax Authority.

(m) No Company Member has received a written nexus inquiry or notice of any claim by a Tax Authority in a jurisdiction where the Company Member, as applicable, does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or Tax Authority.

(n) No Company Member has received any private letter ruling from the IRS or any comparable ruling from any other Tax Authority.

(o) No Company Member is liable for any material amount under any unclaimed property, escheat or similar Law.

(p) Each of the ECO Pre-Closing Reorganization, the ECO Glass Pre-Closing Reorganization and the Unity Pre-Closing Reorganization is intended to qualify as a tax-free “F” reorganization pursuant to Code Section 368(a)(1)(F). With respect to each of the ECO Pre-Closing Reorganization, the ECO Glass Pre-Closing Reorganization and the Unity Pre-Closing Reorganization,

(i) each such reorganization was or will be accomplished by way of the execution of the steps undertaken on the date, in the sequence and in accordance with the timing described herein in the definition of each such reorganization;

(ii) all the stock (or member interests as the case may be) of each of ECO Newco, ECO Glass Newco and Unity Newco (including any stock of ECO Newco, ECO Glass Newco and Unity Newco issued before the reorganization) was or will be distributed (or deemed distributed) in exchange for stock of ECO, ECO Glass and Unity respectively as part of the reorganization,

(iii) the same Person or Persons own all the stock (or member interests as the case may be) in ECO, ECO Glass and Unity determined immediately before the reorganization, and of ECO Newco, ECO Glass Newco and Unity Newco, respectively, determined immediately after the reorganization, in identical proportions;

(iv) each of ECO Newco, ECO Glass Newco and Unity Newco held no property and had no tax attributes (including those specified in Code Section 381(c)) immediately before the ECO Pre-Closing Reorganization, the ECO Glass Pre-Closing Reorganization and the Unity Pre-Closing Restructuring respectively,

(v) each of ECO, ECO Glass and Unity completely liquidates or will completely liquidate for U.S. federal income tax purposes in the ECO Pre-Closing Reorganization, the ECO Glass Pre-Closing Reorganization and the Unity Pre-Closing Reorganization respectively,

(vi) immediately after each of the ECO Pre-Closing Reorganization, the ECO Glass Pre-Closing Reorganization and the Unity Pre-Closing Reorganization, no corporation other than ECO Newco, ECO Glass Newco and Unity Newco respectively held property than was held by ECO, ECO Glass or Unity respectively immediately before such reorganization if such other corporation would, as a result, succeed to and take into account items of ECO, ECO Glass and Unity respectively described in Code Section 381(c);

(vii) immediately after the ECO Pre-Closing Reorganization, the ECO Glass Pre-Closing Reorganization and the Unity Pre-Closing Reorganization, ECO Newco, ECO Glass Newco and Unity Newco, respectively, held no property acquired from a corporation other than ECO, ECO Glass and Unity respectively if ECO Newco, ECO Glass Newco or Unity Newco respectively would, as a result, succeed to and take into account the items of such other corporation described under Code Section 381(c); and

(viii) the terms of the formation documents with respect to ECO Newco, ECO Glass Newco and Unity Newco are (other than the name of the entity) substantively identical to the terms of the formation documents of ECO, ECO Glass and Unity respectively.

(q) The New Holding Partnership Pre-Closing Reorganization is intended to qualify as a series of tax-free transfers by ECO Newco, ECO Glass Newco and Unity Newco to New Holding Partnership pursuant to Code Section 721.

(r) All liabilities of ECO, ECO Glass and Unity as of the date hereof were incurred in the Ordinary Course of Business.

(s) No election has been made with respect to ECO pursuant to Treasury Regulation Section 301.7701-3(c)(1)(i) (other than an election made by a newly formed eligible entity that is effective on the date of formation of such entity) within the 60 month period ending on January 4, 2021.

Notwithstanding anything to the contrary in this Agreement, the representations and warranties in this Section 3.17 and the representations and warranties related to Taxes contained in Section 3.13 and Section 3.28 are the sole and exclusive representations and warranties with respect to Taxes.

Section 3.18 Intellectual Property.

(a) Section 3.18(a) of the Disclosure Schedule sets forth a list of the following Intellectual Property that, in each case, is owned or purported to be owned by any Company Member or has been registered (or, as applicable, applied for) by any Company Member: all domestic and foreign (i) issued patents and pending patent applications, including any and all extensions, continuations, continuations-in-part, divisions, reissues, reexaminations, substitutes, renewals and any other pre-grant and post-grant forms of any of the foregoing, (ii) trademark registrations and pending trademark registration applications, (iii) copyright registrations and pending copyright registration applications, and (iv) registrations and pending registration applications for Internet Identifiers, (collectively, the “Registered Intellectual Property”). For each item of Registered Intellectual Property, Section 3.18(a) of the Disclosure Schedule lists (A) the record owner of such item, and, if different, the legal owner and beneficial owner of such item, (B) the jurisdiction in which such item is issued, registered or pending, (C) the issuance, registration or application date and number of such item, and (D) the status of such item. No material item of Registered Intellectual Property has been abandoned and all material fees and filings with respect to any Registered Intellectual Property that are due before Closing have been timely submitted to the relevant Governmental Authorities and domain name registrars to maintain such Registered Intellectual Property in full force and effect and, except as listed on Section 3.18(a) of the Disclosure Schedule, no such fees and filings are due in the three-month period following Closing. Except as set forth in Section 3.18(a) of the Disclosure Schedule, a Company Member is the sole and exclusive owner of the Registered Intellectual Property and is entitled to use any and all such Registered Intellectual Property in connection with the operation of its business free from any Liens (except for Permitted Liens). All actions required to record the Company Member as the registered owner throughout the entire chain of title of all of the Registered Intellectual Property with each applicable Governmental Authority, have been taken, including payment of all costs, fees and expenses associated with such recording activities. All of the Registered Intellectual Property is valid, and to the Knowledge of Seller, subsisting and enforceable. No item of Registered Intellectual Property is subject to any outstanding order, judgment, injunction, decree, ruling or agreement adversely affecting the Company Member’s use thereof or rights thereto, or that would reasonably impair the scope, validity or enforceability thereof.

(b) Except as set forth in Section 3.18(b) of the Disclosure Schedule, each Company Member owns exclusively all Company Intellectual Property and Company Technology owned or purported to be owned by it (including the Registered Intellectual Property) and has sufficient rights to use all other Company Intellectual Property and Company Technology, free and clear of all Liens (other than Permitted Liens) and free from any requirement of any past, present or future royalty payments, license fees, or other payments, or conditions or restrictions whatsoever. The Company Intellectual Property and Company Technology (other than licenses for generally commercially available, “off-the-shelf” software programs) constitutes all of the Intellectual Property and Technology necessary and sufficient to enable the Company Members to conduct the business of the Company Members as currently conducted, and there are no other items of Intellectual Property that are material to or necessary to conduct the business of the Company Members as currently conducted. No Company Member has licensed, sublicensed, covenanted not to sue or assert under, abandoned, encumbered, permitted coexistence with, sold, assigned, transferred or otherwise disposed of ownership of (whether a whole or partial interest), or otherwise granted any right to exploit any material Technology or Intellectual Property that is or was Company Intellectual Property or Company Technology to any Person, nor is under an obligation to do any of the foregoing. Except where doing so would not have a Material Adverse Effect, no funding, facilities or personnel of any military, Governmental Authority or any public or private university, college or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property or Company Technology owned or purported to be owned by any Company Member.

(c) Except as set forth in Section 3.18(c) of the Disclosure Schedule, (i) no Actions are pending, threatened in writing, or, to the Companies’ Knowledge, threatened against any Company Member that challenge the ownership (as applicable), rights, or use by any Company Member, or the enforceability, scope or validity, of any Company Intellectual Property rights or rights in Company Technology, or alleging that any Company Member was, is or will be violating, misappropriating or infringing the rights of any Person with regard to any Intellectual Property or Technology, or inviting or demanding any Company Member to take a license under any Intellectual Property, or pay any royalty, fee, charge or other amount with regard to any Intellectual Property, consider the applicability of any Intellectual Property right to any products or services of any Company Member or the conduct of the business of any Company Member, or claims that any default exists under any Intellectual Property Agreement and (ii) (A) the use or exploitation of the Company Intellectual Property, Company Technology and each of the Company Member’s conduct of its business (including each of the Company Members’ products and services, including Intellectual Property or Technology used by any Company Member including any accounting and enterprise management systems), have not and do not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person in the jurisdictions where the Companies do business, or, to the Companies’ Knowledge, any other jurisdiction and (B) no Person is infringing, misappropriating or otherwise violating any rights in any of the Company Intellectual Property or rights in any of the Company Technology in the jurisdictions where the Companies do business, or, to the Companies’ Knowledge, any other jurisdiction. No

Company Member has made any claim against any Person alleging any infringement, misappropriation, misuse, dilution or violation of any Company Intellectual Property or Company Technology. None of the Registered Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator or other Governmental Authority, or has been the subject of any Action or any other litigation whether or not resolved in favor of a Company Member as applicable.

(d) All past, current and currently contemplated products, services of each of the Company Members and Intellectual Property or Technology used by any Company Member including any accounting and enterprise management systems were, except as would not be material to the Companies’ business, (i) developed by employees of the applicable Company Member within the scope of their employment, (ii) developed by independent contractors that transferred rights therein and thereto to the applicable Company Member pursuant to written documents or by operation of law, or (iii) otherwise acquired by the Company Member from a third party pursuant to a written document in which rights therein and thereto were assigned to the Company Member.

(e) No employee of any Company Member is (i) bound by or otherwise subject to any valid Contract restricting him or her from performing his or her duties for the Company Member or (ii) in breach of any valid Contract with any former employer or other Person concerning Intellectual Property or confidentiality due to his or her activities as an employee of the applicable Company Member, except as would not be material to the Companies’ business. Each director, stockholder, consultant, agent or other representative of any Company Member, or any other Person that has materially contributed to the development or creation of any Company Intellectual Property or Company Technology owned or purported to be owned by any Company Member including any custom IT Systems, accounting or enterprise management systems created, developed or modified by any non-employee service provider, other than employees and officers, has entered into a Contract assigning to the applicable Company Member, all of such individual’s right, title and interest in and to any such Company Intellectual Property or Company Technology, except as would not be material to the Companies’ business, or all of such individual’s right, title and interest in and to any such Company Intellectual Property or Company Technology have transferred to the Companies by operation of Law. To the Companies’ Knowledge, no director, stockholder, employee, consultant, agent or other representative of any Company Member, nor the Seller, owns or claims any personal rights in (nor has any of them made application for) any of the Company Intellectual Property or any of the Company Technology owned or purported to be owned by any Company Member, except as would not be material to the Companies’ business.

(f) The consummation of the transactions contemplated hereby will not result in the loss or impairment of any right of any Company Member to own, use, practice or otherwise exploit any Company Intellectual Property or Company Technology, except as would not be material to the Companies’ business. Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant by any Company Member to any Person of any ownership interest, license or other right with respect to any Company Intellectual Property or Company Technology or any Intellectual Property

or Technology owned by Buyer or any of its Affiliates pursuant to any Contract to which any Company Member is a party or by which any assets or properties of any Company Member are bound, except as would not be material to the Companies’ business. Neither this Agreement nor any transaction contemplated by this Agreement will result in any Company Member being under an obligation to pay any royalty, charge or other fee to any other Person with respect to any Intellectual Property or Technology that was not otherwise payable by any Company Member in the Ordinary Course of Business prior to the Closing and that was disclosed to Buyer prior to the Agreement Date, except as would not be material to the Companies’ business.

(g) The Company IT Systems include all of the IT Systems used by the Company Members and are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Company Members as currently conducted and the future operations of the Company Members as currently planned by the Company Members, including the complete and proper tracking of all customer orders, except where any failures with complete and proper tracking would not be material to any of the Company Members, individually or in the aggregate. There are no additions, patches, service packs, updates or other modifications to any of the Company IT Systems that are scheduled or planned to be implemented prior to the Closing and within the 12-month period after the Closing that would impair, disrupt, reduce the functionality of or otherwise adversely modify the Company IT Systems or disrupt the business of any of the Company Members, except where the foregoing would not be material to any of the Company Members, individually or in the aggregate. Except for the Internet and those IT Systems set forth on Section 3.18(g) of the Disclosure Schedule, all Company IT Systems are owned, controlled and/or operated by a Company Member. Each of the Company Members has taken reasonable measures designed to (i) preserve and maintain the performance, security and integrity of the Company IT Systems (and all Software, information or data stored thereon) and (ii) maintain reasonable documentation regarding all Company IT Systems, their methods of operation and their support and maintenance. During the two-year period prior to the Agreement Date, to the Companies’ Knowledge, there has been no failure with respect to any Company IT System that would be material to any of the Company Members, individually or in the aggregate and there has been no unauthorized access to, use of or theft of any Company IT System (or any Software, information or data stored thereon), except as would not be material to the Companies’ business. During the past five years, no Person has gained unauthorized access to, acquired or engaged in any unauthorized processing, access, disclosure, modification, or deletion of any Personal Information or cardholder data (as such term is defined by the Payment Card Industry Data Security Standard) maintained by the Company Members, their subcontractors or vendors, or any other Persons on their behalf (a “Security Breach”), except as would not be material to the Companies’ business, and the Company Members have no reason to reasonably suspect a Security Breach has occurred.

(h) Section 3.18(h) of the Disclosure Schedule sets forth a true and complete list of and accurately identifies all Company Software that is owned by any Company Member. No Company Member is using or possesses any Software owned or purported to be owned by any other Person without a valid Contract or authorization granting the Company Member the right to use or possess such Software in the manner used or possessed by the applicable Company Member, except as would not be material to the Companies’ business.

Section 3.19 Data Privacy.

(a) There is no Legal Proceeding initiated by any other Person pending or, to the Companies’ Knowledge, threatened against any Company Member or any of their agents or subcontractors alleging a violation of any Person’s rights under any Information Privacy Law, nor has there been any court order adversely affecting any Company Member or their agents’ or subcontractors’ use, disclosure or other processing of any Personal Information in connection with the Business. None of the Company Members has received any communications from, or been the subject of any investigation by, the Federal Trade Commission, a data protection authority or any other Governmental Authority regarding its acquisition, use, disclosure or other processing of any Personal Information in connection with the Business.

(b) No director, stockholder, employee, consultant, agent or other representative of any Company Member, nor the Seller, has gained unauthorized access to, acquired or engaged in unauthorized processing, access, disclosure, modification, or deletion of (i) any Personal Information or Company Data held by any Company Member, or (ii) any cardholder data (as such term is defined by the Payment Card Industry Data Security Standard).

Section 3.20 Accounts Receivable and Inventory.

(a) The accounts receivable of the Company Members reflected on the Audited Financial Statements and the accounts receivable arising after the Audited Balance Sheet Date have arisen from bona fide transactions entered into by the Company Members involving the sale of goods or the rendering of services in the Ordinary Course of Business consistent with past practice. Such accounts receivable are collectible in the Ordinary Course of Business consistent with past practice, except, in the case of accounts receivable shown on the Audited Balance Sheet, to the extent of the reserves set forth on the Audited Balance Sheet (which reserves are adequate and calculated consistent with past practice in the preparation of the Financial Statements). Except as set forth in Section 3.10(a) of the Disclosure Schedule, none of the Company Members have granted, or agreed to grant, any rebates, concessions, discounts, write-offs or allowances with respect to any accounts receivable or with respect to any current customer engagements or proposed engagements. There are no material disputes with respect to any of the accounts receivable of any Company Member as of the Closing Date.

(b) The Inventory of each Company Member consists of Inventory that is usable and salable in the Ordinary Course of Business consistent with past practice and is fit for the purpose for which it was manufactured or procured and includes no damaged, obsolete or spoiled items or items of below standard quality, except for obsolete, damaged, defective or slow-moving items that have, in a manner consistent with the historical accounting policies and procedures of the applicable Company Member, and GAAP, been written off or written down to fair market value or for which adequate reserves have been established.

Section 3.21 Indebtedness. Section 3.21 of the Disclosure Schedule sets forth, as of the Agreement Date, all of the outstanding Company Debt, and for each item of Company Debt, identifies the debtor, the principal amount outstanding as of the date of this Agreement and the creditor. All letters of credit, fidelity bonds and surety bonds are in full force and effect and will continue in full force and effect immediately following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. No default or past due payments (or an event which with notice or lapse of time or both would become a default) exist with respect to the obligations of any Company Member under any such letters of credit, fidelity bonds or surety bonds and no Company Member has received any notification of cancellation of any of such letters of credit, fidelity bonds or surety bonds.

Section 3.22 Brokers. There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of any Company Member that might legally be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.23 Warranty; Product Liability and Related Matters.

(a) Each product manufactured, sold or delivered by any Company Member in conducting its business has been in conformity with all product specifications and all express and implied warranties, except for products that have been replaced by a Company Member in the Ordinary Course of Business for defects or deficiencies that (A) do not relate to a defect or deficiency in the design of the product, (B) do not exceed the threshold set forth in (v) below or (C) are not subject to a recurrent or continuing defect or malfunction. Except as set forth on Section 3.23(a) of the Disclosure Schedule, since January 1, 2018, (i) no Company Member has incurred any material loss as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling, instructions, or otherwise) with respect to any product designed, manufactured, sold, leased, licensed or delivered, or any service provided by any Company Member, whether such loss is incurred by reason of any express or implied warranty (including any warranty of merchantability or fitness), any doctrine of common law (tort, contract or other), (ii) no Governmental Authority or trade association has alleged that any product designed, manufactured, sold, leased, licensed or delivered or services performed by any Company Member is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Authority or trade association, (iii) there are no design, manufacturing or other defects, latent or otherwise, with respect to any product sold or manufactured by any Company Member, except for products that have been replaced by a Company Member in the Ordinary Course of Business for defects or deficiencies that (A) do not relate to a defect or deficiency in the design of the product, (B) do not exceed the threshold set forth in (v) below on an annual basis or (C) are not subject to a recurrent or continuing defect or malfunction, (iv) no product designed, manufactured, sold, leased, licensed or delivered by any Company Member has been recalled, and no Company Member has received any notice of recall (whether written or oral) of any such product from any Governmental Authority or trade association, and (v) to the Companies’ Knowledge no event has occurred or circumstance exists that (with or without notice or lapse of time) could result in any such liability or recall costs exceeding 1% of the Company Members’ annual revenues for the year ending on December 31, 2020.

(b) Except as set forth on Section 3.23(b) of the Disclosure Schedule, no Company Member has given to any Person any product or service guaranty or warranty, right of return or other indemnity relating to the products designed, manufactured, sold, leased, licensed or delivered, or services performed, by the Company Member. Each Company Member’s reserve for warranty claims has been prepared in accordance, and is consistent in all respects, with GAAP. A copy of each standard form of warranty of each of the Company Members is attached in Section 3.23(b) of the Disclosure Schedule.

(c) Except as set forth on Section 3.23(c) of the Disclosure Schedule attached hereto, there are no existing or, to the Companies’ Knowledge, threatened claims against any Company Member (i) for or related to any alleged defective product or (ii) for or related to any product that alleges failure to meet any service or product warranties of any Company Member or any applicable standard or specification of any contract or purchase order for such product or any applicable foreign, federal, state or local Law.

Section 3.24 Customers and Suppliers.

(a) Section 3.24(a) of the Disclosure Schedule sets forth the top 15 customers of the Company Members (including dealers and/or distributors) (each, a “Material Customer”), based on the dollar amount of consolidated revenues earned by each Company Member for each of the two most recent fiscal years and for the current fiscal year, and the revenues generated from such customers.

(b) Section 3.24(b) of the Disclosure Schedule sets forth the top 15 vendor, supplier, reseller, service provider and other similar business relations of any Company Member (each, a “Material Supplier”) by the amount of purchased goods or services over the course of the 12 months ended December 31, 2019, and the nine months ended on September 30, 2020, the amounts owing to each such Person, and whether such amounts are past due.

(c) No Material Customer or Material Supplier has given any Company Member or any of its Affiliates, officers, directors, employees, agents or representatives notice that it intends to stop or materially alter its business relationship with any Company Member (whether as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or otherwise), or has during the past 12 months decreased materially, or threatened to decrease or limit materially, its supply of services or products to, or purchase of products or services from, any Company Member. No Material Customer or Material Supplier intends or has threatened to cancel or otherwise substantially and adversely modify its relationship with any Company Member or to decrease or limit materially, its supply of services or products to, or purchase of products or services from, any Company Member, including any increase in the prices that any such party would charge for products or services. No Material Customer or Material Supplier has advised any Company Member of any material problem or dispute between any Company Member and such Material Customer or Material Supplier. No Material Supplier has provided any Company Member with notice (whether written or oral) that (i) it will not sell raw materials, supplies, component parts, merchandise or any other goods or services required for the manufacture, assembly or production of any product of any Company Member on terms and conditions substantially similar to those used in its current sales, subject only to general and customary price increases or (ii) it expects in the foreseeable future any material difficulty in obtaining, in the quantity and quality and at a price consistent with past practices, the raw materials, supplies, component parts, merchandise or any other goods or services required for the manufacture, assembly or production of any product of any Company Member.

(d) Except as set forth in Section 3.8 of the Disclosure Schedule, no Person (including any general contractor) has made a written claim or Action for indemnification, delay damages, penalties, liquidated damages or other otherwise against any Company Member in connection with any Company Member’s performance or activities under any commercial or residential project. Except as set forth in Section 3.8 of the Disclosure Schedule, to the Companies’ Knowledge, no Person has any basis to assess or claim any indemnification, delay damages, penalties, liquidated damages or otherwise under any commercial or residential project. None of the Company Members have oversold or overscheduled any of their manufacturing facilities in order to meet any terms or obligations under any residential or commercial projects, including any commercial projects that are subject to any of the Material Contracts. Each of the Company Members has the production capacity, labor capacity, machinery and resources to complete and satisfy any and all open and/or outstanding residential and commercial orders, including any projects under any of the Material Contracts, in a timely and accurate manner prior to the deadlines or delivery dates set forth in the underlying orders.

Section 3.25 Related Party Transactions. Except as set forth on Section 3.25 of the Disclosure Schedule, no Related Party (a) is a party to any Contract with any Company Member; (b) has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, any customer, competitor, supplier, licensor, licensee, distributor, sales agent, advertising agent, lessor, lessee, independent contractor or customer of any Company Member (it being agreed, however, that the passive ownership of securities listed on any national securities exchange representing no more than 5% of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person); (c) has any interest in any property, asset or right used by or necessary for the business of any Company Member; (d) has outstanding any Indebtedness owed to any Company Member; or (e) has received any funds from any Company Member since the Audited Balance Sheet Date, or is the obligee or beneficiary of any liability of any Company Member, in each case, except for employment-related compensation or liabilities therefor received or payable in the Ordinary Course of Business.

Section 3.26 Books and Records. The books of account and other financial records of each Company Member have been kept accurately in all material respects in the Ordinary Course of Business materially consistent with applicable Law, and each of the Company Members makes and keeps books, records and accounts that, in reasonable detail, accurately and fairly reflects their transactions, acquisitions and dispositions of assets. Each Company Member has at all times maintained materially complete and correct records of all meetings of, and corporate, limited liability company or other organizational actions taken by, the equity holders, stockholders, managers, members, boards of directors, committees and other governing bodies of each Company Member.

Section 3.27 Bank Accounts. Section 3.27 of the Disclosure Schedule sets forth a true, correct and complete list of: (a) the name and address of each bank or financial institution with which each Company Member has an account or safe deposit box, the account number for each such account and the name of each Person authorized to draw thereon or have access thereto; and (b) the name of each Person holding a power of attorney on behalf of each Company Member.

Section 3.28 PPP Loans and COVID-19 Relief.

(a) Except as set forth in Section 3.28(b)-(d) of the Disclosure Schedule, since January 1, 2020, none of the Company Members has (i) taken any action related to the COVID-19 pandemic with respect to their employees or other service providers, including implementing workforce reductions, terminations, furloughs, or changes to compensation, benefits or working schedules, or changes to Company Benefit Plans, or (ii) except for the PPP Loans and the EIDLs, applied for or received loans, deferred Taxes (including, but not limited to, payroll Taxes), claimed any Tax credits (including, but not limited to, payroll retention tax credits), or availed itself to any Tax benefits pursuant to the CARES Act and COVID Relief Programs and, in any case, none of the foregoing actions are reasonably anticipated. Each of the Company Members has complied in all respects with the CARES Act and COVID Relief Programs. Each of the Company Members has performed an affiliation analysis based on the CARES Act and COVID Relief Programs, and the rules established thereunder, as were in effect at the time of application, and there were no affiliations that precluded the applicable Company Member’s qualification for the PPP Loans. Each of the Company Members was eligible for the PPP Loan for which it applied pursuant to the CARES Act and COVID Relief Programs, and the rules established thereunder, as in effect at the time of application and each of the Company Members satisfied all conditions under the CARES Act and COVID Relief Programs in its applications and loan documents with respect to the PPP Loan obtained by the Company. Each of the Company Members’ certifications as to necessity for the PPP Loan that it applied for were made in good faith and with a reasonable basis. As of the Closing, each of the Company Members, using due care, will have filed the forgiveness application with respect to the PPP Loans. As of the Closing, each of the Company Members will have notified its PPP lender in writing of the transactions contemplated by this Agreement, provided the PPP lender with a copy of this Agreement, and sought the PPP lender’s approval of the change of ownership resulting from the transactions contemplated by this Agreement. Each of the Company Members has provided true and correct copies of all documentation related to the eligibility of the Company Members for forgiveness of the PPP Loan pursuant to the CARES Act and COVID Relief Programs.

(b) Except as set forth on Section 3.28(b) of the Disclosure Schedule, none of Mata, the Sellers, any Company Member nor any officer or executive of any Company Member is currently subject to the compensation restrictions set forth in Section 4004 of the CARES Act and COVID Relief Programs, and each officer and executive set forth on Section 3.28(b) of the Disclosure Schedule has consented to any reductions to his or her compensation and/or severance or termination benefits that may be implemented as a result of the Company Member’s covenant to be bound by such compensation restrictions.

(c) Section 3.28(c) of the Disclosure Schedule lists the extent to which any Company Member (i) has elected, through action or inaction, to benefit from the payroll tax relief, including tax credits and tax deferrals, under the CARES Act and COVID Relief Programs on employers or (ii) has applied for assistance under the Paycheck Protection Program under the Coronavirus Aid, Relief and Economic Security Act or any similar legislation (the “PPP Loans”).

(d) Section 3.28(d) of the Disclosure Schedule lists the extent to which any Company Member has applied for or received from the SBA an Economic Injury Disaster Loan under Section 7(b) of the Small Business Act or an Economic Injury Disaster Loan Advance under the Coronavirus Aid, Relief, and Economic Security Act or any similar legislation (the “EIDLs” and “EIDL Advances”).

SECTION 4

REPRESENTATIONS AND WARRANTIES REGARDING SELLERS

Each Seller and Mata jointly and severally represent and warrant to Buyer as of the date hereof and as of the Closing Date that:

Section 4.1 Right to Sell Units; Binding Effect; Organization and Power.

(a) Each Seller has all requisite corporate, limited partnership or limited liability company power, as applicable, and full legal right to enter into this Agreement and each Ancillary Agreement to which such Seller is a party, to perform all of its agreements and obligations hereunder or thereunder in accordance with its terms, and to sell to Buyer all of the Acquired Equity Interests owned by such Seller. No further proceedings on the part of any Seller are necessary to approve and authorize the execution and delivery of this Agreement or the Ancillary Agreements and the performance of any Seller’s obligations hereunder and thereunder. This Agreement has been, and each Ancillary Agreement to which any Seller will be a party will be, duly executed and delivered by each Seller, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than Seller) and constitutes or will constitute, as applicable, the legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. Each Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and its organizational documents are in full force and effect.

(b) Mata has all requisite power, authority and legal capacity to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Ancillary Agreements to which it is a party will be at or prior to the Closing, duly and validly executed and delivered by Mata, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Ancillary Agreement to which he is a party, when so executed and delivered, will constitute the legal, valid and binding obligation of Mata, enforceable against Mata in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.2 Title to Units, Liens, etc. Immediately prior to the Pre-Closing Reorganization, Mata will be the sole record and beneficial owner of all of the Company Equity Interests free and clear of any Liens. Except for the Arrieta Equity Interests, Mata is the beneficial owner of the Company Equity Interests free and clear of any Liens. Following the Pre-Closing Reorganizations and the Arrieta Buyout, (i) the New Holding Partnership will be the sole record and beneficial owner of the Company Equity Interests, (ii) the Sellers will be the sole record and beneficial owner of the New Holding Partnership Equity Interests and (iii) Mata will indirectly own 100% of the New Holding Partnership Equity Interests and the Company Equity Interests, in each case free and clear of any Liens. Following the Closing, the Buyer will acquire record and beneficial ownership of 75% of the New Holding Partnership Equity Interests and the Sellers will hold in the aggregate 25% of the New Holding Partnership Equity Interests as set forth in Section 4.2 of the Disclosure Schedule, in each case free and clear of any and all Liens. Upon the consummation of the transactions contemplated hereby, Buyer will acquire record and beneficial ownership of all of the Acquired Equity Interests free and clear of any Liens and there are no restrictions on or agreements with respect to the voting rights of the Acquired Equity Interests that would impair Buyer’s rights under this Agreement, including any proxies or voting trusts. Except as set forth in Section 4.2 of the Disclosure Schedule, none of the Sellers or Mata own any other securities of any Company Member of any class or kind, including any debt securities of any class or kind, nor do any of the Sellers have any right or option to subscribe for, or to purchase, shares or other equity securities or debt securities of any Company Member. Except as provided in this Agreement, none of the Sellers or Mata is a party to or bound by any agreement or instrument affecting or relating to any Seller’s or Mata’s right to transfer or vote the Acquired Equity Interests. As of the Closing, Mata has the power and authority to cause the Sellers to sell, transfer, assign and deliver the Acquired Equity Interests and to perform the Pre-Closing Reorganizations, and such delivery will convey to Buyer good and marketable title thereto, free and clear of any and all Liens.

Section 4.3 No Conflicts. The execution, performance and delivery of this Agreement, the Pre-Closing Reorganizations and the other Ancillary Agreements to which any Seller or Mata is a party and each other instrument required hereby to be executed, performed and delivered by any Seller or Mata at the Closing pursuant to this Agreement, the Pre-Closing Reorganizations or the Ancillary Agreements, the compliance by any Seller or Mata with the provisions of this Agreement, the Pre-Closing Reorganizations and the Ancillary Agreements to which any Seller or Mata is a party and each instrument required hereby to be executed, performed and delivered by any Seller or Mata at the Closing and the consummation of the transactions contemplated hereby or thereby, will not (a) materially conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice to, or result in the loss of any material benefit to which any Seller or Mata is entitled under any Contract, Permit, Lien or other interest to which any Seller or Mata is a party or by which any Seller or Mata is bound or to which its assets are subject, (b) violate any Seller Organizational Document, any Company Organizational Document or any Law applicable to any Seller or Mata or any properties or assets of any Seller or Mata in any material respect, or (c) result in the creation or imposition of any Liens on any of the Acquired Equity Interests.

Section 4.4 Governmental Consents. Except for compliance with the HSR Act, no consent, approval, waiver, authorization or Order of, or registration, qualification or filing with, any Governmental Authority is required for the execution, performance and delivery of this Agreement, the Pre-Closing Reorganizations or any Ancillary Agreement to which Mata or any Seller is to be a party, by Mata or any Seller or for the consummation by Mata or any Seller of the transactions contemplated hereby and thereby.

Section 4.5 Litigation, etc. No Action is pending or, to Sellers’ Knowledge, threatened, against Mata or any Seller with respect to Mata or any Seller’s execution, performance and delivery of this Agreement or any Ancillary Agreement to which Mata or any Seller is to be a party or the consummation by Mata or any Seller of the transactions contemplated hereby or thereby or that would individually or in the aggregate reasonably be expected to be material to the business of any Company Member. No Action is pending or, to Sellers’ Knowledge, threatened against Mata or any Seller before any arbitrator or court or other Governmental Authority which (a) if adversely determined, would be reasonably likely to result in payments, penalties or fines payable by Mata or any Seller or any Company Member, (b) challenges the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken in connection herewith or therewith, or (c) would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on its ability to perform its obligations under this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby.

Section 4.6 No Material Assets; No Prior Activities or Liabilities. Each Seller was formed solely for the purpose of engaging in the transactions contemplated by this Agreement; and each Seller will be wholly owned by Mata as of immediately prior to the Closing. None of ECO Newco, ECO Glass Newco or Unity Newco has any material asset relating to the operation of the business of any Company Member, other than the ECO Equity Interests, the ECO Glass Equity Interests and the Unity Equity Interests respectively and copies of such books and records as may be reasonably necessary, after the Closing, for such Seller to comply with applicable Laws (including applicable Tax Laws) and to exercise such Seller’s rights and to perform each Seller’s obligations under this Agreement or any Ancillary Agreement to which each such Seller is to be a party; provided, however, that nothing herein shall require the destruction of records maintained by any Seller in the ordinary course. Except for obligations or liabilities incurred in connection with its formation or the transactions contemplated by this Agreement, no Seller has incurred, directly or indirectly, any obligations or Liability or engaged in any business activities of any type or kind whatsoever or entered into ay agreements or arrangements with any Person.

Section 4.7 Brokers. There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of Mata or any Seller that might legally be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.8 Investment Representation.

(a) Mata and each Seller acknowledges and agrees that the Closing Stock payable to the Sellers in accordance Section 2 will be acquired for their own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same in violation of the Securities Exchange Act and any applicable Laws.

(b) Each Seller is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Exchange Act.

(c) Each Seller expressly acknowledges that neither Buyer nor any Affiliate or Representative of Buyer has made any representations or warranties to it in connection with the Closing Stock other than the representations and warranties made by the Buyer in this Agreement. Each Seller has had such opportunity as he has deemed adequate to obtain from the Buyer and its Representatives such information as is necessary to permit each Seller to independently evaluate the merits and risks of his acquisition of the Closing Stock. Each Seller has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in any acquisition of the Closing Stock and to make an informed investment decision with respect to such acquisition. Each Seller has sought such accounting, legal and tax advice as he has considered necessary to make an informed investment decision with respect to his acquisition of the Closing Stock.

(d) Each Seller understands that the Closing Stock, when issued, will be restricted securities under the Securities Exchange Act inasmuch as they are being acquired from the Buyer in a transaction not involving a public offering, and that under such Laws, the Closing Stock may be resold without registration under the Securities Exchange Act only in certain limited circumstances.

(e) Each Seller understands that a legal statement substantially in the following form will be placed on the certificates or other instruments representing the Closing Stock:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required.”

Section 4.9 FIRPTA. No Seller is a “foreign person” within the meaning of Code Section 1445.

Section 4.10 No Other Representations and Warranties.

(a) Except for the representations and warranties contained in Section 3 or in this Section 4, neither Mata, Sellers, the Companies nor any other Person makes any other express or implied representation or warranty with respect to Mata, the Sellers, the Company Members, the Business or the transactions contemplated hereby. Mata and the Sellers make no representations or warranties to Buyer regarding the probable success or profitability of the Business. Notwithstanding anything to the contrary herein, the foregoing shall not limit, in any way, the specific representations and warranties made by Mata, the Sellers or the Company Members in this Agreement and nothing in this Agreement shall be deemed to be a waiver of any claim of fraud, intentional misrepresentation or willful misconduct by Mata, the Sellers, any of the Company Members or any of their respective Affiliates.

(b) Mata and each of the Sellers acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 5, neither Buyer nor any other Person has made any express or implied representation or warranty with respect to the transactions contemplated hereby or with respect to the accuracy or completeness of any other information provided, or made available, to Mata, any of the Sellers or any Company Member in connection with the transactions contemplated hereby and neither Mata, the Sellers nor any Company Member has relied on any representation or warranty other than those expressly set forth in Section 5.

SECTION 5

REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer represents and warrants to the Sellers both as of the date hereof and, except as expressly set forth below, as of the Closing Date:

Section 5.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. All corporate actions taken by Buyer in connection with this Agreement will be duly authorized on or prior to the Closing and no further proceedings on the part of Buyer are necessary to approve and authorize the execution and delivery of this Agreement or the Ancillary Agreements and the performance of Buyer’s obligations hereunder and thereunder.

Section 5.2 Power and Authority of Buyer.

(a) Buyer has the requisite power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and each Ancillary Agreement to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by each other Party hereto, this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) Buyer’s execution and delivery of this Agreement, each Ancillary Agreement and each instrument required hereby to be executed and delivered by such Party at the Closing, and the compliance with the provisions of this Agreement and each Ancillary Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby or thereby, will not (i) conflict with or violate the organizational documents of Buyer, each as amended to date and currently in effect, (ii) violate any Law applicable to Buyer or any of its properties or assets or (iii) result in a material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien (not including Permitted Liens) upon any of the properties, rights or assets of Buyer pursuant to, any Contract to which Buyer is a party or by which it is bound or affected, except in the case of clauses (ii) and (iii) above, any such conflicts, violations, defaults, rights or Liens that would not reasonably be expected to have a material adverse effect on Buyer or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 5.3 Non-contravention; Consents and Governmental Authorizations.

(a) Neither the execution, delivery and performance by Buyer of this Agreement and each other Ancillary Agreement to which Buyer is a party or is bound, nor the consummation of the transactions contemplated hereby and thereby, will, with or without the giving of notice or the lapse of time or both, (i) contravene, conflict with, or result in a violation of any Law or Order binding upon or applicable to Buyer or by which any of Buyer’s properties or assets are bound or affected, (ii) violate any provision of the organizational documents of Buyer, each as amended to date and as currently in effect; or (iii) result in the creation of a Lien (other than Permitted Lien) on any of Buyer’s properties or assets.

(b) No Consents or Governmental Authorizations are required in connection with Buyer’s execution and delivery of this Agreement or any Ancillary Agreement to which Buyer is bound, the performance by Buyer of its respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, other than Consents and Governmental Authorizations that have been obtained by Buyer prior to the date hereof and that have been provided to Seller.

Section 5.4 Brokers and Finders. Neither Buyer nor any of its Affiliates has retained, utilized or been represented by, or have any liability or obligation to pay fees or commissions to, any broker, finder or agent in connection with the transactions contemplated by this Agreement and neither Seller nor any Company Member would be liable for any such fees or commissions.

Section 5.5 Litigation, etc. As of the date of this Agreement, no Action is pending or, to Buyer’s Knowledge, threatened against Buyer before any arbitrator or court or other Governmental Authority that (i) challenges the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken in connection herewith or therewith, or (ii) would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 5.6 Investment. Buyer is acquiring the Acquired Equity Interests for its own account as an investment without the present intent to sell, transfer or otherwise distribute Acquired Equity Interests to any other Person. Buyer has made, independently and without reliance on any Company Member, or any of the Sellers (except to the extent that Buyer has relied on the representations and warranties set forth in this Agreement, the Ancillary Agreements and in any document, certificate or other instrument required to be delivered to Buyer under this Agreement), its own analysis of the Acquired Equity Interests and the Company Members. Buyer acknowledges that the Acquired Equity Interests are not registered pursuant to the Securities Exchange Act and that none of the Acquired Equity Interests may be transferred, except pursuant to an applicable exception under the Securities Exchange Act.

Section 5.7 Capitalization. As of the date hereof, the authorized capital stock of PGT consists of 200,000,000 shares of Buyer Common Stock, and as of October 31, 2020, of which approximately 62,495,000 shares of Buyer Common Stock were issued, 58,962,776 shares of Buyer Common Stock were outstanding, and 803,443 shares of Buyer Common Stock were reserved for future issuance. The rights and privileges of each class of the PGT’s capital stock are set forth in the applicable Buyer’s Organizational Documents.

Section 5.8 Reports and Financial Statements. The Buyer Reports complied in all material respects with the requirements of the Securities Exchange Act and the rules and regulations thereunder when filed. The Buyer Reports constitute all of the documents required to be filed by PGT under Section 13 of the Securities Exchange Act with the SEC from February 26, 2020 through the date of this Agreement. The audited financial statements and unaudited interim financial statements of PGT included in the Buyer Reports (a) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (b) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Securities Exchange Act), and (c) fairly present the consolidated financial condition, results of operations and cash flows of PGT as of the respective dates thereof and for the periods referred to therein.

Section 5.9 Valid Issuance of Closing Stock. The Closing Stock to be issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and non-assessable.

Section 5.10 No Other Representations or Warranties.

(a) Except for the representations and warranties contained in this Section 5, neither Buyer nor any other Person makes any other express or implied representation or warranty with respect to the transactions contemplated hereby. In entering into this Agreement, Buyer acknowledges that it has relied solely on the representations and warranties set forth in Section 3 and Section 4 of this Agreement, and has not relied on and is not relying on any representation, warranty or other statement (whether written or oral) made by, on behalf of or relating to Seller or any Company Member except for the representations and warranties expressly set forth in Section 3 and Section 4 of this Agreement (and, with respect to such representations and warranties, subject to any limitations included in this Agreement).

(b) Buyer acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 3 and Section 4, neither Mata, any Seller nor any other Person has made or makes any other representation or warranties, written or oral, express or implied, at law or in equity, with respect to the Company Members, including any representation or warranties as to (A) value, merchantability or fitness for a particular use or purpose or for ordinary purposes, (B) the operation or probable success or profitability of the Company Members following the Closing or (C) the accuracy or completeness of any information regarding the Company Members made available or otherwise provided to Buyer and its Representatives in connection with this Agreement or their investigation of the Company Members (including any estimates, forecasts, budgets, projections or other financial information with respect to the Company Members), and (ii) Buyer expressly disclaims any reliance upon, any representation, warranty or other statement (whether written or oral) made by, on behalf of or relating to Sellers or any Company Members, including in any information regarding the Company Members made available or otherwise provided to Buyer and its Representatives in connection with this Agreement or their investigation of the Company Members (including any estimates, forecasts, budgets, projections or other financial information with respect to the Company Members), or any errors therein or omissions therefrom, other than the representations and warranties expressly set forth in Section 3 and Section 4 of this Agreement.

(c) Notwithstanding anything to the contrary in the foregoing, nothing in this Section 5.10 shall limit or modify any of the representations and warranties of the Company Members, the New Holding Partnership or the Sellers set forth in Section 3 and Section 4 of this Agreement or in any of the Ancillary Agreements to which any of any of the Company Members, Mata or any of the Sellers are a party. Notwithstanding anything to the contrary in the foregoing, nothing in this Section 5.10 will limit or otherwise restrict in any respect any claim for fraud, intentional breach or willful misrepresentation.

SECTION 6

COVENANTS

Section 6.1 Conduct of Companies. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, each of Mata, the Sellers and the Company Members covenant and agree that, unless Buyer shall otherwise agree in writing (which may include email or other electronic transmission), (i) each Company Member shall conduct its business in the Ordinary Course of Business (which, for the purposes of this Section 6.1, shall include any COVID Response required to be taken by any Company Member to comply with applicable Laws) and will continue to collect accounts receivable and pay accounts payable utilizing normal procedures, without discounting or accelerating payment of such accounts (other than any discount to any account equal to less than 5% of such account balance), (ii) each Company Member will continue to maintain its inventory of raw materials, works in process, finished goods and all other inventory of any kind or nature, wherever located, with respect to the operation of the business of any of the Company Members and its cash management practices, including the acquisition and payment of inventory to fulfill applicable orders, in each case, in the Ordinary Course of Business, and (iii) each Company Member shall not take any action, except in all material respects in the Ordinary Course of Business or consistent with terms of this Agreement. Other than as required by the terms of this Agreement, including the

Arrieta Buyout Agreement and the Pre-Closing Reorganizations, between the date of this Agreement and the Closing Date, without the prior consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), each Company Member shall not:

(a) amend or otherwise change any Company Organizational Documents;

(b) repurchase, redeem or otherwise acquire any outstanding shares of capital stock, membership interests or other equity interests of any Company Member;

(c) transfer, issue, pledge, encumber, assign, sell or dispose of, or grant options, warrants or other rights to purchase or otherwise acquire, any shares of capital stock, membership interests or securities convertible, exchangeable or exercisable therefor of the Company Members or other equity interests of any Company Member;

(d) effect any recapitalization, reclassification, reorganization or like change in the capitalization of any Company Member;

(e) declare, set aside or pay any dividend or distribution in any property in respect of any interest of any Company Member other than a distribution of cash to Seller prior to the Closing Date (to the extent such distribution results in a reduction of Closing Cash);

(f) other than as set forth on Schedule 6.1(f), (1) terminate any material Contract (including any Material Contract), materially amend any material Contract (including any Material Contract), (2) enter into, terminate, or materially amend any Contract that if entered into after the date of this Agreement would constitute a Material Contract or (3) cancel, modify or waive any material Indebtedness or claims held in respect of any Company Member or waive any material rights of value, except in the Ordinary Course of Business;

(g) mortgage, pledge or subject to any Lien (other than a Permitted Lien) any portion of the material assets of any Company Member;

(h) sell, transfer, assign, license or otherwise dispose of any Company Member’s assets valued at more than $250,000 in the aggregate except sales of inventory in the Ordinary Course of Business;

(i) establish, adopt, enter into, amend, modify or terminate any Company Benefit Plan, except for the renewal of existing Company Benefit Plans in the Ordinary Course of Business or pursuant to applicable Laws;

(j) except pursuant to the terms of any Company Benefit Plan in effect as of the date hereof or pursuant to applicable Law, (A) increase the compensation or benefits payable or to become payable to any director or officer of any Company Member; (B) grant or increase any rights to change in control, severance or termination payments or benefits to, or enter into any employment or severance agreement with, any director or officer of any Company Member; or (C) engage, hire or promote any employee or independent contractor, or enter into any consultant agreement, in each case providing for annual payments in excess of $150,000 other than to fill open positions as of the date hereof;

(k) plan, announce, implement or effect any reduction in force, lay off, early retirement program, severance program, or terminations of employment other than such actions taken in the Ordinary Course of Business, including any terminations of employment (i) for cause or (ii) of an employee of a Company Member who receives annual base compensation of less than $100,000;

(l) incur or assume any Indebtedness or guarantee any Indebtedness, individually or in the aggregate, in excess of $100,000;

(m) pay, loan or advance any amount to, or sell, transfer or lease any of the Company Member’s assets to, or enter into any agreement or arrangement with, any Affiliate of any Company Member or any director, officer, employee of any Company Member or any of their respective Affiliates, except for loans or advances to employees and reimbursements of out-of-pocket expenses for board meetings and travel in connection with services provided to the Company Members in the Ordinary Course of Business;

(n) (i) make any change in any method of financial or Tax accounting, or financial or Tax accounting practice or policy (including any change in its annual accounting period) other than those required by GAAP or (ii) make, revoke or amend any Tax election, enter into any closing agreement or settlement with a Tax Authority in respect of Taxes, concede any claim or assessment made in writing by a Tax Authority in respect of Taxes, agree or consent to the extension of any statute of limitations with regard to the assessment or collection of Taxes, obtain any Tax ruling or file any amended Tax Return;

(o) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person, or otherwise acquire any assets other than raw materials inventory in the Ordinary Course of Business that are valued, individually or in the aggregate, in excess of $150,000;

(p) make or incur any capital expenditures that, individually or in the aggregate, are in excess of $150,000 except capital expenditures contemplated by any written capital expenditure plan set forth on Schedule 6.1(p) of the Disclosure Schedule;

(q) purchase, license, sublicense, covenant not to sue or assert under, abandon, disclose, encumber, permit coexistence with, sell, grant, assign or otherwise dispose or transfer or enter any Contract for the purchase, license, sublicense, covenant not to sue or assert under, abandonment, disclosure, encumbrance, permit coexistence with, sale, assignment or other disposition or transfer, of any Company Intellectual Property or Company Technology, other than (i) form agreements with employees and independent contractors each entered into in the Ordinary Course of Business and each assigning all such individual’s right, title and interest in and to any

Company Intellectual Property or Company Technology to any Company Member, (ii) confidentiality and non-disclosure agreements entered into in the Ordinary Course of Business obligating the parties to such confidentiality and non-disclosure agreements to maintain the confidentiality of any of the Company Members’ confidential information, (iii) agreements with customers of any Company Member that are entered into in the Ordinary Course of Business and which grant such customers the limited non-exclusive right to exploit the Company Intellectual Property or Company Technology for the sole purpose of such customer exercising its rights under an applicable agreement between such customer and any Company Member, and (iv) in connection with the testing of products in the Ordinary Course of Business pursuant to and in accordance with Contracts that have been disclosed to Buyer prior to the Agreement Date;

(r) (i) incur any additional Indebtedness or grant under the CARES Act and COVID Relief Programs; (ii) defer any payroll Taxes or (iii) avail itself of any of the Tax deferral, credits or benefits pursuant to the CARES Act and COVID Relief Programs;

(s) take any course of action that would make the representations and warranties regarding the PPP Loans untrue or inaccurate; or

(t) authorize any of the foregoing, or commit or agree to take actions, whether in writing or otherwise, to do any of the foregoing.

Section 6.2 Confidentiality; Access.

(a) The parties acknowledge that ECO and Buyer have previously executed a letter agreement dated October 12, 2020 (the “Confidentiality Agreement”), the entirety of which will continue, except as expressly provided by this Agreement, in full force and effect in accordance with its respective terms, notwithstanding the execution and delivery of this Agreement, until the Closing, at which time the Confidentiality Agreement shall terminate and be of no further force or effect. The Parties acknowledge and agree that the existence of this Agreement, the Ancillary Agreements and the Disclosure Schedule and the documents and instruments contemplated hereby and thereby, the terms and conditions hereof and thereof, and the negotiation hereof and thereof and the transactions contemplated hereby and thereby, shall constitute “Evaluation Material” under the Confidentiality Agreement.

(b) Subject to the terms of the Confidentiality Agreement and other confidentiality obligations and similar restrictions that may be applicable to information in the possession of a Company Member that has been furnished by third parties from time to time, during the period following the date hereof and prior to the Closing, upon reasonable notice and during normal business hours, each Company Member shall, and shall cause its Subsidiaries and the officers and employees of each Company Member, (i) to afford the officers, employees and authorized agents and Representatives of Buyer reasonable access to the offices, properties, senior executives and books and records of the Company Members and (ii) to furnish to the officers, employees and authorized agents and Representatives of Buyer such additional financial and operating data and other information regarding the assets, properties and business to the extent related to any of the Company Members as Buyer may from time to time reasonably request in order to assist Buyer in fulfilling its obligations under this Agreement or facilitate the transactions contemplated by this Agreement; provided that (A) any such access shall be conducted in such a manner as not to interfere unreasonably with the operation of the applicable Company Member; (B) Buyer or any of its Representatives shall not contact or have any discussions with any of the officers, employees, landlords/sublandlords, tenants/subtenants, customers or vendors of any Company Member without the prior written consent of the Company Member; (C) Buyer shall be responsible for any damage to any real property owned or leased by the Company Member or any other assets or property of the Company Member caused by Buyer or any of its Representatives; (D) the Company Members shall not be required to disclose any information related to the sale of the Company Members or any activities in connection therewith, including the solicitation of proposals from third parties in connection with the sale of the Company Members or its Representatives’ evaluation thereof, including projections, financial or other information related thereto; and (E) the Company Members shall not be required to confer, afford such access or furnish such copies or other information (x) to the extent that doing so would result in the breach of any confidentiality or similar agreement to which any Company Member is a party as of the date of this Agreement, (y) that is competitively sensitive, or (z) the disclosure of which would reasonably be expected to result in the loss or impairment of attorney-client privilege; provided that the Company Members shall use their reasonable efforts to allow for such access or disclosure in a manner that does not result in a breach of such agreement or a loss of attorney-client privilege.

(c) For a period of seven years following the Closing, Buyer shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Company Members in the possession of Buyer, or its Affiliates, provided that in accordance with the Company Members’ current practices, such copies may be maintained in electronic or digital form. The Sellers, upon reasonable notice and for any reasonable business purpose, and at the Sellers’ own cost and expense, shall have access during normal business hours to examine, inspect and copy such books and records during such seven-year period.

Section 6.3 Efforts; Consents; Regulatory and Other Authorizations. Each Party shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement; (ii) obtain all authorizations, consents, orders and approvals of, and give all notices to and make all filings with, any Governmental Authority and other third parties (including the consents and filings described in this Section 6) that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement, including those consents set forth in the Disclosure Schedule; (iii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement; and (iv) fulfill all conditions to such Party’s obligations under this Agreement, in each case such that all of the actions described in clauses (i)

through (iv) of this Section 6.3 may be taken and the Closing may be consummated no later than the End Date. Each Party shall cooperate fully with the other parties to this Agreement in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices and making such filings. The Parties made their respective filings required under the HSR Act on November 6, 2020. Each Party shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other applicable Antitrust Laws and shall use reasonable best efforts to take all other actions necessary or desirable to cause the expiration or termination of the applicable waiting period under the HSR Act and to obtain approvals, consents and other confirmations required pursuant to any other Antitrust Laws as soon as practicable. If any objections are asserted with respect to the transactions contemplated by this Agreement under the HSR Act or any other applicable Antitrust Law, or if any action is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated by this Agreement as violative of the HSR Act or any other Antitrust Law, Buyer, Seller and the Companies shall use reasonable best efforts to promptly resolve such objections.

Section 6.4 Public Disclosure. The initial press release and investor presentation announcing the transactions contemplated by this Agreement shall be substantially in the forms agreed to by Buyer and Mata prior to the date of this Agreement. Buyer will consult with Mata in respect of the content of Buyer’s public disclosure in relation to the transactions contemplated by this Agreement to the extent such disclosure differs in any material respect from the content of such initial press release and investor presentations.

Section 6.5 Cooperation; Further Actions. Following the Closing, the Parties shall use all reasonable efforts to take or cause to be taken all actions, execute and deliver such additional instruments, documents, conveyances or assurances and to do or cause to be done all other things, necessary, proper or advisable, or otherwise reasonably requested by another Party, in order for such party to fulfill and perform his, her or its obligations in respect of this Agreement and the Ancillary Agreements to which such Person is a party, or otherwise to consummate and make effective the transactions contemplated hereby and thereby and carry out the intent and purposes of this Agreement (which include the transfer to Buyer of the Acquired Equity Interests and intended related benefits thereof).

Section 6.6 INTENTIONALLY DELETED.

Section 6.7 Supplemental Disclosure; Notice of Developments.

(a) Mata, the Sellers and each Company Member shall from time to time prior to the Closing supplement or amend the Disclosure Schedule with respect to any matter hereinafter arising which, if existing as of the date of this Agreement, would have been required to be set forth in the Disclosure Schedule in order to make each of the representations and warranties in Section 3 and Section 4 true and correct as of the Closing; provided that such supplemental or amended disclosure shall, for purposes of this Agreement, be deemed to have been disclosed as of the Closing.

(b) From the date of this Agreement until Closing, Mata, the Sellers and each Company Member shall promptly notify Buyer in writing (whether by providing a supplement or amendment to the applicable Disclosure Schedule or otherwise) of any development occurring after the date hereof causing a breach of any of the representations and warranties in Section 3 or Section 4 above that could result in the condition set forth in Section 10.1 not being satisfied at Closing.

Section 6.8 Use of Name. Mata and the Sellers agree that, from and after the Closing, neither Mata, any of the Sellers nor any of Sellers’ Affiliates shall use the names set forth on Section 6.8 of the Disclosure Schedule (or any similar name), except subject to Section 6.9, solely in marketing or promotional materials or on its website.

Section 6.9 Non-Solicitation; Non-Competition; Post-Closing Confidentiality.

(a) For a period of five years after the Closing Date, without the prior written consent of Buyer, each of Mata and the Sellers shall not, and shall cause their respective Affiliates (together with Seller, the “Restricted Parties”) not to, directly or indirectly, solicit, offer to employ, contract with or hire any Person who was an employee or an exclusive independent contractor of any Company Member as of the Closing nor shall any of the Restricted Parties induce or attempt to induce any such Person to terminate his or her employment or independent contractor relationship with any Company Member by resignation, retirement or otherwise; provided, however, that each of the Restricted Parties and their respective Affiliates may make general solicitations seeking to hire individuals in the industries in which any Company Member operates, as long as such solicitation is not directed specifically to any such Person.

(b) During a period of five years from the Closing Date, each of Mata and the Sellers shall not, and shall cause their respective Affiliates not to, directly or indirectly through another Person, (i) engage in any business that competes with any of the Company Members (a “Restricted Business”) or (ii) own, manage, operate, control or participate in the management, operation or control of any business engaged in a Restricted Business including as an employee, consultant or independent contractor or advisor to any Restricted Business. Notwithstanding the foregoing, it shall not be a violation of this Section 6.9(b) if Mata and the Sellers (aggregated with their Affiliates), directly or indirectly through another Person, own, purchase or otherwise acquire in the aggregate less than 5% of any class of securities of any Person engaged in a Restricted Business if such securities are listed and publicly traded on a national securities exchange, or on an inter-dealer automated quotation system. The Parties agree that the covenants set forth in this Section 6.9(b) are reasonable with respect to duration, geographical area and scope.

(c) From and after the date hereof, neither Mata, the Sellers, their respective Affiliates, nor any of Sellers’ or their Affiliates’ respective officers, directors and employees shall, directly or indirectly, disclose, reveal, divulge or communicate to any Person, other than authorized officers, directors and employees of Buyer and its Affiliates, or use or otherwise exploit for its own benefit or for the benefit of anyone other than Buyer and its Affiliates, any Confidential Information (as defined below). Mata, the

Sellers, their respective Affiliates and Sellers’ or their Affiliates’ respective officers, directors and employees shall not have any obligation to keep confidential any Confidential Information that (i) has been published in a form generally available to the public or is publicly available or available to participants in the relevant industry prior to the date Mata or any Seller proposes to disclose or use such Confidential Information, provided that such publishing or public availability of the Confidential Information shall not have resulted from Mata, the Sellers, any of the Sellers’ Affiliates or any of their respective officers, directors or employees directly or indirectly breaching Mata’s or any of the Sellers’ obligations under this Section 6.9(c), (ii) is required by Law or any Order or any valid request by any Governmental Authority of competent jurisdiction (in which event Mata or the Sellers shall, to the extent permitted under such Law, Order or request, inform the Company Members in advance as soon as reasonably practicable of any such required disclosure, make available to the Company Members and their counsel the documents and other information reasonably requested and shall cooperate with the Company Members, at the Company Members’ sole cost and expense, in responding to such Law, Order or request or if directed by any of the Company Members in obtaining a protective Order or other protection in respect of such required disclosure, and shall limit such disclosure to the extent permitted under such Law, Order or request while still complying with such requirements), provided that such communications and disclosures are consistent with applicable Law, (iii) is or was obtained by such Person on a nonconfidential basis from a source other than the Buyer or its Affiliates (including the Company Members) or any of their Representatives that, to such Person’s knowledge, was not contractually obligated to the Buyer or its Affiliates (including the Company Members) not to disclose such Confidential Information, or (iv) is or was independently developed by such Person without using or relying on any such Confidential Information. Further, Sellers shall be permitted to disclose Confidential Information (A) to the extent necessary to comply with, or enforce its rights under, the terms of this Agreement or any other Ancillary Agreement, (B) to the extent requested in writing by Buyer or its Affiliates (including the Company Members following the Closing), (C) in connection with the defense or prosecution of any Actions (including any Actions arising from or relating to this Agreement or the Ancillary Agreements or the transactions contemplated by the foregoing), provided, however, that all pleadings, documents, testimony and records relating to any such Action will be maintained in secrecy and filed under seal, and will be available for inspection by Buyer and its Affiliates, Mata, Sellers and their Affiliates and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as they may limit by written agreement, (D) subject to the other provisions of this Section 6.9(c), to any Governmental Authority of competent jurisdiction in the course of any routine examination, investigation, sweep or inquiry not specifically targeting the Company, the Confidential Information, this Agreement or the Ancillary Agreements or the transactions contemplated by the foregoing, (E) to its Representatives who have a need to know any Confidential Information in connection with any of the foregoing, (F) as necessary in connection with any reporting or disclosure obligations of Seller or its Affiliates to, or any request from, the U.S. Small Business Administration or the SEC, and (H) as required to fulfill such Person’s duties and responsibilities in such capacity in accordance with any applicable employment, consulting or other agreement or policy of the applicable Company Member or any applicable lawful directive of such Person’s supervisor or the governing body of such Company Member related to the performance of such Person’s duties and responsibilities in such capacity. For purposes of this Section 6.9, “Confidential Information” means any information with respect to the business of the Company Members, including methods of operation, customers, customer lists, products, prices, fees, costs, Intellectual Property, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters.

(d) In the event of the breach or threatened breach of any provision of this Section 6.9, the Parties agree that the remedy at Law for such breach may be inadequate and that, in addition to and not to the exclusion of any other rights and remedies at Law or in equity, the Buyer or the Company Members shall be entitled to seek temporary and/or permanent injunctive relief restraining Mata, the Sellers or any other Person from any activities that might result in or continue a breach of this Section 6.9 and to a decree for specific performance of the provisions hereof, without being required to show actual damage or irreparable harm or to furnish any bond or other security. The Parties agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that any relevant feature of this Section 6.9 is unreasonable, arbitrary or against public policy, then such relevant feature that is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable Party. The Parties acknowledge that the consideration to be delivered at the Closing is sufficient consideration for the enforcement of this Section 6.9 by Buyer or the Company Members.

Section 6.10 No Shop. Each of Mata, the Sellers and each of the Company Members shall not, and shall not permit any of their respective Affiliates or any of their respective directors, officers, employees, representatives or agents to, directly or indirectly through another Person, (a) discuss, knowingly encourage, facilitate, negotiate, undertake, initiate, solicit, authorize, propose or enter into any transaction involving a merger, consolidation, business combination, purchase or disposition of all or a substantial portion of the assets of any Company Member or any capital stock or other ownership interests of the Company Members, other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), or (b) furnish or caused to be furnished, to any Person, any information relating to the business, properties or assets of any Company Member in connection with an Acquisition Transaction. Mata, the Sellers and the Company Members shall, and shall cause their Affiliates and their respective directors, officers, employees, representatives or agents to immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted prior to the date of this Agreement with respect to any Acquisition Transaction. If Mata, the Sellers, the Company Members or any of their Affiliates receive any offer, proposal or expression of interest regarding an Acquisition Transaction, Mata or the Sellers shall promptly notify Buyer in writing of such fact and the material terms thereof.

Section 6.11 Affiliate Arrangements. On or prior to the Closing Date, Mata and the Sellers will cause all Affiliate Arrangements described in Section 6.11 of the Disclosure Schedule to be settled or terminated and canceled without any further Liability to, or obligation of, any Company Member, from and after the Closing.

Section 6.12 Releases. Section 6.13 Effective as of the Closing, (a) Buyer, on behalf of itself and its Affiliates (including, as of immediately following the Closing, the Company Members), (each a “Buyer Releasor”) hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Buyer Releasor has, may have, or might have or may assert now or in the future, against Sellers and each of its Affiliates (each a “Seller Releasee”) arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence against or in any way connected with any of the Company Members, of any sort or type, and which occurred, existed or was taken or permitted, in each case at or prior to the Closing, and (b) Mata for himself, each of the Sellers for themselves and each of their respective Affiliates (other than any Company Member) and each of their respective successors and assigns (each a “Seller Releasor”), hereby irrevocably, knowingly and voluntarily release, discharge and forever waive and relinquish all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Seller Releasor has, may have, or might have or may assert now or in the future, against Buyer and each of its Affiliates (including, as of immediately after closing, the Company Members and each of their respective successors, assigns, officers, directors, managers and employees) (each a “Buyer Releasee”) arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing; provided, however, that nothing contained in this Section 6.12 shall release, discharge, waive, relinquish or otherwise affect (a) the rights or obligations of any Person under this Agreement or any Ancillary Agreement or relating to the transactions contemplated hereby or thereby, (b) any rights of any Seller Releasor under any Company Benefit Plan or any existing employment agreement in effect on the Closing Date that is disclosed in Section 3.13 of the Disclosure Schedule, (c) any rights of any Seller Releasor to salary, wages or benefits earned prior to the Closing Date, and (d) any right to indemnification in favor of, or limitation of liability of, a current or former director, member, officer, employee or manager of any Company Member pursuant to the governing or organizational documents of the applicable Company Member or pursuant to any liability insurance policies (or the equivalent thereof) of the applicable Company Member, in each case, in effect as of the Closing Date.

Section 6.13 CARES ACT and COVID Relief Programs.

(a) Each Company Member must separately apply for loan forgiveness and establish a separate escrow account with funds equal to the outstanding amount on the Company’s PPP loan. Prior to the Closing, Mata and the Sellers shall cause the Company Members to apply for forgiveness of the PPP Loans in accordance with applicable rules and guidance of the CARES Act and COVID Relief Programs. Prior to

the Closing, the Companies will notify their PPP lender(s) [***]. Mata and the Sellers shall bear any legal expenses related to the preparation of such applications and shall be entitled to utilize the services of the Company’s counsel who provided legal services to each Company Member in connection with its PPP Loans. If any of the PPP Loans are not forgiven prior to the Closing, Mata and the Sellers will use commercially reasonable efforts to seek forgiveness of the PPP Loans. Mata and the Sellers will cooperate with Buyer and the Company Members in seeking forgiveness of the PPP Loans, as well as with any audits or other investigations related to the PPP Loans, and shall provide such assistance as the applicable Company Member or Buyer reasonably requests in connection with the foregoing, including without limitation, by providing information related to responses in connection with any audit or investigation and preparing, executing and delivering to the lenders of the PPP Loans and the SBA any documents required in connection with processing the forgiveness applications.

(b) If a PPP Loan is not forgiven in full by a PPP lender and the SBA, or if a lender of a PPP Loan demands repayment of a PPP Loan, then the PPP Escrow Agent shall be authorized pursuant to the applicable PPP Escrow Agreement to disburse the funds first to repay any remaining PPP loan balance for that PPP loan. Any remaining funds in a PPP Escrow Account equal to the amount that was forgiven should be disbursed in accordance with the PPP Escrow Agreement to the Sellers or Mata. If the PPP Loans are forgiven in full by the PPP lenders and the SBA, then the PPP Escrow Agent shall be authorized pursuant to the PPP Escrow Agreement to disburse the funds to the Sellers or Mata.

(c) Nothing in this Section 6.13 shall (a) limit in any manner Buyer’s ability to take any actions related to the operation of the Company Members or their respective Affiliates in the Ordinary Course of Business or (b) require or allow Buyer, the Company Members or any Affiliates thereof to make any certification that is in violation of any Law, including the CARES Act and COVID Relief Programs.

Section 6.14 Arrieta Buyout. After the date hereof, Mata shall effect the Arrieta Buyout pursuant to the Arrieta Buyout Agreement (which shall be executed after the date hereof). Buyer shall have the right to review and approve the documentation evidencing the Arrieta Buyout before execution by the applicable parties. Mata agrees to include any reasonable comments provided by Buyer. Neither Mata nor Arrieta may amend, modify or alter the Arrieta Buyout Agreement or any of the documentation related to the Arrieta Buyout without the Buyer’s prior written consent. The Buyer shall be a third-party beneficiary of the Arrieta Buyout Agreement. Effective as of the Closing, Arrieta for himself and each of his Affiliates, successors and assigns, hereby irrevocably, knowingly and voluntarily release, discharge and forever waive and relinquish all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which he has, may have, or might have or may assert now or in the future, against Buyer, any Company Member and each of their respective successors, assigns, officers, directors, managers and employees arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing.

Section 6.15 Pre-Closing Reorganizations. Mata, the Sellers and each of the Companies (i) have completed, and Mata has caused each of them to complete, each of the Pre-Closing Reorganizations (other than the New Holding Partnership Pre-Closing Reorganization) in accordance with the definition herein of each such Pre-Closing Reorganization such that each such Pre-Closing Reorganization has been completed prior to the date hereof, or (ii) will complete all transactions, steps or filings included in the definition of each such Pre-Closing Reorganization (that have not been completed as of the date hereof) in accordance with the timing and sequencing as provided in such definition. Buyer has had the right to review and approve the documentation evidencing the Pre-Closing Reorganizations before execution by the applicable parties.

Section 6.16 Closing Stock. Neither Mata nor any of the Sellers shall, directly or indirectly, sell, transfer, assign, pledge, mortgage, exchange, hypothecate or grant a security interest in (in each case, whether with or without consideration, whether voluntarily or involuntarily or by operation of Law, a “Transfer”) the Closing Stock until the third-year anniversary of the Closing Date. Any direct or indirect Transfer by Mata or any of the Sellers following the third-year anniversary of the Closing Date shall be in compliance with the Securities Exchange Act.

Section 6.17 R&W Insurance Policy. Prior to Closing, Buyer will obtain the R&W Policy to be bound as of the Closing Date and to remain in effect with respect to the representations and warranties set forth in Sections 3 and 4. The premium and the underwriting fee (including taxes and other fees of the insurer) for the R&W Policy shall be paid 50% by Buyer, on the one hand, and 50% by Sellers, on the other hand, as Seller Transaction Expenses. Promptly after it is received by Buyer, Buyer shall deliver a copy of the bound R&W Policy to Mata. The R&W Policy shall expressly waive any claims of subrogation against the Sellers, Mata or any of their respective Affiliates, except in the event of fraud by the Sellers, Mata or any of their respective Affiliates, and the Sellers and Mata shall be express third party beneficiaries of such waiver. Buyer shall not agree to any amendment, variation or waiver of the R&W Policy in any manner adverse to the Sellers or Mata without Mata’s express prior written consent, which shall not be unreasonably delayed, conditioned or withheld. The entering into force and the enforceability of the R&W Policy is not a condition to Closing and any failure or inability of the Buyer to obtain coverage under the R&W Policy or its entering into force or enforceability will not (i) affect the Buyer’s obligation to effect Closing in accordance with Section 2.3, (ii) prevent, delay or frustrate Closing, or (iii) expand, alter, amend, change or otherwise affect the Sellers’ liability under this Agreement. Buyer shall use commercially reasonable efforts to pursue all claims against the insurer under the R&W Policy and shall comply with the terms and conditions of the R&W Policy in all respects.

Section 6.18 Provision Respecting Legal Representation. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Hunton Andrews Kurth LLP (“Hunton”) is serving as counsel to the Company Members, Sellers and Mata, and may serve as counsel to each and any of the Companies, Sellers or Mata, and each of their respective Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the New Holding Partnership, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement prior to Closing and the consummation of the transactions contemplated hereby, and that, following Closing and consummation of the transactions contemplated hereby, Hunton (or any successor) may serve as counsel to the Seller Group or any director, member, partner, officer, employee or Affiliate of the Seller Group (which will no longer include the New Holding Partnership), in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. In addition, all communications involving attorney-client confidences between any of the Seller Group and their Affiliates that pertain directly to the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to such Seller Group and their Affiliates (and not the New Holding Partnership). Without limiting the generality of the foregoing, upon and after the Closing, (a) any of the Seller Group and their Affiliates (and not the New Holding Partnership) shall be the sole holders of the attorney-client privilege with respect to such engagement, and the New Holding Partnership shall not be a holder thereof, (b) to the extent that files of Hunton in respect of such engagement constitute property of the client, only the applicable Seller Groups and their Affiliates (and not the New Holding Partnership) shall hold such property rights, and (c) Hunton shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the New Holding Partnership by reason of any attorney-client relationship between Hunton and the New Holding Partnership.

SECTION 7

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY

The respective obligations of each Party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction as of the Closing of the conditions that (i) no temporary restraining order, preliminary or permanent injunction or other Order or judgment preventing the consummation of the transaction contemplated by this Agreement shall have been issued by any court of competent jurisdiction and remain in effect, and (ii) any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

SECTION 8

ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to satisfaction as of the Closing of each of the following conditions:

Section 8.1 Representations, Warranties and Covenants.

(a) (i) Each of the Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though such representations and warranties were made on such date (except for representations and warranties that are expressly made as of a specific date or period, which shall be true and correct as of such specific date or period), and (ii) each of the other representations and warranties of Mata, the Company Members and of the Sellers set forth in this Agreement (other than Fundamental Representations) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date; and

(b) Mata, each of the Sellers and each of the Company Members shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by them as of the Closing.

(c) Since the Audited Balance Sheet Date, there has not been any change, event, condition, occurrence, contingency or development that, individually or in the aggregate with other changes, events, conditions, occurrences, contingencies or developments has resulted in, or would reasonably be expect to result in, a Material Adverse Effect.

Section 8.2 Government and Other Third-Party Approvals. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with any Governmental Authority shall have been obtained or made, in a manner reasonably satisfactory in form and substance to Buyer, and, in each case, no such consent, approval, order or authorization shall have been revoked.

Section 8.3 Product Liability Claims. None of the Company Members shall be subject to any product warranty or other defective product or defective installation claims that could possibly result in Damages exceeding [***] individually or in the aggregate.

Section 8.4 Arrieta Buyout; Pre-Closing Reorganizations. Mata shall have purchased all of Arrieta’s issued and outstanding membership interests in ECO Newco and the Pre-Closing Reorganizations shall have been executed by Mata, each Company Member and each Seller in accordance with this Agreement and to the satisfaction of the Buyer.

Section 8.5 Landlord Consents and Estoppel Certificates. Mata shall deliver to Buyer (i) a customary estoppel certificate for each Leased Real Property in a form reasonably acceptable to Buyer executed by each applicable landlord thereunder and (ii) a consent to change of control for each of the Leased Real Property listed in Section 8.5 of the Disclosure Schedules in a form reasonably acceptable to Buyer executed by each applicable landlord thereunder (each such consent, a “Landlord Consent”).

Section 8.6 Additional Closing Condition. The satisfaction of the condition precedent set forth in Section 8.6 of the Disclosure Schedule.

SECTION 9

ADDITIONAL CONDITIONS PRECEDENT TO

OBLIGATIONS OF SELLERS

The obligations of Mata and the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction as of the Closing of the following conditions:

Section 9.1 Representations, Warranties and Covenants.

(a) Each of the representations and warranties of Buyer in this Agreement shall be true, complete and correct in all material respects, in each case, at the Closing as though such representation or warranty had been made at the Closing (except that those representations and warranties that address matters only as of a particular date shall remain true, complete and correct as of such date), except where any failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not materially delay or prevent the consummation of the transactions contemplated hereby in accordance with the terms hereof; and

(b) Buyer shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by Buyer as of the Closing.

Section 9.2 Government Approvals. All consents, approvals, Orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority shall have been obtained or made, in a manner reasonably satisfactory in form and substance to the Seller and the Companies, and no such consent, approval, Order or authorization shall have been revoked.

SECTION 10

CLOSING DELIVERIES

Section 10.1 Closing Deliveries of Sellers. At or prior to the Closing, Mata and the Sellers shall deliver, or caused to be delivered, to Buyer the following:

(a) a certificate executed by the respective chief executive officer of each of the Company Members on behalf of the applicable Company Member to the effect that, as of the Closing, each of the conditions set forth in Section 8.1(a) (as it applies to such Company Member), Section 8.1(b) (as it applies to such Company Member) and Section 8.2 (as it applies to such Company Member) has been satisfied;

(b) a certificate executed by Mata and the Sellers to the effect that, as of the Closing, each of the conditions set forth in Section 8.1(a) (as it applies to Mata or the Sellers) and Section 8.1(b) (as it applies to Mata or the Sellers) has been satisfied;

(c) evidence, reasonably satisfactory to Buyer, of the closing of the transactions contemplated by the Arrieta Buyout Agreement and of the termination of any security agreements or interests issued in connection thereto;

(d) each of the PPP Escrow Agreements, each in form and substance reasonably satisfactory to the Buyer, duly executed and delivered by [Mata], the lenders under each of the PPP Loans and the PPP Escrow Agent;

(e) the Operating Agreements, duly executed and delivered by Mata and the Sellers;

(f) the Escrow Agreement, duly executed and delivered by Mata, the Sellers and the Escrow Agent;

(g) each other Ancillary Agreement, duly executed and delivered by Mata and the Sellers (if party thereto), in the form agreed by the Parties and attached as an Exhibit hereto (if applicable);

(h) a certificate of the secretary or other officer of each of the Company Members in customary form, dated as of the Closing Date, as to (i) no amendments to the applicable Company Organizational Documents and (ii) the actions taken by the Board of Managers of the applicable Company Member to authorize this Agreement and each Ancillary Agreement to which such Company Member may be party or subject, and the other transactions contemplated thereby, copies of which actions shall be attached to such certificate;

(i) resignations, dated with the Closing Date, of each member of the Board of Managers of each of the Company Members and, to the extent requested by Buyer, each officer of the Company Members, effective at or prior to the Closing;

(j) the Initial Closing Statement and any supporting documentation required to be delivered to Buyer pursuant to Section 2.2(b);

(k) a properly completed and duly executed IRS Form W-9 from each Seller and a statement dated as of the Closing Date that meets the requirements of Treasury Regulations Section 1.1445-2(b)(2) and Section 1446(f) of the Code from each Person that is treated as an owner of Acquired Equity Interests for federal income tax purposes;

(l) an assignment of the Acquired Equity Interests executed and delivered by each of the Sellers, in customary form;

(m) the Mata Employment Agreement attached hereto as Exhibit E (the “Mata Employment Agreement”) executed and delivered by the Company and Mata;

(n) the Bravo Employment Agreement attached hereto as Exhibit F executed and delivered by the Company and Samuel Bravo, an individual (the “Bravo Employment Agreement”);

(o) termination statements, payoff letters and other releases in form and substance satisfactory to Buyer, in respect of the Company Debt being repaid at the Closing, including any guarantees related thereto;

(p) termination of the Revenue Agreement and release of the obligations thereunder, duly executed by Samuel Bravo, an individual;

(q) a funds flow memorandum, containing the amounts to be paid at Closing and wire transfer instructions with respect to the accounts to which payments shall be made at Closing (the “Funds Flow Memorandum”), duly executed by Mata;

(r) a Landlord Consent for each of the Leased Real Property listed in Section 8.5 of the Disclosure Schedules duly executed by each landlord;

(s) [***];

(t) [***];

(u) copies of each executed original document referenced in the definition of each Pre-Closing Reorganization (other than the New Holding Partnership Pre-Closing Reorganization) or final drafts of all other documents required to effect such Pre-Closing Reorganizations as provided for in the definitions herein of each such Pre-Closing Reorganization; and

(v) documentation of the commission agreements set forth in Section 3.13(a) of the Disclosure Schedule, in a form reasonably satisfactory to the Buyer.

Section 10.2 Closing Deliveries of Buyer. At or prior to the Closing, Buyer shall deliver, or cause to be delivered to the Sellers:

(a) a certificate executed on behalf of Buyer to the effect that, as of the Closing, the conditions set forth in Section 9.1 above have been satisfied;

(b) the Closing Cash Adjusted Purchase Price payable to the Sellers in accordance with the Closing Allocation Statement (less any amounts payable to Seller subject to compensatory withholding which shall be delivered to the Companies);

(c) evidence that the Closing Stock have been issued to Seller in book-entry form;

(d) the Escrow Agreement, duly executed and delivered by Buyer and payment of the Escrow Amount in accordance with Section 2.3(b)(iii);

(e) the Operating Agreement, duly executed and delivered by Buyer;

(f) the Mata Employment Agreement, duly executed and delivered by Buyer;

(g) the Bravo Employment Agreement, duly executed and delivered by Buyer; and

(h) each other Ancillary Agreement to which Buyer is a party, duly executed and delivered by Buyer.

SECTION 11

TERMINATION

Section 11.1 Termination Prior to the Closing. This Agreement may be terminated at any time prior to the Closing as set forth below:

(a) by mutual written consent of Buyer and Mata;

(b) by either Mata or Buyer if the Closing shall not have been consummated by March 31, 2021 (the “End Date”); provided that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose action or failure to act has been a principal cause of, or resulted in the failure of, the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Mata or Buyer, if a Governmental Authority shall have issued any Law or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing, which Law is final and nonappealable, as applicable;

(d) by Mata, upon a breach of any representation, warranty or covenant set forth in this Agreement by Buyer, such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied as of the time of such breach; provided that if such breach by Buyer is curable prior to the End Date through the exercise of reasonable efforts, then Mata may not terminate this Agreement under this Section 11.1(d) prior to 20 Business Days following the receipt of written notice from Mata to Buyer of such breach (it being understood that Mata may not terminate this Agreement pursuant to this Section 11.1(d) if (i) such breach by Buyer is cured before the end of such 20 Business Day period such that such conditions would then be satisfied or (ii) Mata, any Seller or any Company Member is in breach of this Agreement such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied); or

(e) by Buyer, upon a breach of any representation, warranty or covenant set forth in this Agreement by Mata, any Seller or any Company Member, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such breach is curable by Mata, any Seller or any Company Member, as applicable, prior to the End Date through the exercise of reasonable efforts, then Buyer may not terminate this Agreement under this Section 11.1(e) prior to 20 Business Days following the receipt of written notice from Buyer to Mata of such breach (it being understood that Buyer may not terminate this Agreement pursuant to this Section 11.1(e) if (i) such breach by Mata, any Seller or any Company Member is cured before the end of such 20 Business Day period such that such conditions would then be satisfied or (ii) Buyer is in breach of this Agreement such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied).

Section 11.2 Notice of Termination; Effect of Termination. If Mata or Buyer wishes to terminate this Agreement pursuant to Section 11.1, then such party shall deliver to the other party a written notice stating that such party is terminating this Agreement and setting forth a description in reasonable detail of the basis on which such party is terminating this Agreement. Subject to the relevant periods and the receiving party’s right to cure pursuant to Section 11.1, any termination of this Agreement under Section 11.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other Parties hereto. In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 6.2(a), Section 6.4, this Section 11.2, and Section 14, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability or Damages resulting from fraud or any willful and material breach of this Agreement prior to such termination, in which case, the aggrieved party shall be entitled to all remedies available at Law or in equity.

SECTION 12

INDEMNIFICATION

Section 12.1 Representations, Warranties and Covenants. All representations, warranties and covenants of Mata, the Company Members, Sellers and Buyer made in this Agreement (i) shall be deemed to have been relied upon by the Party or Parties to whom they are made, and shall survive the Closing regardless of any investigation on the part of such Party or its representatives and (ii) shall bind the Parties’ successors and assigns (including any successor to any of the Companies by way of acquisition, merger or otherwise), whether so expressed or not, and, except as otherwise provided in this Agreement, all such representations, warranties and covenants shall inure to the benefit of the Parties (subject to Section 12.2 below) and their respective successors and assigns and to their transferees of Acquired Equity Interests, whether so expressed or not.

Section 12.2 Survival Period. The representations and warranties of the Parties contained in this Agreement will survive until the date that is 18 months after the Closing Date (the “Expiration Date”); except, that, (a) the Expiration Date for the Fundamental Representations will be the date that is 60 days after the expiration of the applicable statute of limitations, (b) the Expiration Date for any claims relating to a breach of the representations and warranties set forth in Section 3.14 (Labor and Employment Matters), Section 3.15 (Environmental Matters), Section 3.18(c) (Intellectual Property), Section 3.23 (Warranty; Product Liability and Related Matters) and Section 3.28 (CARES Act) will be the date that is 24 months following the Closing Date, and (c) any claims pending on any Expiration Date for which notice has been given in accordance with Section 12.5 on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved. All of the covenants and agreements of the Parties contained in this Agreement will survive after the Closing Date until they are otherwise fully performed or terminated by their respective terms or, if not term is applicable, until the expiration of the statute of limitation in respect of any such claim for the breach of such covenant; provided, however that any of Mata’s or any of the Seller’s covenants to be performed at or prior to the Closing shall terminate on the date that is eight months after the Closing Date. Notwithstanding the foregoing, the time limitations set forth in this Section 12.2 shall not apply in the event of fraud, intentional misrepresentation or willful misconduct. The Parties further acknowledge and agree that the time periods set forth in this Section 12.2 for the assertion of claims under this Agreement are the result of arms’ length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the Parties. Notwithstanding anything to the contrary in this Agreement, the survival periods set forth in this Section 12.2 shall not affect or otherwise limit any claim made or available under the R&W Policy. Notice from Buyer to any of the Sellers or Mata of a claim against the R&W Policy shall constitute a valid written notice for the purposes of the tolling of the periods set forth in this Section 12.2.

Section 12.3 Indemnification Provisions for Buyer’s Benefit; Limitations.

The Sellers and Mata will jointly and severally indemnify Buyer, the Company Members and their respective directors, managers, officers, employees, Affiliates, direct and indirect partners, equityholders, agents, attorneys, representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against the entirety of any Damages of Buyer Indemnified Parties arising out of, or by reason of:

(a) any breach, as of the date hereof or as of the Closing Date, by any of Mata, any Seller or any Company Member of any representation and warranty contained in this Agreement or in any Ancillary Agreement;

(b) any breach, as of the date hereof or as of the Closing Date, by any of Mata, any Seller or any Company Member of any Fundamental Representation;

(c) any breach of any covenant made by any of Mata, any Seller or any Company Member under this Agreement or any Ancillary Agreement;

(d) any Company Debt or Seller Transaction Expenses not included in the calculation of the Closing Purchase Price;

(e) any Indemnified Taxes, except to the extent such Taxes were included as a liability in Closing Working Capital, as finally determined pursuant to Section 2.2(d);

(f) (i) any inaccuracies in respect of any document or certification submitted by any Company Member to its PPP lender or the SBA in respect of the PPP Loans, (ii) any failure by any Company Member to comply with the terms and conditions of the PPP Loans, the PPP or the Coronavirus Aid, Relief and Economic Security Act or to obtain any required consent in respect thereof in connection with the transactions contemplated hereby, (iii) any inaccuracies in respect of the application for forgiveness of the PPP Loans, (iv) any failure of any Company Member to be eligible for, or any determination that a Company Member was not eligible for, or any administrative, civil and/or criminal inquiries, investigations or enforcement actions by a Governmental Authority in respect of, the PPP Loans or the forgiveness thereof, and (v) the PPP Escrow Agreements; or

(g) any claim by Arrieta with respect to the Arrieta Buyout or any matter related thereto or Arrieta’s ownership of the ECO Equity Interests.

Section 12.4 Sellers Limitations. Neither Mata nor Sellers will have any Liability under Section 12.3(a) (other than arising out of any failure of any Fundamental Representation to be true and correct) (i) for any individual item, or group of related items, where the Damage relating thereto is less than $15,000 (the “Per Claim Threshold”); (ii) in respect of each individual item, or group of related items, where the Damage relating thereto is equal to or greater than the Per Claim Threshold, unless and until the aggregate amount of all Damages sustained by the Buyer Indemnified Parties exceeds $216,000 (the “Deductible”), at which point Mata and/or the Sellers will be liable for all Damages in excess of the Deductible up to a maximum aggregate Liability of $1,224,000 (the “Cap”); provided, however, that (x) the Per Claim Threshold will be reduced to $7,500 once the aggregate amount of all Damages sustained by the Buyer Indemnified Parties exceeds the Deductible, (y) the Per Claim Threshold, the Deductible and the Cap will not apply (A) to any Damages based upon, arising out of, or otherwise in respect of any, breach of any Fundamental Representations and (B) in instances of fraud, intentional misrepresentation or willful misconduct, and (z) any Damage incurred by a Buyer Indemnified Party resulting from a breach of Section 3.17 (Taxes) will not count towards the Deductible if such Damage is being indemnified pursuant to Section 12.3(e). In addition, the amount of any and all Damages shall be determined net of any Tax Benefit actually realized with respect to such Losses by the Buyer Indemnified Parties during the Tax period in which such Losses were incurred. For purposes of this Section 12.4, “Tax Benefit” shall mean any refund of Taxes paid or reduction in the amount of Taxes that otherwise would have been paid. The Parties acknowledge and agree that Mata and the Sellers’ Liability for any Damages based upon, arising out of, or otherwise in respect of, any breach of any Fundamental Representations shall not exceed an amount equal to the Final Purchase Price. Buyer agrees and acknowledges that Damages finally determined to be due and owing to a Buyer Indemnified Party pursuant to this Section 12 (other than in instances of fraud, intentional misrepresentation or willful misconduct) shall be recovered pursuant to Section 12.10.

Section 12.5 Indemnification Provisions for the Companies’ Benefit; Limitations.

(a) Subject to the provisions of this Section 12, from and after Closing, Buyer agrees to indemnify and hold Mata and the Sellers (for the purposes of this Section 12 the “Seller Indemnified Party”) harmless from and against, any Damages sustained or suffered by Seller Indemnified Party to the extent caused by or arising from a breach of any representation or warranty made by Buyer or a failure to perform any covenant to be performed after the Closing made by Buyer herein.

(b) Notwithstanding anything provided in this Agreement to the contrary, no indemnification shall be payable by Buyer pursuant to Section 12.5(a) with respect to any claim asserted by Seller Indemnified Party after the expiration of the survival period, if any, prescribed for such representation, warranty or covenant in Section 12.2 (except that any written claim made in good faith with reasonable specificity (to the extent known at such time) prior to such expiration date and delivered to Buyer shall survive thereafter until finally resolved and, as to any such claim, such applicable expiration will not affect the rights to indemnification of Seller Indemnified Party). In no event shall the aggregate liability of Buyer for indemnification payable under this Section 12 exceed an amount equal to the Final Purchase Price (as finally determined in accordance with Section 2).

Section 12.6 Tax Treatment of Indemnity Payments. Sellers and Buyer agree to treat any indemnity payment made pursuant to this Section 12 as an adjustment to the Final Purchase Price for all Tax purposes and shall be treated as such by Buyer and Sellers on their Tax Returns to the greatest extent permitted by applicable Laws.

Section 12.7 Matters Involving Third Parties.

(a) If any third party notifies any party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that gives rise to a claim for indemnification against another Party (the “Indemnifying Party”) under this Section 12, then the Indemnified Party shall promptly (and in any event within ten Business Days after receiving notice of the Third-Party Claim) notify the Indemnifying Party thereof in writing (a “Notice”); provided, however, that failure to give such Notice shall not limit the right of an Indemnified Party to recover hereunder from any Indemnifying Party except to the extent that the Indemnifying Party’s ability to defend has been materially prejudiced by such failure of the Indemnified Party and solely to the extent of such prejudice. This Section 12.7 shall not apply with respect to any Tax Contests, which shall be governed solely by Section 13.3.

(b) Without limiting any rights of the insurer under the R&W Policy, in the case of any Third-Party Claims for which indemnification is sought, the Indemnifying Party shall be entitled at its cost and expense to (i) conduct and control any proceedings or negotiations with such third party, (ii) perform and control or direct the performance of any required activities, (iii) take all other steps to settle or defend any such claim (provided that the Indemnifying Party shall not settle any such claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless the settlement includes a complete release of the Indemnified Party with respect to the claim and no additional obligation, restriction or Damages shall be imposed on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder), and (iv) employ counsel to contest any such claim or liability; provided that the Indemnifying Party shall not have the right to assume control of such defense, if the claim for which the Indemnifying Party seeks to assume control: (A) seeks non-monetary, equitable or injunctive relief (except where such relief is merely incidental to a primary claim or claims for monetary damages), (B) involves criminal allegations, proceedings, indictments or investigations, (C) involves an actual conflict of interest with respect to the Indemnified Party (it being understood that the existence of a dispute as to whether the Indemnified Party is entitled to indemnification under this Agreement shall not constitute grounds for conflict), or (D) involves a claim for which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend. The Indemnifying Party shall, within 30 days after delivery of the Notice to Indemnifying Party (or sooner, if the nature of the Third-Party Claim so requires) (the “Dispute Period”), notify the Indemnified Party of its intention as to the conduct and control of the defense of such claim, provided that the Indemnified Party and its counsel shall cooperate with the Indemnifying Party and its counsel. Until the Indemnified Party has received notice of the Indemnifying Party’s election whether to defend any claim, the Indemnified Party shall take reasonable steps to defend (but may not settle) such claim. Once the Indemnifying Party has made such election, the Indemnified Party shall have the right to participate in (but not control) any such defense and to employ separate counsel of its choosing at such Indemnified Party’s expense. If the Indemnifying Party shall decline to assume the defense of any such claim, or the Indemnifying Party shall fail to notify the Indemnified Party within the Dispute Period of the Indemnifying Party’s election to defend such claim, the Indemnified Party shall defend against such claim (provided that the Indemnified Party shall not settle such claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed)) and the Indemnifying Party will remain responsible for any Damages the Indemnified Party may suffer as a result of such Third-Party Claim to the extent subject to indemnification under this Section 12.

Section 12.8 Direct Claims. Any indemnification claim by an Indemnified Party that does not result from a Third-Party Claim shall be asserted by the Indemnified Party by giving the Indemnifying Party and Seller prompt written notice thereof. Such written notice shall summarize the basis for the indemnification claim based on the information reasonably available at that time to the Indemnified Party. The failure to give written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, unless, and then solely to the extent that, the rights of the parties from whom indemnity is sought are materially prejudiced as a result of such failure; provided, however, that no such notice shall have any effect or be valid if it is given following the end of any applicable survival period provided for in Section 12.2. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such claim. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have accepted such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement and shall promptly pay any amounts owed in accordance with the terms of this Agreement.

Section 12.9 Further Limitations and Qualifications.

(a) Right to Recover. The Indemnified Parties shall have an obligation to promptly seek to recover or make a claim for insurance proceeds as a result of any matter giving rise to an indemnification claim of the Indemnified Parties against the Indemnifying Party, to the extent coverage may be available therefor. In addition, the Indemnifying Party shall, to the extent of any indemnification payment made by it and to the extent consistent with any related indemnification agreement, insurance policy or applicable Law, be subrogated to all rights of the Indemnified Party against any third party in respect of the claim to which the indemnification payment relates. If the Indemnified Party actually receives any insurance proceeds as a result of the matter giving rise to any indemnification claim of the Indemnified Party prior to the date upon which the Indemnifying Party is given notice of the claim, the Indemnifying Party’s indemnification obligation with respect to such claim shall be reduced by the amount of any such insurance proceeds (net of any expenses actually incurred solely in collection thereof) actually received by the Indemnified Party. If the Indemnified Party actually receives any insurance proceeds with respect to any Damages after the Indemnifying Party has provided indemnification for such Damages to the Indemnified Party, then the Indemnified Party shall promptly turn over any such insurance proceeds (net of any expenses actually incurred solely in collection thereof) to the Indemnifying Party with respect to such Damages. Nothing herein shall require the Indemnified Parties to (i) seek any payment under any such insurance policies in respect of any Damages in lieu of (or prior to) seeking indemnification under this Section 12, (ii) commence litigation to recover proceeds under any such insurance policy or (iii) pursue any self-insurance set asides that may otherwise be available in respect of any such matter.

(b) Exclusive Remedies. Subject to (and without limiting the effects of) the terms of Section 14.5, from and after Closing, except with respect to matters covered by Section 2.2 and Tax Contests, which shall be governed solely by Section 13.3, the remedies provided in this Section 12 shall constitute the sole and exclusive remedies available to any Party hereto with respect to any claim relating to this Agreement, any Ancillary Agreements or certificate delivered in connection therewith or the transactions contemplated hereby and the facts and circumstances relating and pertaining hereto (whether any such claim shall be made in contract, breach of warranty, tort or otherwise), other than for fraud, intentional misrepresentation or willful misconduct.

(c) Duration of Claim. The indemnification obligations of the Indemnifying Party pursuant to this Agreement with respect to a specific claim for which indemnification is provided under this Agreement shall extend beyond the time period for indemnification set forth herein with respect to such specific claim until it has been fully discharged or resolved or settled so long as a written notice prepared in good faith with reasonable specificity (to the extent known at such time); shall have been given to the Indemnifying Party on or prior to the end of such time period.

(d) Calculating Damages. For purposes of both determining (i) the amount of Damages arising from a breach of or inaccuracy in any representation, warranty, covenant or obligation of the Company Members or Seller in this Agreement and (ii) whether any such representation, warranty, covenant or obligation has been breached or is inaccurate, any limitations or qualifications as to dollar amount or materiality, Material Adverse effect, material adverse effect (or similar concept) set forth in such representation, warranty, covenant or obligation shall be disregarded.

(e) The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement or any other Ancillary Agreement shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement.

(f) No Contribution. From and after the Closing, neither Mata, the Sellers, nor any of their respective Affiliates, shall seek, and neither Mata, the Sellers nor any of their respective Affiliates shall have any right of, indemnification, contribution, reimbursement or other recourse from any of the Company Members for any breaches or in respect of any other payments required to be made by Mata, the Sellers or any of their respective Affiliates pursuant to this Agreement or any of the Ancillary Documents.

(g) Duty to Mitigate. Each Indemnified Party shall (and shall cause its Affiliates to) use commercially reasonable efforts to mitigate any Damages subject to indemnification pursuant to this Section 12 promptly upon becoming aware of any such Damages.

(h) In no event shall any Indemnifying Party be required to indemnify, defend, hold harmless, pay or reimburse any Indemnified Party for Damages under this Section 12 to the extent such Damages (i) were expressly included in the determination of the final Working Capital pursuant to Section 2.2, (ii) were expressly and adequately reserved for in the Financial Statements, (iii) are in respect of any claim of breach of any representation or warranty of any Party if such claim is based on a fact or an event occurring prior to the date hereof and such fact or event was expressly and adequately disclosed to the Party seeking indemnification prior to the date hereof in the disclosure schedules hereto provided by the Party from whom indemnification is sought.

Section 12.10 Retention Escrow Amount; Indemnity Payments.

(a) Subject to Section 12.4, any Damages payable by Mata or the Sellers to a Buyer Indemnified Party pursuant to Section 12.3(a) and Section 12.3(b) shall be satisfied solely and exclusively as follows:

(i) With respect to Section 12.3(a) other than fraud, intentional misrepresentation or willful misconduct, (ii) first, from the Retention Escrow Amount, to the extent of the amounts remaining therein and (ii) second, from the R&W Policy, provided, that, for the avoidance of doubt, neither Mata nor any Seller shall have any Liability for any such Losses in excess of the Retention Escrow Amount, and a Buyer Indemnified Party’s sole source of recovery for such Losses that exceed the Retention Escrow Amount shall be the R&W Policy; and

(ii) with respect to Section 12.3(b) other than fraud, intentional misrepresentation or willful misconduct, (i) first, from the Retention Escrow Amount, to the extent of the amounts remaining therein, (ii) second, from the R&W Policy (to the extent available); provided, however, that, so long as Buyer or the appropriate Buyer Indemnified Party has first made such a claim under the R&W Policy, Buyer or such Buyer Indemnified Party may also make a claim against any of Mata or the any of Sellers for indemnification under Section 12.3(b), notwithstanding the fact that the Buyer Indemnified Party’s claim under the R&W Policy is still pending, and (iii) third, from any of Mata and/or any of the Sellers jointly and severally.

(b) For the avoidance of doubt, claims under Section 12.3(c), Section 12.3(d), Section 12.3(e), Section 12.3(f) or Section 12.3(g) shall at the election of any Buyer Indemnified Party be brought directly against the Retention Escrow Amount, Mata and/or any of the Sellers.

(c) If a Buyer Indemnified Party is entitled to indemnification for a Damage in accordance with this Section 12 (except for indemnification pursuant to Section 12.3(a), with respect to which Buyer’s sole recourse shall be the R&W Policy in accordance with 12.10(a)(i) above), Mata and Buyer shall no later than 30 days after receipt by the Indemnifying Party of written notice from the Indemnified Party stating the amount of the claim, unless the claim is subject to defense as provided in Section 12.7, jointly instruct the Escrow Agent to release an amount of the Retention Escrow Amount from the Retention Escrow Account to such Buyer Indemnified Party in the aggregate equal to the lesser of (A) the amount of the Damage and (B) the Retention Escrow Amount remaining in the Retention Escrow Account at the time of payment (the “Disbursement Amount”); provided, however that if the Damages exceed the amount remaining in the Retention Escrow Account, Mata and the Sellers shall pay Buyer the amount of such excess.

(d) Pending the resolution of a disputed claim notice (each a “Contested Claim”), the Parties acknowledge and agree that the Escrow Agent will, subject to and in accordance with the terms of the Escrow Agreement, set aside and segregate the disputed amount set forth in the Contested Claim until there is a final and non-appealable resolution of each such claim by a court of competent jurisdiction or otherwise mutually agreed to by the Parties.

(e) The Retention Escrow Account shall terminate on the 24 month anniversary of the Closing (the “Escrow Expiration Time”), and on such date, the remaining Retention Escrow Amount in the Retention Escrow Account minus any Claimed Damages (as hereinafter defined) shall then be released by the Escrow Agent to Sellers, and Mata and Buyer agree to provide joint instructions to the Escrow Agent to release such Retention Escrow Amount to Sellers. The Parties acknowledge and agree that any Retention Escrow Amount in the Retention Escrow Account as of the Escrow Expiration Time that are reasonably necessary to satisfy any claimed, unsatisfied or unresolved Damages (assuming for such purposes that the full amount of such claimed Damages shall ultimately become payable in full) pursuant to any Claim Notice delivered to Mata in accordance with this Section 12 prior to the Escrow Expiration Time (“Claimed Damages”) shall subject to and in accordance with the terms of the Escrow Agreement remain in the Retention Escrow Account until there is a final and non-appealable resolution of each such claim by a court of competent jurisdiction or otherwise mutually agreed to by the Parties.

Section 12.11 R&W Policy. The R&W Policy is a Contract between Buyer and the insurers party thereto separate and apart from this Agreement. As such, none of the limitations or exceptions set forth in this Section 12 and this Agreement shall in any way limit, affect, restrict, modify or impair the ability of Buyer to make claims under or recover under the R&W Policy.

SECTION 13

TAXES

Section 13.1 Tax Returns.

(a) Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for each Company Member with respect to Pre-Closing Tax Periods other than the Seller Prepared Tax Returns (each, a “Buyer Prepared Tax Return”). All Buyer Prepared Tax Returns shall be prepared in a manner consistent with the past practice of the Company Members, except as otherwise provided in this Agreement or required by applicable Law. Buyer shall deliver at least 20 days prior to the due date for the filing of such Buyer Prepared Tax Returns to Sellers a draft of such Buyer Prepared Tax Returns for Sellers’ review and approval, which approval shall not be unreasonably withheld, conditioned or delayed; provided that any disagreement between the Parties or refusal to approve shall be submitted to the Independent Accountant for final determination. Sellers shall pay to Buyer the amount of Taxes shown as due and owing by any Company Member on such Buyer Prepared Tax Returns no later than five days prior to the due date for payment thereof to the relevant Tax Authority, except to the extent such amount was included as a liability in the calculation of Closing Working Capital, as finally determined pursuant to Section 2.2(d). In the event that the New Holding Partnership owns the Companies prior to the Closing Date, the Parties shall cause a “closing of the books” of the New Holding Partnership as of the Closing Date.

(b) Sellers shall prepare and timely file, or shall cause to be prepared and timely filed, Tax Returns for (i) Sellers for all Tax Periods, and (ii) the Company Members as such Company Members were constituted prior to the Pre-Closing Reorganizations for any Tax Period ending on or before the Closing Date (each Tax Return referenced in this Section 13.1(b)(ii), a “Seller Prepared Tax Return”). The Seller Prepared Tax Returns shall be prepared in a manner consistent with the past practice of the Company Members except to the extent otherwise required by this Agreement or applicable Tax Law. Sellers shall deliver at least 20 days prior to the due date for the filing of such Seller Prepared Tax Returns to Buyer a draft of such Seller Prepared Tax Returns for Buyer’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed; provided that any disagreement between the Parties or refusal to approve shall be submitted to the Independent Accountant for final determination.

(c) The Parties hereto agree that (i) an election under Section 754 of the Code (a “Section 754 Election”) shall be made with respect to New Holding Partnership for any income Tax Return that includes the Closing Date, and (ii) Buyer shall be the “Partnership Representative” as that term is defined in Section 6223(a) of the Code, for the Seller Prepared Tax Returns in accordance with the terms set forth in the Operating Agreement.

(d) The portion of any Tax for a Straddle Period that is allocable to a Pre-Closing Tax Period will be: (i) in the case of Property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period and (ii) in the case of all other Taxes, determined as though the taxable year of each Company Member terminated at the close of business on the Closing Date.

(e) The Closing Purchase Price, and all other amounts received pursuant to this Agreement and treated as amounts realized by the Sellers for U.S. federal income tax purposes, shall be allocated in the manner set forth in Section 13.1(e) of the Disclosure Schedule attached hereto (the “Purchase Price Allocation”), which schedule has been prepared in a manner consistent with Code Section 1060 and Code Section 755. Each Party hereto shall, and shall cause their respective Affiliates to, report, act and file Tax Returns in all respects and for all purposes consistent with the Purchase Price Allocation, including for purposes of (i) determining the Buyer’s U.S. federal income tax basis in the assets of the Company Members, and (ii) Treasury Regulation Section 1.751-1(a)(2) in determining the character of each Sellers’ gain or loss, as the case may be, for U.S. federal income tax purposes with respect to the transactions contemplated by this Agreement, unless required to do otherwise by applicable Tax Law or with the prior written consent of the other Parties hereto, provided that prior to taking any position contrary to the Purchase Price Allocation, the Parties hereto agree to consult with each other regarding such contrary positions. Further, the Parties hereto agree to notify each other with respect to the initiation of any Audit relating to the Purchase Price Allocation, and agree to consult with each other with respect to any such Audit.

Section 13.2 Cooperation. Buyer, on the one hand, and the Sellers, on the other, agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or any Seller, the making of any election relating to Taxes, the preparation for any Audit by any Tax Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax; provided that nothing in this Agreement shall require Buyer to provide a copy of any Tax Return of Buyer or its Affiliates to any other Person (other than as required under Section 13.1(a)).

Section 13.3 Tax Contests.

(a) Buyer, the Company Members, and their Affiliates, on the one hand, and Sellers and their Affiliates, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any Audit or similar event with respect to Taxes (a “Tax Matter”). Any failure to so notify the other party of any Tax Matter shall not relieve such other party of any liability with respect to such Tax Matters except to the extent such party was actually prejudiced as a result thereof.

(b) With respect to any Tax Matter relating to a Pre-Closing Tax Period (including the pre-Closing portion of any Straddle Period) or for which Buyer could reasonably be entitled to indemnification under Section 13 hereof, the Sellers may control all proceedings and may make all decisions in connection with such Tax Matter (including selection of counsel) at Seller’s expense; provided, however, Sellers shall (A) reasonably consult with Buyer regarding such Tax Matter, (B) provide Buyer with information and documents related to such Tax Matter; (C) permit Buyer or its representative, at its own expense, to participate on a reasonable basis in such Tax Matter, including the opportunity to attend meetings and review and comment on written materials prepared or furnished in connection with such Tax Matter, with reasonable comments to be incorporated in such written materials as furnished to the applicable Tax Authority, and (C) not settle or compromise such Tax Matter without the consent of Buyer (such consent not to be unreasonably, withheld, conditioned or delayed). Sellers shall promptly notify Buyer if they decide not to control any Tax Matter they are permitted to control under this Section 13.3(b), and Buyer shall thereupon be permitted (but not obligated) to control such Tax Matter, at its owns expense.

Section 13.4 Certain Tax Deductions; Tax Refunds.

(a) Sellers shall be entitled to the amount of any refund or credit (including any interest paid or credited by a Governmental Entity with respect thereto) of Taxes of any Company Member (including any interest thereon payable by a Tax Authority) for a Pre-Closing Tax Period (to the extent such Taxes were paid by any Seller or a Company Member prior to the Closing or by any Seller after the Closing) which refund is received or credit is recognized by a Company Member after the Closing, net of any costs or expenses in obtaining such refund or credit (including Taxes imposed as a result of such refund or credit), except to the extent such refund or credit (a) arises solely as the result of a carryback of a loss or other Tax benefit from a Tax Period beginning after the Closing Date or (b) was included as an asset in Closing Working Capital, as finally determined pursuant to Section 2.2(d). Buyer shall pay, or cause to be paid, to Sellers any amount to which any Seller is entitled pursuant to the prior sentence within five (5) Business Days of the receipt of the applicable refund or recognition of the applicable credit by Buyer or its Affiliates. To the extent within Buyer’s control, Buyer shall cause the applicable Company Member to file for, obtain, and expedite the receipt of any refund, credit, or similar benefit to which Sellers are entitled under this Section 13.4.

Section 13.5 Transfer Taxes. All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby will be borne equally by Sellers, on the one hand, and Buyer, and on the other hand. Each Tax Return with respect to a Transfer Tax shall be prepared by the Party that customarily has primary responsibility for filing such Tax Return pursuant to applicable Law. Buyer and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with the transactions contemplated hereby.

Section 13.6 Post-Closing Tax Returns. Except as required by applicable Tax law or with the consent of Seller, not to be unreasonably withheld, delayed or conditioned, Buyer shall not, and shall not permit any of its Affiliates (including after the Closing, for the avoidance of doubt, any Company Member) to, (i) file, re-file, supplement, or amend any Tax Return of any Company Member for any Pre-Closing Tax Period (provided that, with respect to Straddle Period Tax Returns, Seller shall only have the right to consent with respect to pre-Closing items), or (ii) voluntarily approach any Governmental Authority regarding any Taxes or Tax Returns of any Company Member that relate to a Pre-Closing Tax Period.

Section 13.7 Tax Treatment. Each Seller and Mata agree to treat: (i) each of the ECO Pre-Closing Reorganization, the ECO Glass Pre-Closing Reorganization and the Unity Pre-Closing Reorganization as a tax-free “F” reorganization within the meaning of Code Section 368(a)(1)(F), (ii) the New Holding Partnership Pre-Closing Reorganization as tax-free transfers by ECO Newco, ECO Glass Newco and Unity Newco respectively of the ECO Equity Interests, the ECO Glass Equity Interests and the Unity Equity Interests to New Holding Partnership pursuant to Code Section 721; (iii) the transfers referred to in Section 13.7(ii) above as the transfers of the assets of ECO, ECO Glass and Unity to New Holding Partnership in light of the disregarded status of ECO, ECO Glass and Unity at the time of such transfers; and (iv) for the avoidance of doubt, the purchase by Buyer of the Acquired Equity Interests as the taxable purchase by Buyer of equity interests in New Holding Partnership to which the Section 754 Election referred to in Section 13.1(c) hereof applies. The Parties hereto shall file all Tax Returns in a manner consistent with the foregoing in this Section 13.7 unless otherwise required by applicable Tax Law.

SECTION 14

MISCELLANEOUS

Section 14.1 Notices. All notices, requests, demands, consents and communications necessary or required under this Agreement shall be delivered by hand or sent by registered or certified mail, return receipt requested, by overnight prepaid courier or by email (receipt confirmed) to:

if to Buyer, or the Company Members following the Closing:

PGT Innovations

1070 Technology Drive

North Venice, FL 34275

Attention: General Counsel

Email: [***]

with a copy (which shall not constitute notice) to:

Jones Day

600 Brickell Avenue, Suite 3300

Miami, FL 33130

Attention: Nicholas E. Rodriguez

Telephone: (305) 714-9706

Email: nerodriguez@jonesday.com

if to the Company Members prior to the Closing:

Frank Mata

8502 NW 80 ST, Suite 103

Medley, Florida 33166

Attention: Sam Bravo

Email: [***]

if to Sellers:

Frank Mata

8502 NW 80 ST, Suite 103

Medley, Florida 33166

Attention: Sam Bravo

Email: [***]

and if to the Company Members (prior to the Closing) or Sellers with a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP

333 SE 2nd Avenue, Suite 2400

Miami, FL 33131

Attention: Uriel A. Mendieta

Telephone: (305) 536-2729

Email: mendietau@hunton.com

All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent one day following the date mailed if sent by overnight courier, or on the date on which delivered by hand or by email (receipt confirmed), as the case may be, and addressed as aforesaid.

Section 14.2 Successors and Assigns. All covenants and other provisions set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed. None of the Parties may assign, transfer or delegate any of their respective rights or obligations under this Agreement, by operation of law or otherwise, without the consent in writing of the Parties; provided that Buyer may assign its rights and obligations under this Agreement (or any of the provisions thereof) to an Affiliate of Buyer, so long as Buyer remains responsible for all of its obligations pursuant to this Agreement notwithstanding such assignment. Any purported assignment or delegation of rights or obligations in violation of this Section 14.2 shall be void and of no force or effect.

Section 14.3 Severability. In the event that any one or more of the provisions contained herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party), it being intended that each of the parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Laws, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party). If any court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable, such court has the power to fashion and enforce another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the intentions of the parties hereto under this Agreement and, in the event that such court does not exercise such power, the parties hereto shall negotiate in good faith in an attempt to agree to another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the parties’ intentions to the greatest lawful extent under this Agreement.

Section 14.4 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the parties hereto and their permitted successors or assigns.

Section 14.5 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such breach. It is accordingly agreed that: (a) Buyer shall be entitled to an injunction, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by Mata, Sellers or the Company Members and to enforce specifically all of the terms and provisions hereof, and (b) Mata (on behalf of himself, Sellers and the Companies) shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches by Buyer. Subject to the limitations set forth in this Section 14.5, Mata (on behalf of himself, the Sellers and the Companies), on the one hand, and Buyer, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of the provisions of this Agreement identified above in this Section 14.5 by such party.

Section 14.6 Governing Law; Submission to Jurisdiction. This Agreement, and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby or in connection with to any matter which is the subject of this Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of the State of Florida applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of law provisions thereof). The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any courts of the State of Florida located in the City of Miami-Dade or the United States District Court for the Southern District of Florida over any action arising out of or in connection with this Agreement or any of the transactions contemplated hereby or related to any matter which is the subject of this Agreement and each party hereto hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such courts. The parties hereto hereby irrevocably waive any objection that they may now or hereafter have to the laying of venue of such action brought in such court or any claim that such action brought in such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a judgment in such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by any applicable Law. Each of the parties hereto hereby irrevocably consents to process being served by any party to this Agreement in any action by delivery of a copy thereof in accordance with the provisions of Section 14.1 and consents to the exercise of jurisdiction of the courts of the State of Florida located in the City of Miami or the United States District Court for the Southern District of Florida over it and its properties with respect to any action, suit or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or the enforcement of any rights under this Agreement.

Section 14.7 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH ANY MATTER WHICH IS THE SUBJECT OF THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 14.8 Fees and Expenses. Except as otherwise provided in this Agreement, (a) all fees, costs and expenses of Buyer incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by Buyer whether or not the Closing is consummated and (b) all fees, costs and expenses of the Company Members, Sellers incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by the Company Members whether or not the Closing is consummated (but subject to the inclusion of any such amounts in the Seller Transaction Expenses). Notwithstanding the foregoing, Buyer shall be responsible for HSR filing fees. Sellers shall be responsible for all prepaid premiums and costs to secure the directors’ and officers’ liability insurance policy or policies pursuant to Section 6.6. All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby and any fees of the Escrow Agent shall be borne 50% by Buyer, on the one hand, and 50% by Sellers, on the other hand, except any fees of the Escrow Agent with respect to the PPP Escrow Accounts, which shall be borne by the Sellers. The premium and the underwriting fee (including the taxes and other fees of the insurer) for the R&W Policy shall be borne 50% by Buyer, on the one hand, and 50% by Mata and the Sellers, on the other hand. Any fees of the Accounting Arbitrator shall be borne by the Parties as provided in Section 2.2(e).

Section 14.9 Entire Agreement, Not Binding Until Executed. This Agreement, including the Disclosure Schedule, Schedules and Exhibits and the other agreements referred to herein (including the Ancillary Agreements), is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the parties hereto, have been expressed herein or in such Disclosure Schedule, Schedules, Exhibits or such other agreements and this Agreement, including such Disclosure Schedule, Schedules, Exhibits and such other agreements, supersedes any prior understandings, negotiations, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof or thereof. Neither this Agreement nor any of the terms or provisions hereof are binding upon or enforceable against any party hereto unless and until the same is executed and delivered by all of the parties hereto.

Section 14.10 Amendments; No Waiver. Any provision of this Agreement may be amended or waived prior to the Closing if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Buyer and Mata, or, in the case of a waiver, by each party against whom the waiver is to be effective. No course of dealing and no failure or delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 14.11 No Recourse Against Third Parties. Notwithstanding any other provision of this Agreement, except to the extent otherwise agreed in writing, no claim (whether at law or in equity, whether in contract, tort, statute or otherwise) may be asserted by Mata, the Company Members, Sellers, Buyer, any Affiliate of any of the foregoing (including, with respect to Buyer, from and after the Closing, any Company Member) or any Person claiming by, through or for the benefit of any of them, against any Person who is not a party to this Agreement, including any equityholders, partners, members, controlling persons, directors, officers, employees, incorporators, managers, agents, Representatives or Affiliates of Buyer or any Company Member, Mata, Sellers or the heirs, executors, administrators, successors or assigns of any of the foregoing (or any Affiliate of the foregoing) that is not a party to this Agreement (each a “Non-Party Affiliate”) with respect to matters arising out of, related to, based upon, or in connection with the business of the Company Members, the Company Members, this Agreement, the Ancillary Agreements or their subject matter or the transactions contemplated hereby or thereby or with respect to any actual or alleged inaccuracies, misstatements or omissions with respect to information furnished by or on behalf of the Company Members or any Non-Party Affiliate concerning the business of the Company Members, the Company Members, this Agreement or its subject matter, the Ancillary Agreements or the transactions contemplated hereby or thereby.

Section 14.12 Mata.

(a) Mata agrees to take any and all action necessary to cause each of the Sellers and each Company Member to perform each of its covenants and obligations under this Agreement required to be taken on or prior to the Closing on a timely basis and unconditionally. Mata irrevocably guarantees the full and complete performance by each of the Sellers and each of the Company Members of their respective covenants and obligations, subject to and in accordance with the terms of this Agreement.

(b) The Sellers hereby appoint Mata as their agent and attorney-in-fact to take such action as agent and attorney-in-fact on their behalf and to exercise such powers under this Agreement and any Ancillary Agreements which require any form of Seller approval or consent, together with all such powers as are reasonably incidental thereto. Mata may perform its duties as such through sub-agents and attorneys-in-fact and shall have no liability for any acts or omissions of any such sub-agent or attorney if selected by it with reasonable care. Buyer shall be entitled to deal exclusively with Mata on behalf of any and all Sellers with respect to all matters relating to this Agreement and the Ancillary Agreements, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever), and will have no Liability whatsoever to the Sellers, and Buyer shall be entitled to rely exclusively on any and all documents executed or purported to be executed on behalf of any Seller by Mata, and on any other action taken or purported to be taken on behalf of any Seller by Mata.

(c) Without limiting the generality of the foregoing Section 14.12(b), Mata, acting alone without the consent of any other Seller, is hereby authorized to (i) take any and all actions under Section 2, (ii) supervise, defend, coordinate and negotiate claims for indemnification under Section 12 (including settlements thereof), (iii) effect payments to Sellers hereunder, (iv) receive or give notices hereunder, (v) receive or make payment hereunder, (vi) execute waivers or amendments hereof, (vii) execute and deliver documents, releases and/or receipts hereunder, and/or (viii) terminate this Agreement pursuant to the terms of Section 11.1.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first set forth above.

BUYER

PGT INNOVATIONS, INC.

By:	/s/ Jeff Jackson
Name: Jeff Jackson
Title: Chief Executive Officer and President

THE COMPANIES

ECO WINDOW SYSTEMS, LLC

By:	/s/ Frank Mata
Name: Frank Mata
Title: Authorized Representative

ECO GLASS PRODUCTION INC

By:	/s/ Frank Mata
Name: Frank Mata
Title: Authorized Representative

UNITY WINDOWS, INC.

By:	/s/ Frank Mata
Name: Frank Mata
Title: Authorized Representative

MATA
/s/ Frank Mata
Frank Mata, an individual

THE SELLERS

ECO NEWCO, LLC

By:	/s/ Frank Mata
Name: Frank Mata
Title: Authorized Representative

ECO GLASS NEWCO INC.

By:	/s/ Frank Mata
Name: Frank Mata
Title: Authorized Representative

UNITY NEWCO INC.

By:	/s/ Frank Mata
Name: Frank Mata
Title: Authorized Representative

THE NEW HOLDING PARTNERSHIP

NEW ECO WINDOWS HOLDING, LLC

By:	/s/ Frank Mata
Name: Frank Mata
Title: Authorized Representative

ARRIETA (SOLELY WITH RESPECT TO SECTION 6.14)

/s/ Luis Arrieta
Luis Arrieta, an individual